                                                  RULE NO. 424(b)(2)
                                                  REGISTRATION NO. 333-13457


PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 1996)

$61,400,000

MOBIL CORPORATION

1997-C PASS THROUGH TRUST

6.69% PASS THROUGH CERTIFICATES, SERIES 1997-C

Each Pass Through Certificate offered hereby will represent a fractional undivided interest in the 1997-C Pass Through Trust (the "Pass Through Trust") to be formed pursuant to a Pass Through Trust Agreement and Pass Through Trust Supplement (together, the "Agreement") among Mobil Corporation ("Mobil"),
Mobil Equipment Finance Company Inc. ("MEFC" or the "Charterer") and State Street Bank and Trust Company (the "Pass Through Trustee"), as trustee of the Pass Through Trust. The property of the Pass Through Trust will consist of two secured notes (the "Secured Notes") issued separately on a nonrecourse basis by two Owner Trusts (as defined herein) pursuant to two separate lease transactions to finance not more than 80% of the cost of each such Owner Trust's interest in one of two double-hulled LR1 class crude oil tank vessels of approximately 105,500 dead weight tons capacity (the "Vessels"), title to each of which will be acquired by the U.K. Lessor (as defined herein) from the builder thereof. Each Vessel will be leased by the U.K. Lessor to one of the Owner Trusts, which will, in turn, charter such Vessel to the Charterer. Although neither the Pass Through Certificates nor the Secured Notes are
direct obligations of, or guaranteed by, the Charterer or Mobil, the amounts unconditionally payable by the Charterer for Assigned Hire (as defined herein) of the related Vessel pursuant to the related charter, which amounts are unconditionally and irrevocably guaranteed by Mobil pursuant to two separate guaranties each relating to one of the charters (each a "Parent Guaranty") and assigned to the Indenture Trustee, will be at least sufficient to pay in full when due all scheduled payments of principal of, premium, if any, and interest on the Secured Notes.
The Pass Through Trust will purchase the Secured Notes which, after the accretion of discount and the payment of interest, if any, as more particularly set forth below, will have an interest rate corresponding to the interest rate applicable to the Pass Through Certificates. The maturity dates of the Secured Notes will be the final distribution date applicable to the
Pass Through Certificates. The Secured Notes will be secured by, among other things, an assignment of certain rights under the Charter relating to each Vessel, including the right to receive Assigned Hire payable in respect thereof. For circumstances under which distributions to the Certificateholders may be made prior to the final distribution date, see "Description of the Pass Through Certificates--Payments and Distributions."
The Secured Notes will be purchased by the Pass Through Trust at a discount from par and, during the period from the closing of the public offering of the Pass Through Certificates to and including March 31, 2000, will provide a return consisting of accretion of discount such that the yield to and including March 31, 2000 of each Secured Note will equal the semi-annual bond equivalent rate corresponding to the interest rate per annum applicable to such Pass Through Certificates. From and after April 1, 2000, all of the Secured Notes will accrue interest, payable in cash on January 2 and July 2 of each year. Principal and all cash interest payments on the Secured Notes held in the Pass Through Trust will be passed through to the Certificateholders in scheduled amounts on January 2 and July 2 in each year, commencing July 2, 2000. The Proceeds to Pass Through Trustee shown below equals the sum of the prices at which the Secured Notes will be sold to the Pass Through Trust upon original issue, as described above.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

                    PRINCIPAL           INITIAL SCHEDULED                             PROCEEDS TO PASS
PASS THROUGH        AMOUNT AT  INTEREST PRINCIPAL         FINAL             PRICE TO  THROUGH
 CERTIFICATES       MATURITY   RATE(1)  DISTRIBUTION DATE DISTRIBUTION DATE PUBLIC(2) TRUSTEE(2)(3)
1997-C............. 61,400,000 6.69%    July 2, 2000      January 2, 2018   85.811%   $52,688,126

-------------------------------------------------------------------------------
(1) As more fully set forth herein, prior to April 1, 2000, the return on the Notes will consist only of accretion of discount.
(2) Plus accretion of discount, if any, from December 5, 1997.
(3) The underwriting commission of $429,800 constitutes .70% of the aggregate accreted principal amount of the Pass Through Certificates. The underwriting commission, and certain other expenses estimated at $900,000, will be payable by the Owner Trusts in the lease transactions. The proceeds from the sale of the Pass Through Certificates will be used to purchase the Secured Notes from the Owner Trusts. Mobil and MEFC have agreed to indemnify the Underwriter against certain liabilities under the Securities Act. See "Underwriting."
The Pass Through Certificates are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to certain conditions. The Underwriter reserves the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the Pass Through Certificates will be made through the facilities of The Depository Trust Company, against payment therefor on or about December 5, 1997.

SALOMON SMITH BARNEY

The date of the Prospectus Supplement is December 2, 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOBIL, MEFC OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MOBIL OR MEFC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PASS THROUGH CERTIFICATES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE PASS THROUGH CERTIFICATES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms used but not defined herein shall have the meanings given to them in the Operative Documents.

                                     MOBIL

  Mobil was incorporated in March 1976 in the State of Delaware and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, had business interests in over 125 countries as of December 31, 1996. MEFC is a wholly owned subsidiary of Mobil.

                                  THE OFFERING

Glossary....................  Included at the end of this Prospectus Supplement as Appendix A is a Glossary of certain
                              significant defined terms used herein.

Pass Through Trust..........  The 1997-C Pass Through Trust (the "Pass Through
                              Trust") is to be formed pursuant to a Pass
                              Through Trust Supplement (the "Trust Supplement") to be entered into pursuant to the Pass Through Trust Agreement (the "Basic Agreement" and, together with the Trust Supplement, the "Agreement") among Mobil, MEFC and the Pass Though Trustee. MEFC is herein called the "Charterer."

Pass Through Trust            The property of the Pass Through Trust will
 Property...................  consist of two secured notes (each, a "Secured
                              Note" and, collectively, the "Secured Notes"), issued separately on a nonrecourse basis by two
                              Owner Trusts pursuant to two separate lease transactions to finance not more than 80% of the cost of each such Owner Trust's interest in a double-hulled LR1 class crude oil tank vessel
                              (each, a "Vessel" and, collectively, the "Vessels"), title to each of which will be acquired by a U.K. leasing entity (the "U.K.
                              Lessor") from the Builder (as defined herein).
                              Each Vessel will be leased by such U.K. Lessor to the related Owner Trust, which will, in turn, charter such Vessel to the Charterer. Mobil anticipates delivery of the two Vessels, currently designated as Hull No. 1177 and Hull
                              No. 1178, by the Builder to the U.K. Lessor in the fourth quarter of 1999. The Vessels are described under "Use of Proceeds and Outline of the Transaction" in this Prospectus Supplement.
                              With respect to each Vessel, each Head Lease (as defined herein) between the U.K. Lessor and the related Owner Trust will become effective prior to the closing of the

                              Offering and each Charter (as defined herein) between the related Owner Trust and the Charterer will become effective at the time of the closing of the Offering.

                              Each Secured Note will be issued pursuant to a Trust Indenture, Assignment of Charter, and Security Agreement (an "Indenture"), between the applicable Owner Trust and the related Indenture Trustee. The Pass Through Trust will acquire the two Secured Notes, which will bear accretion of discount or interest at the same rate as the Pass Through Certificates, Series 1997-C (the "Pass Through Certificates"), to be issued by the Pass Through Trust. The maturity dates of the Secured Notes acquired by the Pass Through Trust will occur on the final distribution date of the Pass Through Certificates. The aggregate principal amount of the Secured Notes purchased and held in the Pass Through Trust will be the same as the aggregate principal amount of the Pass Through Certificates issued by the Pass Through Trustee.

Book-Entry Registration.....  The Pass Through Certificates will be issued in fully registered form and will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. No person acquiring an interest in the Pass Through Certificates will be entitled to receive a definitive certificate representing such person's interest in the Pass Through Trust unless definitive certificates are issued, which will only occur under certain limited circumstances. See "Description of the Certificates--Book Entry Registration--General" and "--Definitive Certificates" in the accompanying Prospectus.

Regular Distribution Dates..  July 2, 2000, and thereafter each January 2 and
                              July 2.

Special Distribution Dates..  Any Business Day.

Record Dates................  The fifteenth day preceding a Regular
                              Distribution Date or a Special Distribution Date.

Distributions...............  All payments of principal of, premium, if any, and interest on the Secured Notes received by the Pass Through Trustee will be distributed by the Pass Through Trustee to holders of Pass Through Certificates (the "Certificateholders") on the date such receipt is confirmed by the Pass Through Trustee, except in certain cases where such Secured Notes are in default. Payments of principal of and interest on the Secured Notes are scheduled to be received in specified amounts by the Pass Through Trustee on the Regular Distribution Dates specified above and will be distributed to the Certificateholders when received on the corresponding Regular Distribution Date. Payments of principal of, premium, if any, and interest on the Secured Notes resulting from prepayments thereof, if any, will be distributed on a Special Distribution Date after not less than 20 days' notice from the

                              Pass Through Trustee to the Certificateholders. For a discussion of distributions upon an Event of Default, see "Description of the Certificates--Events of Default and Certain Rights upon an Event of Default" in the accompanying Prospectus.

Principal...................  The Pass Through Trust will hold Secured Notes whose principal is payable in scheduled amounts on January 2 or July 2, or both, of certain years, commencing July 2, 2000, in accordance with the principal repayment schedules set forth in Appendix B in this Prospectus Supplement. As used in this Prospectus Supplement, the principal amount of a Secured Note refers to the accreted value of such Secured Note during the period, if any, that such Secured Note is accreting discount and thereafter the face amount thereof, in each case as reduced from time to time by the payment of principal installments thereunder.

Interest....................  Interest on the Pass Through Certificates will be passed through at the rate per annum indicated on the cover of this Prospectus Supplement, which is the interest rate borne by the Secured Notes to be held in the Pass Through Trust. The Secured Notes will be purchased by the Pass Through Trustee at a discount from par and, during the period commencing on the closing of the Offering to and including March 31, 2000 (the "Full Accrual Date"), will provide a return consisting of accretion of discount such that the yield to and including the Full Accrual Date will equal the semi-annual bond equivalent rate corresponding to the interest rate per annum applicable to the Pass Through Certificates. From and after the April 1, 2000, the Secured Notes will accrue interest payable in cash at the rate per annum indicated on the cover of this Prospectus Supplement, and such interest will be passed through to Certificateholders on each Regular Distribution Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Premium Termination Date....  The Premium Termination Date for the Pass Through
                              Certificates is January 24, 2011.

Prepayment of the Secured
 Notes at a Premium.........
                              (a) In the event that (i) an Owner Trust, with the consent of the Charterer, elects to redeem in whole the related Secured Note at any time, (ii) the Charterer terminates the related Charter upon the occurrence of certain events with respect to the related Vessel, (iii) a Head Lease is terminated and the related Charter is terminated or the related Vessel is sold pursuant to such Head Lease and the new purchaser of such Vessel is not substituted as obligor under the Secured
                              Note issued under the related Indenture or (iv) the Construction Contract with respect to a Vessel is terminated prior to such

                              Vessel's delivery under circumstances which would not make a refund payable under such Construction Contract, the Secured Note issued in respect of such Vessel will be prepaid in whole on a Special Distribution Date at a price equal to the unpaid principal amount thereof, together with accrued interest thereon, plus, if such prepayment occurs prior to the Premium Termination Date, a premium equal to the Make-Whole Amount, if any. The Make-Whole Amount will be computed at the comparable Treasury Rate plus 10 basis points. See "Description of the Secured Notes--Prepayments" in this Prospectus Supplement for a description of the events allowing the Charterer to terminate a Charter, the circumstances requiring payment of a refund under a Construction Contract and the manner of computing the Make-Whole Amount, if any.

                              (b) If an Indenture Event of Default under any Indenture resulting from one or more related Charter Events of Default shall have occurred and be continuing for less than 180 days, during which time the related Secured Note could but shall not have been accelerated, the related Owner Trust or Owner Participant may elect to purchase such Secured Note at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon plus, if such purchase is made prior to the Premium Termination Date, a premium equal to the Make-Whole Amount, if any. See "Description of the Secured Notes--Prepayments" in this Prospectus Supplement.

Prepayment of the Secured
 Notes at Par...............
                              (a) In the event that (i) an Owner Trust, with the consent of the Charterer, elects to redeem in whole the related Secured Note at any time on or after the Premium Termination Date, (ii) an Event of Loss with respect to a Vessel shall occur,
                              (iii) the Construction Contract with respect to a Vessel is terminated by the U.K. Lessor prior to its delivery under circumstances which would make a refund payable under such Construction Contract or (iv) a Vessel is not delivered by the Builder by December 31, 2000 (the "Final Delivery Date"), the related Owner Trust shall prepay the Secured
                              Note issued in respect of such Vessel at a price equal to the unpaid principal amount thereof, together with accrued interest thereon, but without payment of any Make-Whole Amount or other premium.

                              (b) If (i) an Indenture Event of Default under an Indenture resulting from one or more related Charter Events of Default shall have occurred and be continuing for more than 180 days during which time the related Secured Note could but shall not have been accelerated, (ii) the Indenture Trustee has given the related Owner Trust or Owner Participant notice of its intent to accelerate such Secured Note or (iii) such Secured Note has been accelerated, the related Owner Trust or Owner Participant may elect to purchase such Secured Note at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon, but without any Make-Whole Amount or other premium. See "Description of the Secured Notes--Prepayments" in this Prospectus Supplement.

Security for the Secured      Each Secured Note will be secured by, among other
 Notes......................  things, (i) an assignment of certain of the related Owner Trust's rights under the related
                              Charter, including the right to receive Assigned
                              Hire (as defined herein), (ii) an assignment of such Owner Trust's rights (other than such Owner
                              Trust's right to receive Excess Hire (except in the case of an Indenture Event of Default) and Excepted Payments) under the related Parent
                              Guaranty and (iii) an assignment of such Owner
                              Trust's rights under the related Head Lease and certain other U.K. Documents. Because the U.K.
                              Lessor will hold title to the Vessels, the Owner
                              Trusts will not be able to grant mortgages on the Vessels. The security for each Secured Note is separate from the security for each other Secured
                              Note and the Secured Notes are not cross-collateralized. See "Description of the Pass
                              Through Certificates," "Description of the
                              Secured Notes--Security" and "The U.K. Financing" in this Prospectus Supplement and "Description of the Certificates" and "Description of the Secured
                              Notes--Security" in the accompanying Prospectus.

                              Although the Secured Notes are not direct obligations of, or guaranteed by, the Charterer or Mobil, amounts unconditionally payable by the Charterer for Assigned Hire of the related Vessel pursuant to the related Charter, which amounts are unconditionally and irrevocably guaranteed by Mobil pursuant to the related Parent Guaranty and assigned to the related Indenture Trustee, will be at least sufficient to pay in full when due all scheduled payments of principal of, premium, if any, and interest on the related Secured Note. See "Description of the Secured Notes--General" in this Prospectus Supplement and in the accompanying Prospectus.

U.K. Financing..............  In November 1997, a U.K. Financing of each Vessel was completed, pursuant to which the U.K. Lessor entered into a Construction Contract with the Builder for each Vessel and a Head Lease and certain other operative documents with respect to such Vessel with the related Owner Trust (the "U.K. Financing"). Title to each Vessel will be delivered to the U.K. Lessor upon payment of the final installment and acceptance of the Vessel by or on behalf of the U.K. Lessor under the related Construction Contract. The Head Lease with respect to each Vessel provides the related Owner Trust with certain rights in such Vessel including, but not limited to, the right to possession and use of the Vessel, the right to charter the Vessel and the right to certain sale and other proceeds upon the termination of the related Head Lease and a sale of the Vessel. See "The U.K. Financing."

Additional Notes............  Under certain circumstances, additional secured notes ("Additional Notes") under each Indenture may be issued to persons or entities other than the Pass Through Trustee (including, without limitation, affiliates of Mobil) to finance a portion of the initial cost of the related Vessel, the cost of certain alterations, modifications, additions or improvements to the related Vessel or certain additional costs of the related Owner Trust's interest in such Vessel. Any such Additional Notes will be equally and ratably secured with all outstanding Secured Notes issued under such Indenture. No Certificateholder, as such, will have any right to, or interest in, any Additional Note. See "Description of the Secured Notes--Additional Notes" and "Description of the Charters-- Modifications and Alterations" in this Prospectus Supplement.

The Guaranties..............  Mobil will enter into a Parent Guaranty with respect to each Charter, pursuant to which it will irrevocably and unconditionally guarantee all obligations of MEFC, as Charterer under such Charter and other related Operative Documents. See "Description of the Secured Notes--The Parent Guaranties" in this Prospectus Supplement.

Use of Proceeds.............  The proceeds from the sale of the Pass Through
                              Certificates will be used at the closing of the Offering to purchase each Secured Note from the respective Owner Trust in order to finance a portion of the cost of such Owner Trust's interest in the related Vessel. See "Use of Proceeds and Outline of the Transaction" in this Prospectus Supplement.

Pass Through Trustee........  State Street Bank and Trust Company will act as
                              Pass Through Trustee, paying agent and registrar for the Pass Through Certificates. State Street Bank and Trust Company will also act as Indenture Trustee under each Indenture.

Federal Income Tax            The Pass Through Trust will be classified as a
 Consequences...............  grantor trust for federal income tax purposes, and therefore each Certificateholder will be treated as the owner of a pro rata undivided interest in the Secured Notes and any other property held in the Pass Through Trust and will be required to report on its federal income tax return its pro rata share of income from the Secured Notes and any other property held in the Pass Through Trust in accordance with such Certificateholder's method of accounting. The
                              Secured Notes will be issued with original issue discount which Certificate Owners may be required to include in income in advance of receipt of the cash attributable to such income. See "Federal
                              Income Tax Consequences" in this Prospectus
                              Supplement.

ERISA Considerations........  The Pass Through Certificates, with certain exceptions, are eligible for purchase by employee benefit plans. See "ERISA Considerations" in this Prospectus Supplement and in the accompanying Prospectus.

                               MOBIL CORPORATION

  Mobil was incorporated in the State of Delaware in March 1976 and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, had business interests in over 125 countries as of December 31, 1996. The principal executive offices of Mobil are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                     MOBIL EQUIPMENT FINANCE COMPANY INC.

  MEFC is a wholly owned special purpose finance subsidiary of Mobil incorporated in the State of Delaware. The Charterer has no business activities other than chartering the Vessels and subchartering the Vessels as permitted by their respective Charters. The Charterer's offices are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                      CAPITALIZATION OF MOBIL CORPORATION

  The following table sets forth the unaudited capitalization of Mobil and its consolidated subsidiaries as of September 30, 1997, prepared in accordance with generally accepted accounting principles ("GAAP").

                                                                   AS OF
                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                              (IN MILLIONS OF
                                                                  DOLLARS)
Short-term debt.............................................      $ 3,188
Long-term debt..............................................        4,103
Preferred stock (ESOP related), 191,062 shares authorized
 and 172,133 shares issued and outstanding..................          669
Unearned employee compensation (ESOP-related)...............         (338)
Common stock, par value $1.00 per share, 1,200,000,000
 shares authorized, 893,785,571 shares issued and
 outstanding................................................          894
Capital surplus.............................................        1,531
Earnings retained in the business...........................       20,386
Cumulative foreign exchange transaction adjustment..........         (599)
Common stock held in treasury, at cost--108,854,800 shares..       (3,006)
                                                                  -------
  Total capitalization......................................      $26,828

            RATIO OF EARNINGS TO FIXED CHARGES OF MOBIL CORPORATION

                                   YEAR ENDED DECEMBER 31,
                                  -------------------------- NINE MONTHS ENDED
                                  1992 1993   1994 1995 1996 SEPTEMBER 30, 1997
                                  ---- -----  ---- ---- ---- ------------------
Ratio of Earnings to Fixed
 Charges......................... 3.9  5.7(a) 5.3  5.9  7.8         7.9

--------
(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

  For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent income before change in accounting principle(s) decreased or increased by the excess or short-fall of earnings over dividends from equity affiliates plus income taxes and fixed charges, excluding capitalized interest. Fixed charges represent interest and amortization of debt discount expense (including capitalized interest) and the portion of rents deemed representative of the interest factor.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF MOBIL CORPORATION

  The following selected financial data of Mobil as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 are derived from its audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein. The following selected financial data for the nine-month period ended September 30, 1997 are derived from unaudited condensed consolidated financial statements prepared in accordance with GAAP. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Mobil considers necessary for a fair presentation of its financial position and results of operations for this period. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

                                                                    NINE MONTHS
                                  YEAR ENDED DECEMBER 31,              ENDED
                                ---------------------------------- SEPTEMBER 30,
                                 1994         1995         1996        1997
                                -------     ---------    --------- -------------
                                        (IN MILLIONS OF DOLLARS)
Revenues......................  $67,383     $  75,370    $  81,503    $49,332
Income before change in
 accounting principle.........  $ 1,759     $   2,376(a) $   2,964    $ 2,568
Cumulative effect of change in
 accounting principle.........     (680)(b)        --           --
Net income....................  $ 1,079     $   2,376(a) $   2,964    $ 2,568
                                            AS OF DECEMBER 31,         AS OF
                                            ---------------------- SEPTEMBER 30,
                                              1995         1996        1997
                                            ---------    --------- -------------
Total assets..................              $  42,138    $  46,408    $44,176
Long-term debt................              $   4,629    $   4,450    $ 4,103

--------
(a) In 1995, Mobil changed its method of accounting for the impairment of long-lived assets.
(b) Effective January 1, 1994, Mobil changed the method of accounting it uses to apply the lower of cost or market test for its crude oil and product inventories.

                USE OF PROCEEDS AND OUTLINE OF THE TRANSACTION

  The Pass Through Certificates are being issued and sold in order to finance the cost to the Owner Trusts of their respective interests in two oil tankers and to facilitate transactions whereby such tankers will be chartered on a long-term basis to the Charterer. The Vessels will be double-hulled, double-bottomed, LR1 crude oil tank vessels, each of approximately 105,500 dead weight tons capacity. Title to each Vessel will be held by the U.K. Lessor and the U.K. Lessor will lease such Vessels, separately, to an owner trust (each, an "Owner Trust") created under the Delaware Business Trust Act for the benefit of QM Tanker Co. LLC (the "Owner Participant") under a separate Declaration and Agreement of Trust dated November 19, 1997, among Deutsche Morgan Grenfell (Cayman) Limited, as managing trustee (the "Managing Trustee"), Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee" and, together with the Managing Trustee, the "Owner Trustees") and such Owner Participant. The Owner Participant is a limited life company organized under the laws of the Cayman Islands, and is owned 50% by a Mobil affiliate and 50% by a third party investor.

  The Vessels are contracted for delivery to the U.K. Lessor pursuant to two separate construction contracts with the Builder, each dated November 24, 1997 (collectively, the "Construction Contracts"). The Vessels will be constructed in the Builder's shipyard at Ulsan, Korea, and are expected to be delivered in the fourth quarter of 1999. The all-in costs payable to the Builder under the related Construction Contract and to the related supervisory agent under the Supervisory Agreement (as defined herein) are expected to be approximately $42.6 million for each Vessel. The U.K. Lessor has agreed to pay these amounts for each Vessel in installments. Certain incidental additional costs, including costs for outfitting each Vessel, will be paid upon the delivery of such Vessel. Title to each Vessel will be delivered to the U.K. Lessor upon payment of the final installment to the Builder and acceptance of the Vessel by or on behalf of the U.K. Lessor under the related Construction Contract.

  Each Owner Trust has entered into a lease financing arrangement whereby such Owner Trust will lease the related Vessel from the U.K. Lessor pursuant to a head lease (each, a "Head Lease"). The term of each Head Lease will expire on or after the maturity date of the Secured Note issued in respect of the Charter for the related Vessel. Each Head Lease provides the related Owner Trust with certain benefits in the related Vessel including, but not limited to, the right to use and possession of the Vessel, the right to charter the Vessel and, upon termination of the Head Lease and sale of the Vessel, the right to receive, after the payment of certain amounts determined by reference to the Secured Notes (as described below under "The U.K. Financing--Head Lease") and certain amounts payable to the U.K. Lessor under the related Head Lease, the residual value of the Vessel by way of rebate of rentals or sales agency commission.

  Each Owner Trust will finance not more than 80% of the cost of such Owner Trust's interest in the related Vessel through the issuance of a Secured Note pursuant to the related Indenture. The Secured Note with respect to each Vessel will be acquired, in turn, by the Pass Through Trustee, on behalf of the Pass Through Trust, which will finance its acquisition of such Secured Note through the issuance to the public of the Pass Through Certificates being offered hereby (the "Offering"). The remainder of the cost of each Owner Trust's interest in the related Vessel will be provided by an equity investment by the Owner Participant, which will be approximately $13 million per Vessel. The proceeds of the related Secured Note and the related equity investment by the Owner Participant will be held by the related Owner Trust or the Owner Participant and used in connection with the U.K. Financing as provided below.

  Under the U.K. Financing, the U.K. Lessor will have the benefit of certain security, including the Head Lease Support Letter of Credit (as defined herein) issued by the Head Lease Support Bank (as defined herein) and which will be available for the payment of significant portions of the rent and other sums payable by the Owner Trust under such Head Lease. In November 1997, the U.K. Lessor executed the Construction Contracts and the Supervisory Agreements in respect of the Vessels and paid the first installments payable to the Builder and the supervisory agent pursuant to the Construction Contracts and the Supervisory Agreements, respectively. Immediately following the closing of the Offering, each Owner Trust will deposit more than three-quarters of the net proceeds of the sale of the related Secured Note with the Head Lease Support Bank, which will then issue a notice to the U.K. Lessor confirming that, effective on the date of such notice, the related Head Lease Support Letter of Credit is in full force and effect and available as required by the U.K. Documents. On each date subsequent installment payments are due under the applicable Construction Contract and Supervisory Agreement, the related Owner Trust will make a further deposit with the Head Lease Support Bank, whereupon the Head Lease Support Bank will increase the maximum amount available under the related Head Lease Support Letter of Credit and will notify the U.K. Lessor of such increase. The U.K. Lessor will then remit the installments to the Builder and the supervisory agent under the Supervisory Agreement. During the term of the Head Lease, following the issue of the notice referred to above, the Head Lease Support Letter of Credit will be available for the payment of rentals and other amounts due from the related Owner Trust under the Head Lease.

  Each Owner Trust will charter its interest in the related Vessel, including its leasehold interest under the related Head Lease (a "Vessel Interest"), to the Charterer pursuant to a Bareboat Charter Party (the "Charter"). Mobil will enter into separate Parent Guaranties pursuant to which it will irrevocably and unconditionally guarantee all obligations of the Charterer under the related Charter and the related Operative Documents.

                              DIAGRAM OF PAYMENTS

  The following diagram illustrates certain aspects of the ongoing payment flows in this transaction among Mobil, the Charterer, each Owner Trust, each Indenture Trustee, the Pass Through Trustee and the Certificateholders.

  With respect to each Vessel, the Charterer will charter the related Vessel Interest from the related Owner Trust under the related Charter, pursuant to which the Charterer will pay charter hire and certain other amounts to such Owner Trust. The Secured Note issued by such Owner Trust under the related Indenture will be secured by certain rights in the related Vessel Interest and by an assignment to the related Indenture Trustee of the Charter (other than Excepted Payments) and the related Parent Guaranty. As a result of the assignment of each Charter, the Charterer will pay a portion of the charter hire equal to the amount of debt service on the related Secured Note directly to the related Indenture Trustee, who, in turn, will apply such payments to pay the principal of, premium, if any, and interest on the related Secured Note issued under the related Indenture and held in the Pass Through Trust. The balance of payments under such Charter will be paid to the related Owner Trust for the benefit of the Owner Participant. The Pass Through Trustee will distribute to Certificateholders all payments received in respect of the Secured Notes held in the Pass Through Trust, including payments, if any, made by Mobil under the Parent Guaranties.


                                   [GRAPHIC]

                 DESCRIPTION OF THE PASS THROUGH CERTIFICATES

  The Pass Through Certificates offered hereby will be issued by the Pass Through Trustee pursuant to the terms of the Agreement. The following summary of the particular terms of the Pass Through Certificates supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Pass Through Certificates set forth in the accompanying Prospectus under the caption "Description of the Certificates." The statements under this caption are a summary and do not purport to be complete. This summary makes use of terms defined in, and is qualified in its entirety by reference to all of, the provisions of the Basic Agreement, a form of which has been filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part, and to all of the provisions of the Trust Supplement which, together with the forms of the related Participation Agreements, Secured Notes, Indentures, Charters, Parent Guaranties and Trust Agreements, will be filed by Mobil with the Commission as exhibits to a Current Report on Form 8-K. This summary should be read in conjunction with the statements under the caption "Description of the Certificates" in the accompanying Prospectus.

PAYMENTS AND DISTRIBUTIONS

  The Pass Through Certificates will be issued in fully registered form and will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. No person acquiring an interest in the Pass Through Certificates will be entitled to receive a definitive certificate representing such person's interest in the Pass Through Trust unless definitive certificates are issued under the limited circumstances described under the caption "Description of the Certificates--Book-Entry Registration--Definitive Certificates" in the accompanying Prospectus.

  Payments of principal of, premium, if any, and interest on the Secured Notes held in the Pass Through Trust will be distributed by the Pass Through Trustee to Certificateholders on each Regular Distribution Date and each Special Distribution Date as described in the following two paragraphs, except in certain cases when some or all of the Secured Notes are in default. See "Description of the Certificates--Events of Default and Certain Rights upon an Event of Default" in the accompanying Prospectus. Interest paid on the Secured Notes will be passed through to the Certificateholders on January 2 and July 2 of each year, commencing on July 2, 2000, until the final distribution date for the Pass Through Trust (each, a "Regular Distribution Date"). Payments of principal on the Secured Notes are scheduled to be received by the Pass Through Trustee on January 2 or July 2, or both, in certain years, commencing July 2, 2000, depending upon the terms of the Secured Notes (such scheduled payments of principal and interest on the Secured Notes are herein referred to as "Scheduled Payments"). Scheduled Payments of principal on the Secured Notes held in the Pass Through Trust are set forth in "Appendix B" in this Prospectus Supplement.

  The Pass Through Trustee will distribute on each Regular Distribution Date all Scheduled Payments the receipt of which is confirmed by the Pass Through Trustee on such date. Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Secured Notes. Each such distribution in respect of Scheduled Payments will be made by the Pass Through Trustee to the holders of record of the Certificates on the 15th day preceding such Regular Distribution Date, subject to certain exceptions. If a Scheduled Payment is not received by the Pass Through Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date so received by the Pass Through Trustee to such holders of record. If it is received after such five day period, it will be treated as a Special Payment and distributed as described below.

  Payments of principal, premium, if any, and interest received by the Pass Through Trustee on account of the early redemption, if any, of the Secured Notes, and payments received by the Pass Through Trustee following a default in respect of the Secured Notes relating to one or more Vessels

(including payments received by the Pass Through Trustee on account of the purchase by an Owner Trust of the related Secured Note, the sale by the Pass Through Trustee of one or more Secured Notes or the exercise of remedies under the related Indenture by the Indenture Trustee) ("Special Payments") will be distributed on, in the case of an early redemption or a purchase, the date of such early redemption or purchase, which shall be a Business Day, and otherwise, except as described in the next paragraph, 20 days after the Pass Through Trustee has confirmed receipt of the funds for such Special Payment (or the next Business Day after such 20th day if such date is not a Business
Day) (each, a "Special Distribution Date"). The Pass Through Trustee will mail notice to the Certificateholders not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Pass Through Trustee stating such anticipated Special Distribution Date. Each distribution of a Special Payment, other than the final distribution, on a Special Distribution Date will be made by the Pass Through Trustee to the Certificateholders of record on the 15th day next preceding such Special Distribution Date. See "Description of the Secured Notes-- Prepayments" in this Prospectus Supplement and "Description of the Certificates--Events of Default and Certain Rights upon an Event of Default" in the accompanying Prospectus.

  In the event that as a result of unforeseen circumstances, all of the proceeds from the sale of the Pass Through Certificates are not used to purchase the Secured Notes on the Closing Date, such Secured Notes may be purchased by the Pass Through Trustee at any time on or prior to December 12, 1997. In such event, the Pass Through Trustee will hold such proceeds from the sale of the Pass Through Certificates that are not used to purchase Secured Notes in an escrow account pending the completion of arrangements to purchase the Secured Notes not so purchased. Such proceeds will be invested in certain specified investments having maturity dates in no event later than December 12, 1997 at the discretion and risk of, and for the account of, the Charterer. The Charterer will be responsible for any losses on such investments. To the extent that any amount of the proceeds from the sale of any Pass Through Certificates held in the escrow account referred to above is not used to purchase Secured Notes on or prior to December 12, 1997, such amount will be distributed by the Pass Through Trustee to the holders of record of the Pass Through Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Payment. The Special Payment will be made on a Special Distribution Date not later than January 2, 1998, together with interest thereon at a rate equal to the rate applicable to such Pass Through Certificates, but without premium. The Charterer will pay to the Pass Through Trustee on the Special Distribution Date an amount equal to such interest.

POOL FACTORS

  Unless there has been an early redemption or a purchase of one or more of the Secured Notes by the related Owner Trust or Owner Participant after an Indenture Event of Default, or a default in the payment of principal in respect of one or more of the Secured Notes, the Pool Factor for the Pass Through Trust (i) will decline in proportion to the scheduled repayments of principal on the Secured Notes and (ii) will increase in proportion to the accretion of discount on the Secured Notes. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance of the Pass Through Trust will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders.

  The "Pool Balance" indicates, as of any Regular Distribution Date or Special Distribution Date, the aggregate unpaid principal amount (including accretion of discount) of the Secured Notes held in the Pass Through Trust on such date plus any amounts in respect of principal on such Secured Notes held by the Pass Through Trustee and not yet distributed. The Pool Balance as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, of the Secured Notes and the distribution thereof to be made on that date and the accretion of discount to such date.

  The "Pool Factor" for the Pass Through Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the tenth decimal place, with .00000000005 being rounded upwards) computed by dividing
(i) the then outstanding Pool Balance by (ii) the original aggregate principal amount (including the full accretion of discount) of the Pass Through Certificates. The Pool Factor as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes and distribution thereof to be made on that date and the accretion of discount to such date. The Pool Factor will initially be 0.8581128020; thereafter, the Pool Factor will change as described above to reflect changes in the Pool Balance. The amount of a Certificateholder's pro rata share of the Pool Balance of the Pass Through Trust can be determined by multiplying the original denomination of such holder's Certificate by the Pool Factor as of the applicable Regular Distribution Date or Special Distribution Date. A report setting forth the Pool Factor and the Pool Balance will be mailed by the Pass Through Trustee to Certificateholders on each Regular Distribution Date and Special Distribution Date.

  As of the date of issuance by the Pass Through Trustee of the Pass Through Certificates and assuming that all proceeds are used to purchase Secured Notes on or before December 12, 1997 and that no early redemption, default or purchase of any Secured Notes shall occur, the aggregate scheduled repayments of principal and accretion of discount on the Secured Notes and the resulting Pool Factor after taking into account each such repayment and accretion of discount are set forth below:

                           PASS THROUGH TRUST 1997-C

                            SCHEDULED    SCHEDULED
DATE/REGULAR DISTRIBUTION  ACCRETION OF PAYMENTS OF   OUTSTANDING
DATE                         DISCOUNT    PRINCIPAL     PRINCIPAL   POOL FACTOR
-------------------------  ------------ ------------ ------------- ------------
December 5, 1997.........          0.00         0.00 52,688,126.04 0.8581128020
January 2, 1998..........    264,362.67         0.00 52,952,488.72 0.8624183830
July 2, 1998.............  1,771,260.75         0.00 54,723,749.46 0.8912662779
January 2, 1999..........  1,830,509.42         0.00 56,554,258.88 0.9210791349
July 2, 1999.............  1,891,739.96         0.00 58,445,998.84 0.9518892320
January 2, 2000..........  1,955,018.66         0.00 60,401,017.50 0.9837299268
July 2, 2000.............    998,982.50   452,242.26 60,947,757.74 0.9926344909
January 2, 2001..........          0.00   942,432.35 60,005,325.39 0.9772854299
July 2, 2001.............          0.00   973,956.71 59,031,368.68 0.9614229427
January 2, 2002..........          0.00 1,006,535.56 58,024,833.12 0.9450298553
July 2, 2002.............          0.00 1,040,204.18 56,984,628.94 0.9280884192
January 2, 2003..........          0.00 1,074,999.01 55,909,629.93 0.9105802920
July 2, 2003.............          0.00 1,110,957.73 54,798,672.21 0.8924865180
January 2, 2004..........          0.00 1,148,119.26 53,650,552.95 0.8737875073
July 2, 2004.............          0.00 1,186,523.85 52,464,029.10 0.8544630146
January 2, 2005..........          0.00 1,226,213.07 51,237,816.02 0.8344921176
July 2, 2005.............          0.00 1,267,229.90 49,970,586.12 0.8138531942
January 2, 2006..........          0.00 1,309,618.74 48,660,967.38 0.7925238987
July 2, 2006.............          0.00 1,353,425.49 47,307,541.89 0.7704811383
January 2, 2007..........          0.00 1,398,697.57 45,908,844.32 0.7477010476
July 2, 2007.............          0.00 1,445,484.00 44,463,360.32 0.7241589629
January 2, 2008..........          0.00 1,493,835.44 42,969,524.88 0.6998293954
July 2, 2008.............          0.00 1,543,804.24 41,425,720.64 0.6746860039
January 2, 2009..........          0.00 1,595,444.49 39,830,276.15 0.6487015659
July 2, 2009.............          0.00 1,648,812.11 38,181,464.04 0.6218479485
January 2, 2010..........          0.00 1,703,964.87 36,477,499.16 0.5940960776
July 2, 2010.............          0.00 1,760,962.50 34,716,536.67 0.5654159066
January 2, 2011..........          0.00 1,819,866.69 32,896,669.97 0.5357763839
July 2, 2011.............          0.00 1,880,741.24 31,015,928.74 0.5051454191
January 2, 2012..........          0.00 1,943,652.03 29,072,276.71 0.4734898486
July 2, 2012.............          0.00 2,008,667.19 27,063,609.51 0.4407753993
January 2, 2013..........          0.00 2,075,857.11 24,987,752.41 0.4069666516
July 2, 2013.............          0.00 2,145,294.53 22,842,457.88 0.3720270013
January 2, 2014..........          0.00 2,217,054.63 20,625,403.25 0.3359186197
July 2, 2014.............          0.00 2,291,215.11 18,334,188.14 0.2986024127
January 2, 2015..........          0.00 2,367,856.25 15,966,331.89 0.2600379786
July 2, 2015.............          0.00 2,447,061.04 13,519,270.84 0.2201835642
January 2, 2016..........          0.00 2,528,915.24 10,990,355.61 0.1789960197
July 2, 2016.............          0.00 2,613,507.45  8,376,848.16 0.1364307517
January 2, 2017..........          0.00 2,700,929.28  5,675,918.88 0.0924416756
July 2, 2017.............          0.00 2,791,275.36  2,884,643.52 0.0469811648
January 2, 2018..........          0.00 2,884,643.52          0.00 0.0000000000

                       DESCRIPTION OF THE SECURED NOTES

  The following summary of the particular terms and provisions of the Secured Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Secured Notes set forth in the accompanying Prospectus under the heading "Description of the Secured Notes." The statements under this caption are summaries and do not purport to be complete. The summaries relate to, and make use of terms defined in and are qualified in their entirety by reference to all of the provisions of, the Secured Notes, the Indentures, the Charters, the Parent Guaranties, the Participation Agreements and the Trust Agreements, forms of which will be filed by Mobil with the Commission as exhibits to a Current Report on Form 8-
K. The summaries should be read in conjunction with the statements under the heading "Description of the Secured Notes" in the accompanying Prospectus. Prior to or concurrently with the issuance of the Pass Through Certificates, the Charterer, the Owner Participant, the related Owner Trust, Managing Trustee and Indenture Trustee and the Pass Through Trustee shall have entered into a Participation Agreement with respect to each Vessel, and the related Owner Participant, Managing Trustee and Delaware Trustee are parties to a Trust Agreement relating to such Vessel. Each Participation Agreement contemplates that, on or after the date of issuance of the Pass Through Certificates, a Charter and an Indenture will be executed and delivered in a form prescribed therein and a Secured Note will be issued in the form prescribed in such Indenture.

GENERAL

  The Secured Note with respect to each Vessel will be issued under a separate Indenture between the related Owner Trust and State Street Bank and Trust Company, as Indenture Trustee.

  Each Owner Trust will demise charter the related Vessel Interest to the Charterer pursuant to the related Charter. Under each Charter, the Charterer is obligated to make payments of hire and other amounts payable under the related Operative Documents to the related Owner Trust. Each Owner Trust's right to receive certain of the payments under the related Charter and other amounts payable under the related Operative Documents (other than Excepted Payments) has been assigned under the related Indenture to the related Indenture Trustee. Pursuant to the terms of each Indenture, at any time until an Indenture Event of Default has occurred and is continuing, the Charterer will pay only Base Hire, Termination Value and certain other amounts of Supplemental Hire described below ("Assigned Hire") directly to the related Indenture Trustee. Assigned Hire under each Charter will be sufficient to pay in full scheduled payments of principal of, premium, if any, and interest on the related Secured Note. Assigned Hire payments received by the related Indenture Trustee will be distributed to the Pass Through Trustee to pay the principal of, premium, if any, and interest on the related Secured Note held in the Pass Through Trust, which payments in turn will be distributed by the Pass Through Trustee to the Certificateholders on the date receipt thereof is confirmed by the Pass Through Trustee. The Charterer will pay all other amounts payable under the related Charter directly to the related Owner Trust for distribution to the related Owner Participant or as otherwise provided in the related Operative Documents. The Secured Note issued under each Indenture is not a direct obligation of, or guaranteed by, the Charterer or Mobil. The Charterer's obligations under the each Charter and the other related Operative Documents to which it is a party are general obligations of the Charterer and are irrevocably and unconditionally guaranteed by Mobil under the related Parent Guaranty.

  Under each Charter, Base Hire is an amount that is at least sufficient to pay the scheduled semi-annual installments of principal and interest due and payable on the Secured Note issued under the related Indenture. Following an Event of Loss to a Vessel or an early termination of the related Charter, the Charterer will pay directly to the related Indenture Trustee an amount which is at least sufficient, together with other amounts then due under such Charter, to pay in full as of the date of such payment the aggregate unpaid principal of the related Secured Note, together with all unpaid interest thereon accrued to such date of payment ("Termination Value"). In addition to Base Hire and Termination Value, the Charterer is also obligated under each Charter and the related Indenture to pay directly to the related Indenture Trustee that portion of Supplemental Hire consisting of premium, if any (except premium, if any, payable by the related Owner Participant or the related Owner Trust in connection with an election by such Owner Participant or Owner Trust to purchase or redeem the related Secured Note upon the occurrence of a related Charter Event of Default), and interest on overdue payments due to the related Indenture Trustee or any amounts payable to such Indenture Trustee for its services, expenses or indemnification.

PRINCIPAL PAYMENTS

  The Maturity Date of each Secured Note will be January 2, 2018. The aggregate principal amounts (including full accretion of discount) of the Secured Notes to be issued under the Indentures related to Hull No. 1177 and Hull No. 1178 will be $30,700,000 and $30,700,000, respectively.

  Interest on each Secured Note will be payable on the unpaid principal amount thereof at the rate per annum indicated on the face of such Secured Note on each Regular Distribution Date. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. The Secured Notes will be issued at varying discounts from par and, during the period from the Closing Date to and including the Full Accrual Date (March 31, 2000), will provide a return consisting of accretion of discount such that the yield to and including the Full Accrual Date of the Secured Notes will equal the semi-annual bond equivalent rate corresponding to the interest rate applicable to the Pass Through Certificates. From and after April 1, 2000, the Secured Notes will accrue interest payable in cash on each Regular Distribution Date (commencing July 2, 2000) at the rate per annum indicated on the cover of this Prospectus Supplement.

  Each Secured Note will accrete original issue discount from the Closing Date to and including the Full Accrual Date, and, as used in this Prospectus Supplement, the principal amount of each such Secured Note refers to the accreted value of such Secured Note during the period that such Secured Note is accreting discount, and after the Full Accrual Date, the face amount thereof, as such amount may be reduced from time to time by the payment of principal installments thereunder. The principal of, accreted discount, and interest on the Secured Notes will be payable as set forth on Appendix B hereto.

  If any date scheduled for any payment of principal of, premium, if any, or interest on any Secured Note is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest. (Indentures, Section 2.03(b))

PREPAYMENTS

 Mandatory Prepayments

  In the event that (i) an Event of Loss shall occur with respect to any Vessel, (ii) the Construction Contract for a Vessel is terminated prior to delivery under circumstances which would obligate the Builder to pay a refund under such Construction Contract or (iii) a Vessel shall not have been delivered by the Builder on or prior to the Final Delivery Date, then the related Owner Trust shall redeem, on a Special Distribution Date, the outstanding Secured Note issued under the related Indenture at a redemption price equal to 100% of the unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, but without the payment of any Make-Whole Amount or other premium. See "Description of the Charters--The Charters--Event of Loss." Each Owner Trust is eligible to receive a refund of the related Vessel's purchase price under the related Construction Contract and the Supervisory Agreement in the event that such Vessel is rejected thereunder, such Construction Contract is cancelled in accordance with certain agreed terms or the Builder defaults in delivery or otherwise breaches such Construction Contract in a manner justifying rescission thereof. (Indentures, Section 3.02; Construction Contracts, Section 6(g))

  In the event that (i) the Charterer exercises its voluntary termination right under the related Charter, (ii) the Construction Contract for a Vessel is terminated prior to its delivery under circumstances which would not obligate the Builder to pay a refund under such Construction Contract or (iii) a special termination occurs as a result of the termination of the related Head Lease under circumstances where the related Charter is terminated or the related Vessel is sold pursuant to such Head Lease and the new purchaser of such Vessel is not substituted as obligor of the Secured Note issued under the related Indenture, then the related Owner Trust shall redeem, on a Special Distribution Date, such Secured Note, at a redemption price equal to 100% of the unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of redemption, plus, if such redemption is made prior to the Premium Termination Date, a premium equal to the applicable Make-Whole Amount, if any, with respect to such Secured Note, and otherwise without premium. See "Description of the Charters--Termination" in this Prospectus Supplement. (Indentures, Section 3.03; Charters, Article
18) If, in the case of certain early terminations of a Charter, a proposed sale of the related Vessel Interest on such Charter termination date is not completed, the corresponding redemption will not occur and any notice of redemption will be deemed revoked. (Indentures, Section 3.10)

 Voluntary Prepayment

  At any time each Owner Trust may, with the prior written consent of the Charterer, redeem the Secured Note issued under the related Indenture at a redemption price equal to 100% of the unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of redemption, plus, if such redemption is made prior to the Premium Termination Date, a premium equal to the Make-Whole Amount, if any, with respect to such Secured Note, and otherwise without premium. (Indentures, Section 3.05) If notice of such a redemption shall have been given in connection with a refinancing of the Secured Note, such notice may be revoked not later than three Business Days prior to the proposed redemption date. (Indentures, Section 3.10)

  In addition, each Secured Note is subject to purchase or redemption in whole by the related Owner Trust or Owner Participant on any Special Distribution Date if (i) an Indenture Event of Default under the related Indenture resulting from one or more related Charter Events of Default shall have occurred and be continuing for less than 180 days, during which time such Secured Note could but shall not have been accelerated, at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, plus, if such purchase or redemption occurs prior to the Premium Termination Date, a premium equal to the applicable Make-Whole Amount, if any, or (ii) (A) an Indenture Event of Default under the related Indenture resulting from one or more related Charter Events of Default shall have occurred and be continuing for more than 180 days, during which time such Secured Note could but shall not have been accelerated, (B) the related Indenture Trustee shall have given such Owner Trust or Owner Participant notice of its intent to accelerate such Secured Note or (C) such Secured Note shall have been accelerated, at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without any Make-Whole Amount or other premium. (Indentures, Section 3.06)

  The "Make-Whole Amount," if any, with respect to any Secured Note to be redeemed shall be determined as of the fourth Business Day prior to the applicable Redemption Date, and shall equal the excess, if any, of (a) the sum of the present values of all remaining scheduled payments of principal and interest from the applicable Redemption Date to the maturity of such Secured Note, discounted semi-annually on each January 2 and July 2 at a rate equal to the Treasury Rate (as defined below) plus 10 basis points, based on a 360-day year of twelve 30-day months, over (b) the aggregate unpaid principal amount of such Secured Note, plus accrued but unpaid interest on such Secured Note (but not any accrued interest in default) to such Redemption Date. The Make-Whole Amount, if any, payable with respect to any Secured Note will be determined by an independent investment banking institution of national standing (the "Investment Banker") selected by the Charterer.

  The "Treasury Rate" means, with respect to each Secured Note to be redeemed or purchased, a per annum rate (expressed as a semi-annual equivalent and as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity of U.S. Treasury securities maturing on the Average Life Date (as defined below) of such Secured Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of U.S. Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Secured Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Secured Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Secured Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the fourth Business Day prior to the Redemption Date.

  The "Average Life Date" for any Secured Note to be redeemed shall be the date which follows the Redemption Date by a period equal to the Remaining Weighted Average Life at the Redemption Date of such Secured Note. The "Remaining Weighted Average Life" of such Secured Note at the Redemption Date of such Secured Note is the number of days determined by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on such Secured Note by (2) the number of days from and including the Redemption Date to but excluding the scheduled payment date of such principal payment by (B) the then unpaid principal amount of such Secured Note.

SECURITY

  The Secured Note issued under each Indenture is secured by, among other things, (i) an assignment to the related Indenture Trustee of the related Owner Trust's rights under the related Charter, including the right to receive all payments under such Charter (other than Excepted Payments), (ii) an assignment to the related Indenture Trustee of such Owner Trust's rights under the related Parent Guaranty (other than rights in respect of Excepted Payments) and (iii) an assignment to the related Indenture Trustee of such Owner Trust's rights under the related Head Lease and certain other U.K. Financing Documents. Because the Owner Trust will not hold title to the related Vessel, it will not grant to the Indenture Trustee a mortgage on the Vessel. (Indentures, Granting Clause) The U.K. Lessor has agreed that, upon delivery of each Vessel, it will grant to the related Owner Trust a mortgage on such Vessel securing, among other things, its obligation to pay to the Owner Trust, by way of a rebate of rental payments or sales agency commissions, a portion of any net proceeds realized by it upon any future sale of such Vessel.

  So long as no Indenture Event of Default has occurred and is continuing under an Indenture, the related Owner Trust will be entitled to exercise all of its rights under the related Charter and under the other related Operative Documents and the related Head Lease, subject to certain specific exceptions (including with respect to amendments, waivers, modifications and consents under specified provisions of certain of the Operative Documents). Each Owner Trust's rights, however, do not include the right to receive payments of Assigned Hire, which payments will be made directly to the related Indenture Trustee. The assignment by each Owner Trust to the related Indenture Trustee of its rights under the related Charter and the other related Operative Documents also excludes certain rights of such Owner Trust thereunder, including rights relating to indemnification by the Charterer for certain matters and insurance proceeds payable to such Owner Trust under liability insurance maintained by the Charterer under the related Charter. (Indentures, Granting Clause, Sections 6.08 and 9.02) For a description of certain other rights of each Owner Trust, as owner under the related Charter, see "Description of the Charters--The Charters--Charter Events of Default."

  Funds, if any, held from time to time by the related Indenture Trustee pursuant to any related Operative Document will be invested and reinvested in Permitted Investments by such Indenture Trustee at the direction of the Charterer acting as agent of the related Owner Trust. The Charterer, on behalf and as agent of each Owner Trust, is required to pay on demand to the applicable Indenture Trustee the amount of any loss resulting from any such investment. So long as no Charter Event of Default has occurred and is continuing under the related Charter, the Charterer is entitled to receive any profits made from such investments. (Charters, Article 29(h); Indentures, Section 7.04)

ADDITIONAL NOTES

  Additional Secured Notes ("Additional Notes") may be issued under and secured by each Indenture, at any time and from time to time, to finance the cost of certain modifications, alterations, additions and improvements to the related Vessel ("Modifications") or certain additional costs of construction ("Alterations"); provided that certain conditions set forth in such Indenture are satisfied, including, among other things, that (i) after giving effect to the issuance of any such Additional Note the aggregate principal amount of the related Secured Note and such Additional Note issued for the purpose of financing the initial cost of the related Owner Trust's interest in such Vessel shall not exceed 80% of such cost, (ii) after giving effect to the issuance of any such Additional Notes, the aggregate principal amount of the related Secured Note, any Additional Note issued under such Indenture to finance the initial cost of the related Owner Trust's interest in such Vessel and any other Additional Notes issued under such Indenture to finance any Alterations or Modifications after the issuance of such Additional Notes will not exceed 85% of the Fair Market Sales Value of such Vessel (taking into account the value of such Modifications or Alterations), (iii) the aggregate principal amount of any such Additional Notes issued in connection with such Modifications or Alterations will not exceed 100% of the cost of such Modifications or Alterations, as the case may be, (iv) the date of maturity of the Additional Notes will not extend beyond the end of the applicable Charter Period, and (v) no Charter Event of Default under the related Charter or Indenture Event of Default under the related Indenture will have occurred and be continuing on the date of issuance of the Additional Notes. Any such Additional Notes may be issued to persons or entities (including, without limitation, Mobil affiliates) other than the Pass Through Trustee. (Indentures, Section 2.08)

  The terms, conditions and designations of any such Additional Notes will be set forth in a supplement to the related Indenture. (Indentures, Section 2.08) In addition, Assigned Hire and other amounts payable by the Charterer under the related Charter will be adjusted to the extent necessary to provide Assigned Hire sufficient to provide for the payment, when due, of all scheduled payments of principal of, premium, if any, and interest on the related Secured Notes, including any related Additional Notes. (Indentures,
Section 2.08) All Secured Notes issued and outstanding under an Indenture, including any related Additional Notes, will be equally and ratably secured thereunder, without preference, priority or distinction. (Indentures, Section 2.10)

LIMITATION OF LIABILITY

  The Secured Note issued under each Indenture is not a direct obligation of, or guaranteed by, the Charterer, Owner Trust, Owner Participant, Managing Trustee or Delaware Trustee. None of the

Owner Trust, Managing Trustee, Delaware Trustee, Owner Participant, Indenture Trustee or U.K. Lessor with respect to any Vessel, or any affiliates thereof, shall be personally liable to the holder of a related Secured Note or, in the case of such U.K. Lessor, Owner Trust, Managing Trustee, Delaware Trustee and Owner Participant, to the related Indenture Trustee for any amounts payable under such Secured Note or, except as provided in the related Operative Documents, for any liability under the related Indenture. Payments of principal of, premium, if any, and interest on each Secured Note (other than payments made in connection with an optional redemption or purchase by the related Owner Trust or Owner Participant) will be made only from the related Indenture Estate or the income and proceeds received by the related Indenture Trustee therefrom (including payments made by the Charterer under the related Charter and payments, if any, made by Mobil under the related Parent Guaranty). (Indentures, Section 2.02)

  Except as otherwise provided in each Indenture, none of the related Indenture Trustee, Managing Trustee or Delaware Trustee, in its individual capacity, shall be answerable or accountable under such Indenture or under the related Secured Notes under any circumstances except, with respect to such Indenture Trustee, Managing Trustee or Delaware Trustee, for (a) its own willful misconduct or gross negligence, (b) failure to exercise reasonable care in safeguarding securities held by it under such Indenture, (c) in case of any inaccuracy of representation or warranty made by such Indenture Trustee, Managing Trustee or Delaware Trustee under the related Operative Documents, (d) any tax based on or measured by any fees, commissions or compensation received by it for acting as trustee, (e) subject to certain exceptions, failure to use reasonable care in disbursing funds in accordance with such Indenture and (f) failure to remove certain liens in accordance with the related Participation Agreement. (Indentures, Sections 7.01 and 7.03; Participation Agreements, Sections 8, 9, 10 and 11) No Owner Participant will have any duty or responsibility under the related Indenture or the Secured
Note issued thereunder to the related Indenture Trustee or to any holder of such Secured Note. (Indentures, Section 2.02)

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  The Charterer will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets to another corporation unless the Charterer is the continuing corporation or, among other things, (a) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia, (b) the successor corporation formed by such consolidation or into which the Charterer is merged or the corporation which acquires by conveyance, transfer or charter all or substantially all of the assets of the Charterer as an entirety shall expressly assume all obligations of the Charterer under each of the Operative Documents and (c) after giving effect to such transaction, the related Parent Guaranty remains in full force and effect and constitutes a full and unconditional guaranty by Mobil of the successor corporation's obligations under the related Charter and each of the Operative Documents to which it is a party. (Participation Agreements, Section 12.3)

  Pursuant to each Parent Guaranty, Mobil will be prohibited from consolidating with or merging into any other corporation, dissolving or transferring all or substantially all of its assets to another corporation, unless Mobil is the continuing corporation or such successor or transferee expressly and unconditionally assumes the punctual performance and observance of all covenants, conditions and obligations of Mobil under such Parent Guaranty.

INDENTURE EVENTS OF DEFAULT, CURE, NOTICE AND WAIVER

  Events of Default under each Indenture include: (a) a related Charter Event of Default (other than nonpayment of any Excess Hire or Excepted Payments) that shall have occurred and be continuing, see "Description of Charters-- Charter Events of Default," (b) to the extent not arising from clause (a) above, any payment of principal of, Make-Whole Amount, if any, or interest on the related Secured

Note shall not have been made when due and such default shall have continued unremedied for ten Business Days after the same shall have become due and payable, (c) failure by the applicable Owner Trust, Managing Trustee or Owner Participant to perform or observe in any material respect any covenant or agreement contained in such Indenture or any other related Operative Document which failure shall have continued for a period of 30 days after receipt of notice by such Owner Trust, Managing Trustee or Owner Participant from the applicable Indenture Trustee or the Pass Through Trustee specifying such failure and requiring it to be remedied (or if such failure is remediable and the related Owner Trust, Managing Trustee or Owner Participant is diligently attempting to remedy such failure, such failure shall continue for a period of 180 days after receipt of notice thereof), (d) any representation or warranty made by the applicable Owner Trust, Managing Trustee or Owner Participant in the related Participation Agreement being inaccurate in any material respect as of the date made unless such inaccurate representation or warranty shall not be material to the recipient thereof at the time the notice referred to below is received by such Owner Trust, Managing Trustee or Owner Participant or any material adverse effect is cured or corrected within 30 days after receipt of written notice to the related Owner Trust, Managing Trustee or Owner Participant from the applicable Indenture Trustee; provided that, if such material adverse effect is capable of being remedied and such Owner Trust, Managing Trustee or Owner Participant is diligently attempting to remedy such effect, such person shall have 90 days after receipt of written notice thereof to remedy such material adverse effect, or (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Participant or Owner Trust. (Indentures, Section 5.02)

  If a Charterer fails to make any Base Hire payment under the related Charter within ten Business Days after the same has become due, the related Indenture Trustee may not exercise remedies under such Charter or declare the related Secured Note to be due and payable or exercise any other remedies under the related Indenture until eleven days after the tenth Business Day of such failure. If the related Owner Trust furnishes to the related Indenture Trustee the amount of such Base Hire payment, together with interest thereon on account of the delayed payment thereof, within such eleven day period, such Indenture Trustee and holders of the related outstanding Secured Note may not exercise any remedies otherwise available under such Indenture or such Charter as the result of such failure. Each Owner Trust's rights to cure an Indenture Event of Default resulting from the failure of a Charterer to pay Base Hire under the related Charter will be limited to the right to cure an aggregate of six defaults, or three consecutive defaults, under such Charter and may only be exercised as long as no other Indenture Event of Default has occurred and is continuing under the related Indenture. Each Owner Trust or Owner Participant may also cure any other default by the Charterer in the performance of its obligations under the related Charter and the other related Operative Documents and any other Charter Event of Default if (but only if) the performance or observance of such obligations or the cure of such Charter Event of Default can be effected by the payment of money alone. Such cure rights may be exercised as long as no other Indenture Event of Default has occurred and is continuing under the related Indenture at any time prior to the day which is the later of (x) the eleventh day subsequent to the date notice of such default or Charter Event of Default is delivered by the related Indenture Trustee to such Owner Trust or Owner Participant and (y) the eleventh day subsequent to the expiration of the grace period, if any. During such eleven day period, the applicable Indenture Trustee may not exercise remedies under the related Charter or declare the related Secured Note to be payable or otherwise exercise remedies under the related Indenture. (Indentures, Section 5.03(a))

  To the extent of any payment made by the related Owner Participant or Owner Trust described in the preceding paragraph, such Owner Participant or Owner Trust shall be subrogated to the rights of the holders of the Secured Note issued under the related Indenture to receive from the related Indenture Trustee the payment of Assigned Hire or other amount for which such payment was made by such Owner Participant or Owner Trust, as the case may be, and such Owner Participant or Owner Trust, as the case may be, shall be entitled to receive payment from such Indenture Trustee upon receipt thereof by the Indenture Trustee; provided, however, that no such amount shall be paid over to such Owner Participant or Owner Trustee, as the case may be, unless all principal and interest on the related Secured Note then due and payable and any other amounts then due and payable under such Secured Note and the related Indenture shall have been paid in full and no Indenture Event of Default has occurred and is continuing. Upon exercising any such cure rights, neither such Owner Participant nor such Owner Trust shall obtain any lien on the applicable Indenture Estate or Trust Estate on account of such payment, nor shall any claim of such Owner Trust or Owner Participant against the Charterer for the repayment thereof impair the prior right and security interest of the related Indenture Trustee in and to the applicable Indenture Estate.

  Pursuant to each Indenture, during the occurrence and continuance of an Indenture Event of Default all payments under the related Charter (other than Excepted Payments) or any other related Operative Documents will upon notice to the Charterer become immediately payable by the Charterer to the related Indenture Trustee, and such Indenture Trustee shall withhold any amounts otherwise payable to the related Owner Trust until the earliest to occur of
(i) the first Business Day following the date that is 180 days after such Indenture Trustee received such amount and (ii) the date that such Indenture Event of Default is no longer continuing (in each of which cases described in clauses (i) and (ii) such amounts shall be distributed to such Owner Trust, unless, prior thereto, the related Secured Note shall have been accelerated or such Indenture Trustee shall have given notice to the Owner Trust of its intention to accelerate the related Secured Note or the Indenture Trustee shall have served notice of its intent to declare the related Charter to be in default (in which case such amounts shall be applied as provided in the related Indenture)). (Indentures, Section 4.01(c))

  The holders of a majority in aggregate principal amount of the Secured Notes issued under each Indenture, by written directive to the applicable Indenture Trustee, may direct such Indenture Trustee to waive any past default under such Indenture, except a default in the payment of the principal of, premium, if any, or interest on, or other amounts due under any such Secured Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of such Secured Notes and, provided, that no such waiver shall extend to any subsequent or other Indenture Event of Default. (Indentures, Section 5.08)

REMEDIES

  If an Indenture Event of Default shall occur and be continuing, the related Indenture Trustee may, and when instructed by the holders of a majority in aggregate principal amount of the Secured Notes outstanding under the related Indenture shall, exercise all of the rights and powers provided under the related Indenture or available under applicable law; provided, however, such Indenture Trustee must give the related Owner Trust at least ten Business Days' (or five Business Days in the case of acceleration of the related Secured Note other than an automatic acceleration of the related Secured Note) prior written notice of its intention to exercise remedies under such Indenture. Subject to the provisions of the related Indenture, upon the occurrence and during the continuance of an Indenture Event of Default, the related Indenture Trustee may exercise all rights and remedies of the related Owner Trust to the exclusion of such Owner Trust under the related Charter (other than those rights and remedies relating to Excepted Payments), including, without limitation, the right to take possession of all or any part of the related Indenture Estate and exclude such Owner Trust and all persons (including the Charterer but excluding the related U.K. Lessor to the extent of such U.K. Lessor's rights upon the termination of the related Head Lease) claiming under such Owner Trust. Upon at least 25 days' prior written notice to the related Owner Participant and the related Owner Trust, the related Indenture Trustee may invoke and exercise the power of sale and sell any or all of the related Indenture Estate in the manner required by law at public auction, or in any other manner which shall be in accordance with applicable law, or, such Indenture Estate may be foreclosed, and such Indenture Trustee may exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction; provided that (i) such Indenture Trustee shall not sell, assign, transfer or deliver any of such Indenture Estate or take possession of such Indenture Estate unless the related Secured Note has been accelerated and (ii) no exercise of any remedies by such Indenture Trustee may affect the rights of the Charterer under the related Charter unless a Charter Event of Default thereunder has occurred and is continuing and such Charter has been declared to be in default in accordance therewith. In addition, each Indenture Trustee's right to exercise foreclosure remedies under the related Indenture is subject in certain circumstances to its having proceeded to exercise one or more material remedies under the related Charter seeking to terminate such Charter, unless at the time, such Indenture Trustee is stayed or otherwise prevented from doing so by operation of law, in which case such Indenture Trustee has agreed to refrain from exercising remedies under such Indenture for a period of up to 180 days from the date of the commencement of such prohibition. If the Charterer were a debtor in a proceeding under Title 11, United States Code (the "Bankruptcy Code"), during a Charter Event of Default under the related Charter, the condition described in the immediately preceding sentence could not be met by the related Indenture Trustee during the period when certain actions against such bankrupt Charterer, including actions to dispossess the Charterer, would be barred by the automatic stay provisions of the Bankruptcy Code. See "Description of the Charters--Charter Events of Default." (Indentures, Section 5.04)

  If an Indenture Event of Default (other than certain bankruptcy Charter Events of Default or an Indenture Event of Default relating to the bankruptcy, reorganization or insolvency of the related Owner Participant or Owner Trust or the Charterer or Guarantor) occurs and is continuing, then the related Indenture Trustee may, and when instructed by the holders of a majority in aggregate principal amount of Secured Notes outstanding under the Indenture shall, at any time, by five days' written notice to the related Owner Trust, declare the unpaid principal of the related Secured Note then outstanding, together with accrued but unpaid interest thereon and any other amounts due thereunder, immediately due and payable. In the case of certain bankruptcy-related Indenture Events of Default under each Indenture, the related Secured Note shall automatically become due and payable. The holders of a majority in aggregate principal amount of the Secured Note outstanding under each Indenture may rescind and annul any such acceleration at any time before the entry of any judgment or decree for the payment of the money so due, provided all overdue installments of principal of and interest on such Secured Note, if any, and all other amounts payable under such Secured Note (except the principal of such Secured Note which by such acceleration shall have become payable) have been duly paid and every other Indenture Event of Default under such Indenture has been cured. (Indentures, Section 5.04)

  Each Indenture provides that if the related Indenture Trustee has actual knowledge of any Indenture Event of Default under such Indenture (or an event which, after the giving of notice or the lapse of time, or both, would become an Indenture Event of Default), any failure on the part of the Charterer under each Charter to make any payment of Assigned Hire when due or any Event of Loss, such Indenture Trustee will give prompt notice of such event to the related Owner Trust, Owner Participant and Charterer and, within 90 days after obtaining such actual knowledge, mail to the holders of the related Secured Note notice of any such Indenture Event of Default unless, in each case, such Indenture Event of Default has been remedied before the giving of such notice. The holders of a majority in aggregate principal amount of the Secured Note then outstanding under each Indenture may instruct the related Indenture Trustee to give such notice, consent or direction or exercise such right, remedy or power under the related Indenture or Charter or in respect of the related Indenture Estate or take such other action as shall be specified in such instruction, provided that such action is authorized to be taken under the related Indenture. If the related Indenture Trustee has not received such instruction from the holders of such Secured Note within 20 days after mailing of the notice described in the first sentence of this paragraph, such Indenture Trustee may take such action, or refrain from taking such action, but will be under no duty to take or refrain from taking any action, with respect to such Indenture Event of Default, Event of Loss or fact as it determines to be advisable and in the best interest of the holders of such Secured Note. In any such event, however, each Indenture provides that the related Indenture Trustee will not be required to take any action or refrain from taking any action instructed to be taken or refrained from being taken unless such Indenture Trustee has been indemnified to its reasonable satisfaction against any liability in the performance of any of its duties under such Indenture. (Indentures, Sections 6.01, 6.02, 6.04)

  If an Indenture Event of Default occurs and is continuing under any Indenture and the applicable Indenture Trustee (as security assignee) has declared the related Charter to be in default or the related Secured Note has been accelerated, any sums held or received by such Indenture Trustee will be applied, first, to reimburse such Indenture Trustee for any tax, expense or other loss incurred by it and to pay any other amounts then due such Indenture Trustee, second, to reimburse the holders of the related Secured Note for any amounts paid to indemnify such Indenture Trustee as provided in the related Indenture and, third, to pay in full the aggregate unpaid principal amount of such Secured Note then outstanding and all accrued but unpaid interest thereon to the date of distribution. (Indentures, Section 4.03)

BANKRUPTCY OF OWNER TRUST OR OWNER PARTICIPANT

  Although each Owner Trust has been structured as a special-purpose entity the activities of which are expressly limited to the lease financing transaction contemplated by the Operative Documents related thereto, it is possible that such Owner Trust could become the subject of a proceeding under the Bankruptcy Code. In such event, receipt of payments by the related Indenture Trustee under the related Charter, Parent Guaranty and Secured Note may be interrupted, and the exercise of remedies by such Indenture Trustee, including foreclosure of the related Indenture, would be stayed during the pendency of bankruptcy proceedings. Subject to certain procedural and substantive safeguards provided by the Bankruptcy Code (such as the requirement that the debtor-in-possession or trustee provide adequate protection of the interests of the holders of the related Secured Note), a bankruptcy court could permit the use or disposition of Bareboat Hire, including Assigned Hire, and other payments under the related Charter and the related Indenture Estate for purposes other than making payments on such Secured Note, or could modify the interest rate, maturity and payment terms of such Secured Note.

  In the event of the bankruptcy of the related Owner Participant, it is possible that, notwithstanding that the related Vessel is not owned by the Owner Participant and title is not held by the related Owner Trust, such Vessel, the related Charter, Parent Guaranty and Secured Note could become part of the bankruptcy proceeding. In such event, payments under the related Charter, Parent Guaranty or Secured Note could be interrupted and the ability of the related Indenture Trustee to exercise its remedies under the related Indenture might be restricted, although such Indenture Trustee would retain its status as a secured creditor in respect of such Charter, Parent Guaranty and Vessel.

MODIFICATION OF AGREEMENTS

  Without the consent of holders of a majority in aggregate principal amount of the Secured Notes outstanding under any Indenture, the provisions of such Indenture and the related Charter, Participation Agreement, Trust Agreement, Head Lease, Construction Contract and any other related Operative Documents may not be amended or modified, except to the extent indicated below.

  Certain provisions of each Indenture, the related Charter, Participation Agreement, Trust Agreement, Head Lease and any other related Operative Document may be modified, amended or supplemented by the parties thereto without the consent of holders of the Secured Notes outstanding under such Indenture so long as no Indenture Event of Default shall have occurred and be continuing thereunder. In the case of each Charter, such provisions include, among others, provisions relating to (i) payments under the Charter and other payments, except to the extent indicated in clause (f) of the following paragraph, (ii) the maintenance of the related Vessel, modifications to such Vessel and the return to the related Owner Trust of such Vessel at the end of the applicable Charter Period and (iii) the renewal of such Charter. In addition, prior to an Indenture Event of Default, the Construction Contract with respect to a Vessel may be amended or modified without the consent of any holder of the related Secured Notes; provided that such amendment or modification does not decrease (except to a de minimis extent) the Fair Market Sales Value of such Vessel or decrease the useful life or utility of such Vessel. (Indentures, Section 9.02)

  Without the consent of each holder of a Secured Note outstanding under the related Indenture, no amendment or modification of such Indenture or any related Operative Document may (a) change the stated maturity or reduce the principal amount of, or premium, if any, or interest payable on any Secured
Note issued under such Indenture or impair the right to institute suit for the enforcement of any such payment or change mandatory or optional prepayment provisions or change the date or place on which, or the coin or currency in which, any principal or premium, if any, or interest is due and payable, (b) create any lien with respect to the property subject to the Lien of such Indenture, except as permitted in such Indenture, or deprive any holder of a Secured Note issued thereunder of the benefit of the Lien of such Indenture,
(c) change the percentage in principal amount of any outstanding Secured Notes issued under such Indenture necessary to modify or amend any provision of such Indenture or any other related Operative Document or to waive compliance therewith, (d) modify the definitions of "Indenture Default," "Indenture Event of Default," "Majority in Interest of Holders of Notes," "Charter Default," or "Charter Event of Default," (e) modify the order of priority of payments under such Indenture, (f) reduce the amount or change the time of any payment of Assigned Hire under the related Charter, (g) modify the requirements for supplementing or amending such Indenture, (h) amend the related Charter or the related Parent Guaranty releasing the Charterer or Mobil from its respective payment obligations thereunder or changing the absolute and unconditional character of such obligations or (i) modify the indemnity provisions of any related Operative Documents in any manner materially adverse to the interests of the holders of the related Secured Notes. (Indentures, Section 9.02(a))

  Without the consent of the holders of the Secured Notes issued under an Indenture, and at any time from time to time, the related Indenture Trustee and the related Owner Trust may enter into one or more supplements or amendments to such Indenture, among other things, (i) to subject additional property to the lien of such Indenture, (ii) to correct or amplify the description of any property subject to the lien of such Indenture, (iii) to add to the covenants of such Owner Trust and to surrender any right or power conferred upon such Owner Trust, the related Owner Participant or the Charterer, (iv) to cure any ambiguity or to correct any mistake in the Secured Notes which may be inconsistent with other provisions of such Indenture, (v) to provide for the assumption by the Charterer of the obligations of such Owner Trust under the Indenture as described under "Description of the Secured Note--Substitution of Obligor Under Certain Circumstances" in this Prospectus Supplement, (vi) to evidence the succession of a new Owner Trust or Indenture Trustee, (vii) to add to the rights of the holders of such Secured Notes or
(viii) to provide for the establishment and issuance of Additional Notes under such Indenture as described under "Description of the Secured Note--Additional Notes" in this Prospectus Supplement, or refunding such Secured Notes in connection with a refinancing of such Secured Notes. (Indenture, Section 9.01)

SUBSTITUTION OF OBLIGOR UNDER CERTAIN CIRCUMSTANCES

  If, in connection with the termination of a Head Lease, the related Vessel is sold to another owner trust (a "Substitute Obligor"), then such Substitute Obligor may assume all of the rights and obligations of the related Owner Trust under the related Indenture and other related Operative Documents. Such assumption shall be subject to certain terms and conditions, including, among other things, that (i) the Substitute Obligor shall execute and deliver to the applicable Indenture

Trustee a supplement to such Indenture whereby, among other things, such Substitute Obligor shall assume all of the obligations of such Owner Trust with respect to the related Secured Note and will agree that it is purchasing the related Vessel subject to the security interest (or a security interest in the same or substantially identical terms) on the related Vessel in favor of the related Indenture Trustee; (ii) such Substitute Obligor shall cause to be delivered to such Indenture Trustee an opinion of counsel to the effect that, among other things, all filings and recordings and other actions necessary or appropriate to protect the interests of such Indenture Trustee have been accomplished; (iii) the Substitute Obligor shall execute and deliver to the applicable Indenture Trustee a ship mortgage on the Vessel in favor of Indenture Trustee which ship mortgage shall become part of the Indenture Estate; and (iv) Mobil shall have confirmed that the related Parent Guaranty remains in full force and effect. Upon such assumption, the related Owner Trust will be released from all obligations with respect to such Secured Note. The Substitute Obligor may not effect such assumption (a) if any event which constitutes an Indenture Event of Default under the related Indenture shall be continuing after giving effect to such assumption or (b) unless both of the Rating Agencies shall have delivered to the related Indenture Trustee confirmation that such assumption will not result in a downgrade or withdrawal of such Rating Agency's then current credit rating of the Pass Through Certificates. (Indentures, Section 3.04)

                          DESCRIPTION OF THE CHARTERS

THE CHARTERS

 Term and Hire

  Each Owner Trust will bareboat charter the relevant Vessel to the Charterer pursuant to the related Charter. Each Charter commences on the Closing Date and runs through January 2, 2018, unless such Charter is earlier terminated or extended as described herein. (Charters, Article 2) The Charterer has the sole responsibility and obligation to make all payments due under each Charter, including any and all payments of Assigned Hire. (Charters, Article 3) The Charterer's obligation to make payments under each Charter is guaranteed by Mobil under the related Parent Guaranty. (Parent Guaranties, Article 2)

  Each Owner Trust's right to receive payments under the related Charter and other amounts payable under the related Operative Documents (other than Excepted Payments) has been assigned under the related Indenture to the related Indenture Trustee. Pursuant to the terms of each Indenture, until an Indenture Event of Default has occurred and is continuing, the Charterer will pay only Assigned Hire under the related Charter directly to the related Indenture Trustee. Such payments will be used to make scheduled payments of principal and accrued and unpaid interest then due on the related Secured Note issued under such Indenture, which will furnish the funds to be distributed to the Pass Through Trustee and thereafter to the Certificateholders. The Charterer will pay all other amounts payable under each Charter directly to the related Owner Trust for distribution to the related Owner Participant and any such amounts will not be available for distribution to the Certificateholders except in certain cases upon the occurrence of an Indenture Event of Default under the related Indenture. If an Indenture Event of Default has occurred and is continuing with respect to an Indenture, upon written notice from the related Indenture Trustee to the Charterer, all payments under the related Charter and the other Operative Documents (other than Excepted Payments) will be payable by the Charterer directly to such Indenture Trustee and then distributed in accordance with the terms of such Indenture. The Charterer's obligation to make payments of Assigned Hire under each Charter is an absolute, irrevocable and unconditional obligation of the Charterer and shall not be affected by any circumstance, including, without limitation: any claim, setoff, deduction, defense or counterclaim; any defect in the condition, design, quality or fitness for use of the related Vessel or any part thereof; the failure of the Builder to construct or deliver such Vessel; any damage to or destruction of or any requisition or taking of such Vessel; any interruption or interference with any use, operation or possession of such Vessel, including, without limitation, as a result of a termination of or default under the related Head Lease. (Charters, Article 9) The Charterer's obligations under each Charter are irrevocably and unconditionally guaranteed by Mobil under the related Parent Guaranty. (Parent Guaranties, Article 2)

  Payments of Assigned Hire due to an Owner Trust under the related Charter will be payable directly to the related Indenture Trustee on January 2 and July 2 in each year (or, if such day is not a Business Day, on the next succeeding Business Day without interest) commencing July 2, 2000. (Charters,
Article 3(e)) Assigned Hire payable under each Charter will be sufficient to pay in full all scheduled payments of principal of, premium, if any, and interest on, the Secured Note issued under the related Indenture. In certain cases, payments under each Charter may be adjusted; however, Assigned Hire payments may never be less than the scheduled payments of principal of and interest on the Secured Note issued under the related Indenture. (Charters, Article 3)

  The balance of any payments of Assigned Hire under each Charter, after payment of the scheduled principal of premium, if any, and interest payments on the Secured Note issued under the related Indenture, will be paid by the related Indenture Trustee to the related Owner Trust or as such Owner Trust may direct. (Indenture, Section 4.01)

 Net Charter; Head Lease Obligations; Use and Maintenance

  The obligations of the Charterer under each Charter are those of a charterer under a "net charter." (Charters, Article 9) To the extent there are any obligations imposed on the related Owner Trust under the related Head Lease, the Charterer shall take such action as may be required to permit such Owner Trust to perform, or shall itself perform, such obligations to the extent necessary to keep such Head Lease in full force and effect. During the Charter Period with respect to each Charter, the Charterer must maintain and preserve each Vessel in such condition as will entitle it to maintain the same classification and rating of the American Bureau of Shipping as when delivered to it under each related Charter (except from changes in class resulting solely from the age of such Vessel). At all times during the applicable Charter Period, the Charterer shall operate and maintain (or cause any Permitted Subcharterer to operate and maintain) the related Vessel in accordance with the established maintenance and repair programs in effect for MOSAT for similar vessels so as to keep such Vessel (a) in good working order and condition, ordinary wear and tear excepted and (b) in compliance, in all material respects, with applicable Government Rules and Government Actions and requirements of the American Bureau of Shipping ("ABS") (except to the extent
(i) the Charterer is permitted to contest such Government Rules and Government Actions or ABS requirements, (ii) an exemption from compliance therewith is obtained, (iii) good faith efforts and appropriate steps to comply are being taken and such compliance is effected prior to the date such Vessel Interest is returned to the related Owner Trust or (iv) noncompliance does not result in any material adverse consequence to the Charterer, the related Owner Trust, the Owner Participant or the U.K. Lessor; so long as, in the case of clauses
(i) and (iv), such contest or failure of compliance does not result in any material risk of (x) the sale, forfeiture or loss of such Vessel or the related Vessel Interest, Trust Estate or Indenture Estate, (y) interference of the payment of hire, including Assigned Hire, under the related Charter when due or (z) the imposition of any criminal liability on the related Owner Trust, Owner Participant, Indenture Trustee, U.K. Lessor, Trust Estate, Indenture Estate or Vessel Interest) and (b) keep such Vessel in good working order and condition (ordinary wear and tear excepted). (Charters, Article 11(a)) With respect to any Charter, unless a Charter Event of Default is continuing under such Charter and such Charter has been declared to be in default, the related Indenture Trustee has agreed not to take or cause any action to be taken which would be contrary to the Charterer's rights under such Charter. (Indentures, Section 5.09)

 Modifications and Alterations

  At all times during the applicable Charter Period, the Charterer shall make (or cause to be made) all Modifications to the related Vessel as may be required from time to time to comply in all material respects with applicable Government Rules or Government Actions or ABS requirements or to maintain any insurance coverage required under such Charter, unless the Charterer shall have elected to terminate such Charter. The Charterer shall complete (or cause to be completed) all such Modifications in a good and workmanlike manner, with reasonable dispatch and (but only to the extent practicable) in a manner which does not decrease (except to a de minimis extent) the Fair Market Sales Value of such Vessel or decrease the remaining useful life or utility of such Vessel or cause such Vessel to become "limited use property." The Charterer may make (or allow to be made) other Modifications to the related Vessel, at its own cost and expense and without the consent of the related Owner Trust or Indenture Trustee; provided that such other Modifications (i) do not reduce (except to a de minimis extent) the Fair Market Sales Value, remaining useful life or utility of such Vessel and (ii) do not cause such Vessel to become "limited use property." (Charters, Article 13)

 Subcharter and Assignment

  The Charterer may, without the consent of the related Owner Trust, the related Indenture Trustee or the Pass Through Trustee or any other Person, at any time and from time to time, assign the related Charter and its interests and rights thereunder to any person, so long as, among other conditions, (i) after giving effect to such assignment, the related Parent Guaranty remains in full force and effect and constitutes a full and unconditional guaranty of the obligations of the assignee under such Charter to the same extent as the guaranty of the Charterer's obligations under such Charter prior to giving effect to any such assignment, (ii) certain material related Charter Events of Default and bankruptcy Charter Defaults are not continuing on the date any such assignment to any affiliate of the Charterer is effected and no such Charter Event of Default or bankruptcy Charter Default is continuing on the date such assignment to any other person is effected,
(iii) such assignment shall not result in the violation of any Government Rule or the Head Lease, (iv) such assignee shall have validly assumed the obligations of the Charterer under the Charter and each of the other related Operative Documents to which the Charterer is a party and (v) such assignment will not result in any adverse tax consequences to the holders of the Pass Through Certificates.

  The Charterer may, without the consent of the related Owner Trust, the Indenture Trustee or the Pass Through Trustee, at any time and from time to time, subcharter the related Vessel Interest to another Person; provided that, among other conditions, (i) such subcharter is expressly subject and subordinate to the related Charter (and such subcharter contains a provision providing that any subcharter permitted thereunder shall be so subject and subordinate) and in no event continues beyond the related Charter Period, (ii) the Charterer remains primarily liable under the related Charter and under the other related Operative Documents to which it is a party as though no such subcharter was in existence, (iii) the related Parent Guaranty remains in full force and effect, (iv) certain Charter Events of Default and bankruptcy Charter Defaults under the related Charter are not continuing at the commencement of such subcharter and (v) any such subcharter with a term in excess of six months shall be approved by the related Owner Trust prior to its execution. Any subcharterer under a subcharter permitted under any Charter may sub-subcharter the related Vessel Interest to another person under a sub-subcharter that otherwise complies with the provisions of such Charter applicable to a subcharter thereunder. The Charterer intends to subcharter the Vessel Interest to Mobil Shipping Company Limited ("MSCL"), a company formed under the laws of England and Wales, pursuant to an Initial Subcharter. (Charters, Article 20(c))

 Liens

  Each Vessel Interest will be maintained free of Liens other than (a) the respective rights and interests of the Charterer, Owner Participant, Owner Trust, Indenture Trustee and the holders of the Secured Notes issued under the related Indenture, as provided in the related Operative Documents and the interests of the Builder pursuant to the related Construction Contract, (b) related Owner Trust's Liens, Owner Participant's Liens and Indenture Trustee's Liens, (c) Liens for Taxes either not delinquent or being contested in good faith and by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the related Vessel, Trust Estate or Indenture Estate, or title thereto or any interest therein or any material danger of the interference with any payments of hire, including Assigned Hire, under the Charter, (d) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens, arising in the ordinary course of business, or arising in the course of constructing, repairing, equipping or installing, modifying or expanding the related Vessel or any part thereof, for amounts either not more than 180 days past due or being contested in good faith and by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the related Vessel, Trust Estate or Indenture Estate, or title thereto or any interest therein and any material danger of interference with any payments of hire, including Assigned Hire, under the Charter, (e) Liens arising out of judgments or awards against the Charterer or any subcharterer with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith, so long as such judgment, award or appeal does not involve any material danger of the sale, forfeiture or loss of any part of the related Vessel, Trust Estate or Indenture Estate, or title thereto or any interest therein or any material danger of interference with any payments of hire, including Assigned Hire, under the Charter, (f) the rights and interests of the U.K. Lessor to the related Vessel, including its rights as owner of the Vessel and as otherwise provided under the U.K. Documents, (g) Liens for current crew's wages, for general average or salvage (including contract salvage) or for wages of stevedores employed directly by the Charterer, MSCL or the operator, agent or master of the related Vessel which in each case (A) are unclaimed or covered by insurance or (B) are for amounts either not more than 180 days past due or being contested in good faith and by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the related Vessel, Trust Estate or Indenture Estate, or title thereto or any interest therein or any material danger of interference with any payments of hire, including Assigned Hire, under the Charter and Liens which are for amounts either not more than 180 days past due or being contested in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the related Vessel, Vessel Interest, Trust Estate or Indenture Estate, or title thereto or any interest therein and any material danger of interference with any payments of hire, including Assigned Hire, under the Charter, and (h) assignments and subcharters permitted by the related Charter and the rights of MSCL under the Initial Subcharter and the rights of any other subcharterer or any sub-subcharterer under any other subcharter (or sub-subcharter) permitted by the related Charter.

 Insurance

  At all times during the applicable Charter Period, the Charterer will maintain protection and indemnity insurance (including pollution liability insurance) with respect to each Vessel to the extent such insurance is commercially available in such amounts, and with such deductible or self insurance amounts and in such forms as are consistent with the practice of affiliates of Mobil for other vessels similar to such Vessel owned by or leased to such affiliate. If consistent with the requirements of the related Charter, such insurance may be carried under blanket policies maintained by or on behalf of the Charterer and may be carried by insurers that are affiliates of Mobil.

  In addition, unless it would result in material incremental cost to the Charterer or any permitted subcharterer, each insurance policy will name the related Owner Trust and the Owner Participant and, at such times as it is the mortgagee of a Vessel, the related Indenture Trustee as additional insureds and will provide an endorsement that such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of such additional insureds. (Charters, Article 16)

 Voluntary Termination

  Economic Termination. The Charterer has the right, upon 90 days' prior written notice to the related Owner Trust, to terminate any Charter with respect to the related Vessel Interest on any Termination Value Determination Date (a "Termination Date") if the Charterer determines in good faith that the continuation of such Charter is uneconomic by reason of the cost of compliance with Governmental Rules or Governmental Actions or by reason of indemnity payments required to be made to any person under such Charter or the related Participation Agreement. If a Charterer elects so to terminate a related Charter, the Charterer shall, as agent for the related Owner Trust, use reasonable efforts to solicit bids for the cash purchase of the related Vessel Interest on the Termination Date. On the Termination Date, the related Owner Trust will be obligated to transfer its interest in the related Vessel Interest to the highest bona fide cash bidder, unless the related Owner Trust has duly elected to retain its interest in such Vessel Interest. If the related Vessel Interest is sold, the related Owner Trust shall retain the total net sales price thereof and the Charterer will be obligated to pay to such Owner Trust an amount equal to the excess of the Termination Value of such Vessel Interest over the net proceeds realized from the sale thereof. The Charterer also will be obligated under each Charter to pay to the related Owner Trust (or, in the case of certain amounts of

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

Supplemental Hire, to the person entitled thereto) on the Termination Date all accrued, due and unpaid Bareboat Hire and all Supplemental Hire then due and owing (including the Make-Whole Amount, if any). If the related Owner Trust elects to retain the Vessel Interest, the Charterer will be obligated to pay all accrued, due and unpaid Bareboat Hire and all Supplemental Hire then due and owing (including the Make-Whole Amount, if any) on such Vessel Interest, and the related Owner Trust will be obligated to pay to the Indenture Trustee an amount equal to the unpaid principal amount of, premium, if any, and accrued and unpaid interest on, the Secured Notes issued under the related Indenture. If an Owner Trust fails to make such payment, the Charterer's termination election will be deemed to have been revoked. All funds to be paid or deposited with an Owner Trust as described in this paragraph shall, so long as the related Indenture shall not have been discharged, be deposited directly with the related Indenture Trustee and shall be applied to redeem in full the Secured Note issued under the related Indenture as provided in such Indenture. Amounts in excess of amounts applied to redeem the Secured Note in accordance with the related Indenture will be distributed by the related Indenture Trustee in accordance with the terms of the related Indenture. The Lien of the related Indenture will terminate with respect to the related Vessel Interest after the Termination Value thereof has been paid in full and all other amounts then due and payable have been paid and, if all amounts due the related Owner Participant have also been paid, the related Charter shall also terminate with respect to such Vessel Interest. The Charterer will be entitled, subject to certain limitations, to revoke its termination election not less than 30 days prior to the Termination Date. In the event that the related Head Lease shall have terminated in circumstances where the related U.K. Lessor is obliged to conclude the sale of the related Vessel Interest, the Charterer shall have no obligation to solicit bids for the cash purchase of the related Vessel Interest on the Termination Date as agent for the related Owner Trust, and any proceeds from such sale to which such Owner Trust is entitled shall be applied against the obligations of the Charterer under the related Charter in respect of the payment of Termination Value.

  If no sale or retention of the applicable Vessel Interest shall have occurred by the Termination Date, the related Charter will continue in full force and effect.

 Special Termination

  If the Builder has not delivered a Vessel by the Final Delivery Date, or the Construction Contract with respect to such Vessel shall have been terminated, cancelled or rescinded for any reason prior to the Delivery Date or if, in connection with the termination of a Head Lease, the related Charter is terminated or the related Vessel is sold and the purchaser for any reason shall not have become a Substitute Obligor in compliance with the provisions of the related Indenture and the other Operative Documents, the Charterer will be required to pay to the related Indenture Trustee the applicable Termination Value of such Vessel. Such amount shall be applied to redeem in full the Secured Note issued under the related Indenture. See "Description of Secured Notes--Substitution of Obligor Under Certain Circumstances" and "-- Prepayments."

 Event of Loss

  In the event any Vessel suffers an Event of Loss, the Charterer will be obligated to pay the Termination Value thereof. So long as the related Indenture shall not have been discharged, the Charterer will deposit Termination Value directly with the related Indenture Trustee and such amount shall be applied to redeem in full the Secured Note issued under the related Indenture. Amounts, if any, in excess of amounts applied to redeem such Secured Note in accordance with the related Indenture will be distributed by the related Indenture Trustee in accordance with the terms of the related Indenture. The Lien of the related Indenture will terminate with respect to such Vessel Interest after full payment of the Termination Value thereof and all other amounts then due and payable have been paid and, if all amounts due to the related Owner Participant have also been paid, the related Charter shall also terminate with respect to such Vessel Interest.

  An Event of Loss with respect to each Vessel is defined to include (a) the loss, theft, destruction or disappearance of, or the occurrence of damage (which, in the Charterer's reasonable, good faith opinion, renders repair or replacement uneconomic) to, such Vessel (or substantially the entirety of such Vessel); (b) the permanent condemnation, confiscation or seizure of, or requisition of title to, such Vessel by any Governmental Authority; (c) the requisition of use of such Vessel by any Governmental Authority for a period which exceeds the remaining portion of the applicable Charter Period; or (d) the receipt of insurance proceeds based upon an actual or constructive total loss of such Vessel.

 Charter Events of Default

  Charter Events of Default with respect to each Charter include, among other things: (a) the failure to make any payment of Assigned Hire and such failure shall continue for ten Business Days after the date such payment was due, (b) the failure to make payments of Supplemental Hire or any other payment under the related Charter (other than Assigned Hire or any Excess Hire or Excepted Payments (unless the related Owner Trust elects to make the failure to make such payment of Excess Hire or Excepted Payment constitute a Charter Event of Default)) or any other amount payable under any other related Operative Document and such failure continues for a period of 30 days after notice of such failure to the Charterer from the related Owner Trust or Indenture Trustee, (c) failure by the Charterer to perform or observe in any material respect any material covenant or agreement (not included in clause (a) or (b) above) to be performed or observed by it under such Charter or any other related Operative Document (other than any covenant or agreement to pay Excess Hire or to make an Excepted Payment) and such failure shall continue for a period of 30 days after receipt by the Charterer of written notice thereof specifying such failure and requiring it to be remedied from the related Owner Trust or the related Indenture Trustee (or 365 days after such notice, if such default is susceptible of cure and the Charterer is diligently attempting to cure such default), (d) failure by Mobil to perform or observe any covenant or agreement to be performed or observed by it under the related Parent Guaranty in any material respect (other than any covenant or agreement in respect of the Charterer's obligations under the related Operative Documents) and such failure shall continue for a period of 30 days after receipt by Mobil of written notice thereof from the related Owner Trust or Indenture Trustee (or 365 days after such notice, if such default is susceptible of cure and Mobil is diligently attempting to cure such default), (e) any material representation or warranty made by the Charterer or Mobil in certain sections of the related Participation Agreement or in the related Parent Guaranty or in certain certificates delivered pursuant to such Participation Agreement shall have been materially false when made and any material adverse impact thereof shall remain uncured or uncorrected for 30 days after written notice thereof from the related Owner Trust or Indenture Trustee (or 365 days after such notice, if such material adverse impact is susceptible of cure, so long as the Charterer or Mobil, as applicable, is diligently attempting to cure such misrepresentation) unless such inaccuracy shall not be material to the recipient of the representation or warranty at the time such written notice was received, (f) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Charterer or Mobil, (g) the related Parent Guaranty shall cease to be in full force and effect or to be the valid, binding and enforceable agreement of Mobil or (h) the Charterer shall fail to maintain the insurance policies required by such Charter and such failure shall continue for a period of 30 days following receipt of notice thereof from the related Owner Trust or Indenture Trustee. (Charters, Article 21)

  Upon the occurrence and continuance of a Charter Event of Default under any Charter, the related Indenture Trustee, as assignee of the related Owner Trust, may declare such Charter to be in default by written notice to the Charterer. Except as provided below, the related Indenture Trustee may at any time thereafter exercise one or more of the remedies set forth in the related Charter, including the right to terminate such Charter (which termination would result in an automatic termination of the related Head Lease), to repossess the related Vessel Interest, to sell such Vessel

Interest or any part thereof free and clear of the Charterer's rights, and, under certain circumstances, retain the proceeds, and, so long as such Vessel Interest has not been sold, to require the Charterer to pay as liquidated damages unpaid Bareboat Hire and accrued interest plus any one of the following: (a) an amount equal to the excess of the Termination Value over the Fair Market Sales Value of such Vessel Interest, as of the payment date specified by such Owner Trust by written notice to the Charterer (or the last day of the applicable Charter Period, if earlier) or (b) an amount equal to Termination Value as of such date in which event such Vessel Interest shall be transferred to the Charterer. If any Vessel Interest has been sold, the related Owner Trust may require the Charterer to pay as liquidated damages an amount equal to the sum of (x) all accrued and unpaid Bareboat Hire and Supplemental Hire plus (y) the amount of any deficiency between Termination Value and the proceeds of such sale plus (z) interest at the Overdue Rate plus 2% on all of the foregoing amounts from the date of such sale until the date of payment. (Charters, Article 22)

                             THE PARENT GUARANTIES

  Pursuant to the Parent Guaranty with respect to each Vessel, Mobil has irrevocably and unconditionally guaranteed the full and prompt payment of all amounts payable by the Charterer under the related Charter, Participation Agreement and each of the other related Operative Documents when and as the same shall become due and payable. Each Parent Guaranty is an unsecured obligation of Mobil and is enforceable without any need first to enforce the related Charter against the Charterer.

                         THE PARTICIPATION AGREEMENTS

  The Charterer is required to indemnify the related Owner Participant, Owner Trust, Managing Trustee, Delaware Trustee, Indenture Trustee and the Pass Through Trustee for certain losses, fees and expenses and for certain other matters. (Participation Agreements, Section 13.1) In addition, the Charterer is required to indemnify the related Owner Participant, the Owner Trust and the Indenture Trustee for certain taxes in connection with the ownership, charter, sale or use of the related Vessel. (Participation Agreements, Section 13.2) Subject to certain restrictions, the Owner Participant may transfer its interest in a Vessel. (Participation Agreement, Section 14)

  If, on the applicable delivery date with respect to a Vessel, such Vessel meets the requirements for delivery under the related Construction Contract, delivery of such Vessel shall be accepted on the U.K. Lessor's behalf by the supervisory agent pursuant to the Supervisory Agreement and title shall be registered in the name of the related U.K. Lessor in the Marshall Islands (or other jurisdiction designated by the Charterer, acceptable to the related Owner Participant and not materially less favorable to the holders of the related Secured Note).

                              THE U.K. FINANCING

  In November 1997, each Owner Trust concluded a financing arrangement with the U.K. Lessor pursuant to which, among other things, such Owner Trust entered into the related Head Lease and certain related security documents with respect to the Vessel which is the subject of the Charter to which it is a party.

 Execution of Construction Contracts

  On November 24, 1997, the U.K. Lessor entered into each of the Construction Contracts with the Builder, pursuant to which the U.K. Lessor will acquire title to, and make installment payments for, the related Vessel. The contract price of each Vessel is payable in installments as follows: 60% was paid following the signing of the Construction Contract; 10% will be payable upon laying of the keel; 10% will be payable at launching; and the remainder will be due under the Construction Contract upon delivery and acceptance of such Vessel. Certain additional costs with respect to the Construction Contract for each Vessel have been and will be paid to the supervisory agent under the related Supervisory Agreement. Each Vessel is subject to a Head Lease from the U.K. Lessor to the related Owner Trust. In certain circumstances involving the total loss of the related Vessel prior to its delivery or a default of the Builder under the related Construction Contract, the Builder will be required to refund amounts paid under such Construction Contract by the U.K. Lessor. In such circumstances, the related Head Lease will be terminated and the related Owner Trust will be required to pay certain specified amounts to the U.K. Lessor. The Owner Trust's obligation to make such payment has been unconditionally guaranteed by Mobil. Pursuant to the related Supervisory Agreement, the Owner Trust is entitled to receive any such refund payments from the Builder under the Construction Contract.

 Head Lease

  Pursuant to the terms of each Head Lease, the U.K. Lessor will lease the Vessel to the applicable Owner Trust. The obligations under the Head Lease for which the related Owner Trust is liable as lessee thereunder are unconditionally guaranteed by Mobil pursuant to the U.K. Deed of Parent Guaranty. The term of each Head Lease will expire on or after the maturity date of the Secured Note issued under the related Indenture. During the term of each Head Lease following the closing of the Offering (the "Head Lease Period") and for as long thereafter as certain sums remain due and payable under the Head Lease, the U.K. Lessor will have the benefit of certain security, including a letter of credit (the "Head Lease Support Letter of Credit") issued by a bank (the "Head Lease Support Bank"), which will be available for the payment of significant portions of rent and other sums payable under such Head Lease. On November 24, 1997, the U.K. Lessor executed the Construction Contracts and the Supervisory Agreements in respect of the Vessels and thereafter paid the first installments thereunder to the Builder and the supervisory agent, respectively. Immediately following the closing of the Offering, the Owner Trust will deposit more than three-quarters of the net proceeds of the sale of the related Secured Note with the Head Lease Support Bank, which will issue a notice to the U.K. Lessor confirming that, effective upon the date of such notice, the related Head Lease Support Letter of Credit is in full force and effect, as required by the U.K. Documents. On each date on which subsequent installment payments are due under the applicable Construction Contract, the related Owner Trust will make a further deposit with the Head Lease Support Bank, whereupon the Head Lease Support Bank will increase the maximum amount available under the related Head Lease Support Letter of Credit and will notify the U.K. Lessor of such increase. The U.K. Lessor will then remit the installments to the Builder and the supervisory agent. During the term of the Head Lease, following the issue of the notice referred to above, the Head Lease Support Letter of Credit will be available for the payment of rentals and other amounts due from the related Owner Trust under the Head Lease.

  Title to each Vessel will be delivered to the U.K. Lessor upon payment of the final installment and acceptance of the Vessel by or on behalf of the U.K. Lessor under the related Construction Contract. Each Head Lease will provide the Owner Trust with certain rights in the related Vessel including, but not limited to, the right to possession and use of the Vessel, the right to charter the Vessel and, upon a termination of the Head Lease and sale of the Vessel, the right to receive, after the payment of certain amounts determined by reference to the Secured Notes (as described below) and certain amounts payable to the U.K. Lessor under the Head Lease, the residual value of the Vessel by way of rebate of rentals or sales agency commission.

  Under the terms of each Head Lease, the related Owner Trust is prohibited from imposing liens (other than certain permitted liens) on the related Vessel and is required to maintain certain operating standards pertaining to, among other things, obtaining appropriate licenses and records, performing appropriate maintenance and maintaining adequate insurance with respect to such Vessel. In addition, pursuant to the terms of each Head Lease, the related Owner Trust has agreed to indemnify the U.K. Lessor and certain affiliated persons for all losses, including certain tax losses, which may be suffered by them subject to certain exceptions. All obligations of the related Owner Trust under each Head Lease have been unconditionally guaranteed by Mobil under the U.K. Deed of Parent Guaranty and will be undertaken by the Charterer.

  If an event of default under any Head Lease or certain other events, including certain events involving defaults by the Builder under the related Construction Contract, adverse changes in law or termination of the related Charter, occurs and is continuing and has not been waived, the U.K. Lessor has the right to terminate such Head Lease. If the Head Lease is terminated after the Vessel has been delivered under the related Construction Contract, the Vessel may be sold at a price not less than its open market value. Subject to payment of a certain amount upon termination of such Head Lease, such sale will be arranged by such Owner Trust or its designee as exclusive sales agent. In any event, the net proceeds of such sale, if any, will be received by the U.K. Lessor and applied as a priority in payment, by way of rebate of rentals or sales agency commission, to such Owner Trust or the Indenture Trustee, as the case may be, up to an amount equal to the lower of (a) the aggregate of all amounts payable to the holder of the related Secured Note and any other banks or financial institutions or pass-through trustees holding debt obligations of the related Owner Trust in consideration of making loans or other facilities available to such Owner Trust and (b) the aggregate of (i) an agreed amount, which shall not be less than the principal amount of the related Secured Notes scheduled to be outstanding at the date of such sale,
(ii) interest accrued on such principal amount since the last interest payment date and (iii) the Make-Whole Amount, if any, payable with respect to the prepayment of such principal amount. Under each Indenture, the related Owner Trust will assign to the Indenture Trustee its right to receive such payment upon a sale of the related Vessel under the related Head Lease. If the Head Lease is terminated under circumstances entitling the Owner Trust to a refund of amounts paid by the U.K. Lessor under the Construction Contract, the Owner Trust will hold any such payment for the benefit of the U.K. Lessor, which has directed that the Owner Trust apply such payment in the manner described in the preceding sentence as applicable to sales proceeds of the Vessel.

 Security Arrangements

  In order to secure, among other things, the U.K. Lessor's obligation to permit the sale of the related Vessel and rebate amounts in respect thereof to the applicable Owner Trust, as described in the preceding paragraph, the U.K. Lessor will, following delivery of the related Vessel, grant a mortgage to the related Owner Trust on the related Vessel. The Indenture Trustee under the related Indenture will receive an assignment from the related Owner Trust of its right to receive proceeds resulting from the enforcement of the Owner Trust's rights under such mortgage. Because of the novelty of these security arrangements and the many jurisdictions potentially involved, there can be no assurance that the assortment of rights in the related Vessel which will vest in the related Owner Trust and, indirectly, in the Indenture Trustee, on behalf of the holder of the related Secured Note, would provide rights similar to those held by a mortgagee under a conventional ship mortgage in the event of an arrest of the related Vessel, a foreclosure under the related Indenture or a proceeding in bankruptcy. However, Mobil's obligation under each Parent Guaranty to make payments under the related Charter and the other related Operative Documents, as well as its obligation under each U.K. Deed of Parent Guaranty to make payments under certain U.K. Documents, should not be affected by any early termination of the U.K. Financing.

  If a Head Lease were to terminate by reason of certain insolvency-related events with respect to the U.K. Lessor or its guarantor, such Head Lease would terminate and, upon payment of certain compensation payments to the related U.K. Lessor by the related Owner Trust under such Head Lease (which liability has been unconditionally guaranteed by Mobil), the U.K. Lessor's rights under the related U.K. Documents would terminate and the U.K. Lessor would be obligated to permit the sale of the Vessel by the Owner Trust or its designee as exclusive sales agent, and would be obligated to apply the net proceeds of any such sale as described under "Head Lease", above.

  Under the terms of each Charter, the sale of the related Vessel upon the termination of the related Head Lease would constitute a Special Termination Event under such Charter unless the purchaser of such Vessel agreed to assume the Secured Note issued under the related Indenture. If a purchaser were to agree to assume the obligations of the transferring Owner Trust under such Indenture and other related Operative Documents and the other conditions set forth therein were satisfied, including obtaining a confirmation of the related Parent Guaranty, there would be no early repayment of the Secured Note under such Indenture. See "Description of the Secured Notes--Substitution of Obligor under Certain Circumstances."

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Pass Through Certificates by a Certificateholder. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change by legislative, administrative or judicial action. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies or foreign investors) may be subject to special rules. The Pass Through Trust is not indemnified for any federal income taxes that may be imposed upon it, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificateholders from the Pass Through Trust. In connection with the Offering, Mobil and the Charterer will receive an opinion from Dewey Ballantine LLP, special counsel to the Charterer and Mobil, that, based upon currently applicable law, the following discussion properly describes in general the anticipated principal United States federal income tax consequences of acquiring, holding and disposing of the Pass Through Certificates.

  INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PASS THROUGH CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW, IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

 General

  Based upon an interpretation of analogous authorities under currently applicable law, the Pass Through Trust will be classified as a grantor trust (and not as an association taxable as a corporation) and each Certificateholder will be treated as the owner of a pro rata undivided interest in the Secured Notes and any other property held in the Pass Through Trust. Each Certificateholder will be required to report on its federal income tax return its pro rata share of the entire income (including interest payments and original issue or market discount) from the Secured Notes and any other property in the Pass Through Trust, in accordance with such Certificateholder's method of accounting.

  Because the Pass Through Trust holds more than one Secured Note, a purchaser of a Pass Through Certificate will be treated as purchasing an interest in each Secured Note at a price determined by allocating the purchase price paid for the Pass Through Certificate between such Secured Notes in proportion to their fair market values at the time of purchase of the Pass Through Certificate.

 Original Issue Discount

  The Secured Notes will be issued with original issue discount ("OID") in excess of the de minimis amounts provided for by the Code. Accordingly, each Certificateholder generally will be required to include OID in income on the Secured Notes as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the Certificateholder is a cash or accrual basis taxpayer).

  The amount of OID with respect to the Secured Notes will be the excess of the "stated redemption price at maturity" of the Secured Notes over their issue price. The "stated redemption price at maturity" of the Secured Notes will include all cash payments required to be made on the Secured Notes (other than qualified stated interest, which is generally defined as stated interest that is payable at least annually at a single fixed rate or at certain qualifying variable rates), whether denominated as principal or interest. The issue price of the Secured Notes is the allocable portion of the first price at which a substantial amount of Pass Through Certificates is sold to the public for money and is expected to be that portion of the offering price set forth in this Prospectus Supplement that the fair market value of the Secured Notes at the time of their purchase bears to the offering price.

  Each Certificateholder will be required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the Secured Notes are held. The daily portion of OID is determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period will be determined by multiplying the adjusted issue price of the Secured Notes allocable to the Certificateholder at the beginning of the accrual period by the yield to maturity of such Secured Notes. The adjusted issue price of the Secured Notes allocable to the Certificateholder at the beginning of an accrual period will be equal to their issue price increased by all previously accrued OID and reduced by the amount of all previous payments (other than payments of qualified stated interest). The yield to maturity is the discount rate that, when used to compute the present value of payments to be made under the Secured Notes, produces an amount equal to the issue price of the Secured Notes. Actual interest payments (other than payments of qualified stated interest) will not be taxable upon receipt as such but will be treated as payments of previously accrued OID.

  The Pass Through Trustee will report annually to the Internal Revenue Service (the "IRS") and Certificateholders of record the amount of OID accrued with respect to the Secured Notes.

 Sales of Pass Through Certificates

  A Certificateholder that sells a Pass Through Certificate will generally recognize gain or loss (in the aggregate) equal to the difference between the amount realized on the sale (except to the extent attributable to accrued interest, which will be taxable as interest income) and the Certificateholder's adjusted tax basis in the Pass Through Certificate. A Certificateholder's adjusted tax basis in a Pass Through Certificate generally will be equal to the price paid by such Certificateholder for such Pass Through Certificate increased by the portion of OID previously included in gross income to the date of disposition (and accrued market discount, if any) and decreased by any cash payments (other than payments of qualified stated interest) regardless of whether such payments are denominated as interest or principal. Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Pass Through Certificate was held as a capital asset and, if the Pass Through Certificate was held for more than one year, will be long-term capital gain or loss. Any long-term capital gains realized will be taxable to corporate taxpayers at the rates applicable to ordinary income and to individual taxpayers as follows:
(1) if held for more than one year but not more than 18 months, as at maximum rate of 28%; and (2) if held for more than 18 months, at a maximum rate of 20%. Any capital losses realized will be deductible by a corporate taxpayer only to the extent of capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

 Market Discount

  In general, a purchaser of a Pass Through Certificate (other than an original purchaser of a Pass Through Certificate at the offering price set forth in this Prospectus Supplement) will be considered to have acquired an interest in a Pass Through Certificate at a "market discount" to the extent the issue price of the Pass Through Certificate plus the amount of OID includible in income by all prior Certificateholders of the Pass Through Certificate exceeds the purchaser's tax basis allocable to such Pass Through Certificate, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificateholder will be subject to the market discount rules with regard to its interest in the Pass Through Certificate.

  In the case of a sale or other disposition of a Pass Through Certificate subject to the market discount rules, gain, if any, from such sale or disposition must be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which the Pass

Through Certificate was held. If such Pass Through Certificate is disposed of in a nontaxable transaction, the accrued market discount (subject to certain exceptions) will be includible in ordinary income as if the Certificateholder had sold the Pass Through Certificate at its then market value.

  In the case of a partial principal payment on a Pass Through Certificate subject to the market discount rules, such payment must be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such Pass Through Certificate was held. The amount of any accrued market discount later required to be included in income upon a disposition or subsequent partial principal payment will be reduced by the amount of accrued market discount previously included in income.

  Pursuant to the Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") and until Treasury regulations are issued, because the Secured Notes are amortizing obligations and have OID, Certificateholders that acquire Pass Through Certificates with market discount may elect to accrue market discount either on the basis of a constant interest rate or in proportion to the accrual of OID for the applicable accrual period (i.e., the amount of market discount that accrues during a period is equal to the product of (a) the total remaining market discount and (b) a fraction, the numerator of which is the OID for the period and the denominator of which is the total remaining OID at the beginning of the period).

  If, in any taxable year, interest paid or accrued on a loan incurred or continued to purchase or carry a Pass Through Certificate subject to the market discount rules exceeds the interest currently includible in income with respect to such Pass Through Certificate, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense generally will be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the Pass Through Certificate.

  A taxpayer may elect to include market discount in its gross income currently. If such election is made, it shall apply to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year for which such election applies and for all subsequent periods. The rules described above regarding the treatment of certain gain as ordinary income and the deferral of interest expense will not apply to the taxpayer if such an election is made.

 Premium

  In general, a subsequent purchaser of a Pass Through Certificate who purchases the Pass Through Certificate for an amount less than the sum of all amounts (other than qualified stated interest) payable on the Secured Notes after the purchase date but greater than their adjusted issue price immediately before such purchase (i.e., a purchase at a "premium") also will be required to include in gross income the sum of the daily portions of OID on the Secured Notes. In computing the daily portions of OID for such a purchaser, however, the daily portion of OID is reduced by a portion of the premium equal to the product of (A) the daily portion of OID for such day (computed in accordance with the rules set forth above) and (B) a fraction, the numerator of which is the amount, if any, by which the Certificateholder's basis in the Secured Notes on the date of acquisition exceeds the Secured Notes' adjusted issue price at that time, and the denominator of which is the sum of all amounts (other than qualified stated interest) payable on the Secured Notes after the date of acquisition reduced by the Secured Notes' adjusted issue price.

 Backup Withholding

  Payments made on the Pass Through Certificates, and proceeds from the sale of the Pass Through Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificateholder complies with certain reporting procedures or is exempt from such requirements. Any such withheld amounts are allowed as a credit against the Certificateholder's federal income tax and may entitle such Certificateholder to a refund, provided the required information is furnished to the IRS. Furthermore, certain penalties may be imposed by the IRS on a Certificateholder who is required to supply information but who does not do so in the proper manner.

                             ERISA CONSIDERATIONS

  Pass Through Certificates may be purchased by an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A fiduciary of a Plan must determine that the purchase of a Pass Through Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in
Section 406 of ERISA or Section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(32) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA. Any Plan that purchases a Pass Through Certificate must be an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

The United States Department of Labor (the "DOL") has granted to Salomon Brothers Inc an administrative exemption (Prohibited Transaction Exemption 89-89 et al., Exemption Application No. D-6446 et al., 54 Fed. Reg. 42,589
(1989)) (the "Exemption") from certain of the prohibited transaction rules of ERISA and the Code with respect to the initial purchase, the holding, and the subsequent resale by a Plan (including an individual retirement account or other plan subject to Section 4975 of the Code) of certificates in certain pass through trusts, the assets of which pass through trust consist of secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including, but not limited to, qualified equipment notes secured by leases). The limited relief provided by the DOL in the Exemption from certain provisions of ERISA and the Code is subject to several other conditions, including a requirement that certificates acquired by a Plan under the Exemption have received a rating at the time of acquisition by the Plan that is in one of the three highest rating categories from either Standard & Poor's Rating Group, Moody's Investors Service, Inc., Fitch Investors Service, Inc. or Duff & Phelps Inc. The Exemption also requires that the acquisition of certificates by a Plan be on terms (including the price for the Pass Through Certificates) that are at least as favorable to a Plan as they would be in an arm's length transaction with an unrelated party. The Exemption only permits the assets of a pass through trust to include a prefunding account under certain limited circumstances. The prefunding restrictions may not be applicable where the assets of a pass through trust are specifically identified as of the closing date, but are not transferred to the trust until shortly after the closing date for administrative or other reasons.

  Each fiduciary of a Plan should independently determine if its purchase or holding of a Pass Through Certificate will require an exemption, and if so, whether the Exemption applies to such purchase or holding, or whether any other prohibited transaction exemption is available.

  A fiduciary should also consider that, under regulations promulgated by the DOL, 29 C.F.R. Section 2510.3-101 (the "Regulation"), if a Plan acquires a Pass Through Certificate, then the Plan's assets may include both the Pass Through Certificate it acquires and an undivided interest in the underlying assets of the related Pass Through Trust (because such Pass Through Trust is deemed to hold assets of the Plan), unless the actual level of investment by employee benefit plans (and certain entities in which employee benefit plans invest) in the Pass Through Certificates is not "significant" within the meaning of the Regulation.

  Under the terms of the Regulation, if a Pass Through Trust were deemed to hold assets of an employee benefit plan by reason of a Plan's investment in a Pass Through Certificate, such Plan assets would include an undivided interest in the Pass Through Trust, the Secured Notes and other assets held by the Pass Through Trust. In such an event, the persons providing services with respect to the assets of the Pass Through Trust, including the Secured Notes, may be subject to the fiduciary responsibility provisions of Title I of ERISA and be subject to the prohibited transaction provisions of ERISA and the Code with respect to transactions involving such assets, unless such transactions are subject to a statutory or administrative exemption. The Exemption may provide prohibited transaction relief under these circumstances.

  Insurance companies considering the purchase of Pass Through Certificates should also consult their own counsel as to the application of the decision by the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993) to such a purchase. Under that decision, assets held in an insurance company's general account may be deemed plan assets under certain circumstances.

  The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of a Plan considering the purchase of Pass Through Certificates should consult its legal advisors regarding the consequences of such purchase under ERISA and the Code (and, particularly in the case of non-ERISA plans, concerning any state law consideration).

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement with Mobil and MEFC (the "Underwriting Agreement"), Salomon Brothers Inc (the "Underwriter") has agreed to purchase from the Pass Through Trustee $61,400,000 aggregate accreted principal amount of Pass Through Certificates.

  The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Pass Through Certificates is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the Pass Through Certificates if any are taken.

  The Underwriter initially proposes to offer all or part of the Pass Through Certificates directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer a portion of the Pass Through Certificates to dealers at a price which represents a concession not in excess of .35%. The Underwriter may allow, and such dealers may reallow, a concession not in excess of the .25% for certain dealers. After the initial public offering, the public offering prices and such concessions may from time to time be varied by the Underwriter.

  Mobil and MEFC have each agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Mobil does not intend to apply for listing of the Pass Through Certificates on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Pass Through Certificates, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Pass Through Certificates and any such market-making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Pass Through Certificates.

  The Underwriter and certain of its affiliates perform investment banking and other financial services for Mobil and its subsidiaries in the ordinary course of business.

  During and after the Offering, the Underwriter may purchase and sell the Pass Through Certificates in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with the Offering. The Underwriter also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Pass Through Certificates sold in the Offering for their account may be reclaimed by the Underwriter if such Pass Through Certificates are repurchased by the Underwriter in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Pass Through Certificates which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Pass Through Certificates offered hereby will be passed upon for Mobil and MEFC by Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil, and by Dewey Ballantine LLP, New York, New York, and for the underwriters by Shearman & Sterling, New York, New York. Dewey Ballantine LLP and Shearman & Sterling will rely on the opinion of Bingham Dana LLP, counsel for the Pass Through Trustee, as to certain matters relating to the authorization, execution and delivery of such Pass Through Certificates by, and the valid and binding effect thereof on, the Pass Through Trustee.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Mobil's Annual Report on Form 10-K for the year ended December 31, 1996, its Reports onForm 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and its Current Reports on Form 8-K filed on January 3, 1997, January 27, 1997, January 31, 1997,March 27, 1997, April 23,
1997, May 30, 1997, July 11, 1997, July 23, 1997, October 6, 1997 and October
22, 1997 and heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference.

  All documents filed by Mobil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering of the Pass Through Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

  Mobil will provide without charge to each person to whom this Prospectus Supplement and the accompanying Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless specifically incorporated therein). Requests for such documents should be directed to Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001, Attention: Secretary (telephone (703) 846-3000).

                                  APPENDIX A

                           GLOSSARY OF CERTAIN TERMS

  The following is a glossary of certain terms used in this Prospectus Supplement. The definitions of terms used in this glossary that are also used in the Agreement, an Indenture, Charter or Participation Agreement are qualified in their entirety by reference to the definitions of such terms contained therein.

  "Additional Notes" means Secured Notes issued under and secured by the Indenture to finance a portion of the initial cost of a Vessel, certain Alterations or Modifications.

  "Agreement" means the Basic Agreement as supplemented by the Trust
Supplement.

  "Assigned Hire" means, with respect to each Charter, all Base Hire, Termination Value and certain amounts of Supplemental Hire payable thereunder to the Indenture Trustee.

  "Base Hire" means, with respect to each Charter, the amount of charter hire payable thereunder that is assigned by the Owner Trust to the Indenture Trustee and shall be an amount sufficient to pay the scheduled payments of principal of, and interest on, the related Secured Note.

  "Basic Agreement" means the Pass Through Trust Agreement dated as of October 4, 1996, among Mobil, the Charterer, the Pass Through Trustee and certain other parties.

  "Builder" means collectively Hyundai Corporation and Hyundai Heavy Industries Co., Ltd., each Korean corporations.

  "Business Day" means any day other than a Saturday or Sunday or any other day on which banks located in London, England, New York, New York, Fairfax, Virginia, the city in which the corporate trust department of the Indenture Trustee is located, the city in which the corporate trust department of the Managing Trustee is located or, so long as any Pass Through Certificate is outstanding, the city in which the corporate trust department of the Pass Through Trustee is located, are required or authorized to remain closed. Unless otherwise expressly stated, all references to "day" or "days" shall refer to calendar days.

  "Certificateholder" means the person in whose name a Pass Through Certificate is registered.

  "Charter" means the Bareboat Charter Party Agreement dated as of December 5, 1997, with respect to a Vessel between the applicable Owner Trust and the Charterer, as charterer, as such Bareboat Charter Party Agreement may be amended from time to time.

  "Charter Event of Default" means each event designated as an Event of Default under each Charter. See "Description of the Charters--The Charter-- Charter Events of Default."

  "Charterer" means Mobil Equipment Finance Company Inc., a Delaware corporation, or any successor, assignee or other transferee, as Charterer, under any such Charter, in each case as permitted by the Operative Documents.

  "Closing Date" means December 5, 1997.

  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Construction Contract" means each of the shipbuilding contracts, dated November 24, 1997, between the Builder and the U.K. Lessor, as buyer, relating to the construction and sale by the Builder and the purchase by the U.K. Lessor of one Vessel.

  "Delaware Trustee" means, with respect to each Trust Agreement and the Owner Trust related thereto, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly provided in such Trust Agreement, but solely as Delaware Trustee; and each person which may be acting from time to time as Delaware Trustee in accordance with the provisions of such Trust Agreement.

  "Event of Default" means, with respect to the Agreement, the occurrence and continuance of an Indenture Event of Default under any Indenture.

  "Event of Loss" means, with respect to a Charter, each of the events defined as such in such Charter. See "Description of the Charters--The Charter--Event of Loss."

  "Excepted Payments" means certain payments, primarily insurance and indemnity payments, that are not subject to the lien of the Indenture.

  "Excess Hire" means charter hire payable under a Charter in excess of Base Hire payable thereunder.

  "Fair Market Sales Value" of any property or services as of any date means the cash price that would be obtained in an arm's-length sale between an informed and willing buyer (under no compulsion to purchase) and an informed and willing lessor or seller (under no compulsion to lease or sell) of the property or services in question.

  "Final Delivery Date" means December 31, 2000.

  "Full Accrual Date" means March 31, 2000.

  "Head Lease" means each of the long-term leases to be entered into between an Owner Trust, as lessee, and the U.K. Lessor, as lessor.

  "Indenture" means each separate Trust Indenture, Assignment of Charter and Head Lease and Security Agreement dated as of December 5, 1997, to be entered into between an Owner Trust and the related Indenture Trustee with respect to the issuance of Secured Notes related to one of the Vessels, as such agreement may hereafter be amended or supplemented in accordance with its terms.

  "Indenture Estate" means, with respect to each Indenture, an assignment of and security interest in all of the right, title and interest of each Owner Trust in its property, rights, interests and privileges, including, without limitation, the related Vessel, Vessel Interest, Charter and Parent Guaranty (other than the right to receive Excepted Payments).

  "Indenture Event of Default" means, with respect to each Indenture, each of the events designated as an Event of Default therein. See "Description of the Secured Notes--Events of Default."

  "Indenture Trustee" means, with respect to each Indenture, State Street Bank and Trust Company, a Massachusetts trust company, not in its individual capacity except as expressly provided therein, but solely as Indenture Trustee; and each person which may be acting from time to time as Indenture Trustee in accordance with the provisions thereof.

  "Head Lease Support Bank" means the bank issuing the Head Lease Support Letter of Credit.

  "Head Lease Support Letter of Credit" means, with respect to each Head Lease, the letter of credit issued by the Head Lease Support Bank in favor of the U.K. Lessor which will be available for the payment of significant portions of the rent and other sums payable under the related Head Lease.

  "Managing Trustee" means, with respect to each Trust Agreement and the Owner Trust related thereby, Deutsche Morgan Grenfell (Cayman) Ltd., a Cayman Islands banking corporation, not in its individual capacity except as expressly provided in such Trust Agreement, but solely as Managing Trustee; and each person which may be acting from time to time as Managing Trustee in accordance with the provisions of such Trust Agreement.

  "MEFC" means Mobil Equipment Finance Company Inc., a Delaware corporation and the Charterer under each Charter.

  "Mobil" means Mobil Corporation, a Delaware corporation.

  "Modifications" means alterations, modifications, additions and improvements to the Vessel.

  "MOSAT" means Mobil Shipping and Transportation Company, a Liberian corporation.

  "Offering" means the offering of the Pass Through Certificates described in this Prospectus Supplement.

  "Operative Documents" means, with respect to each Vessel, the related Indenture and the Secured Note issued thereunder, and the related Parent Guaranty, Charter, Participation Agreement and Trust Agreement.

  "Overdue Rate" means, with respect to the Secured Notes, the rate of interest on such Secured Notes.

  "Owner Participant" means QM Tanker Co. LLC, a limited life company incorporated under the laws of the Cayman Islands as a joint venture between MOSAT and a third party investor.

  "Owner Trust" means, with respect to Hull No. 1177, QM Tanker 1177 Trust, and with respect to Hull No. 1178, QM Tanker 1178 Trust, each organized under the Delaware Business Trust Act for the benefit of the Owner Participant under the related Trust Agreement.

  "Owner Trustees" mean, with respect to each Owner Trust, the related Managing Trustee and the related Delaware Trustee.

  "Parent Guaranties" mean the irrevocable and unconditional guaranties by Mobil of payments by, and certain obligations of, the Charterer under each Charter and the other related Operative Documents.

  "Participation Agreement" means, with respect to each Vessel, the Participation Agreement dated as of December 5, 1997, among the related Owner Trust, Managing Trustee, Charterer, Owner Participant, Indenture Trustee and the Pass Through Trustee, in each case as the same may be modified, amended or supplemented from time to time.

  "Pass Through Certificates" means the Series 1997-C Pass Through Certificates issued pursuant to the Agreement, each representing a fractional undivided interest in the Pass Through Trust.

  "Pass Through Trust" means the Mobil Corporation 1997-C Pass Through Trust to be formed pursuant to the Agreement.

  "Pass Through Trustee" means State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as Pass Through Trustee under the Pass Through Trust, and each other person which may, from time to time, act as successor Pass Through Trustee under the Pass Through Trust.

  "Pool Balance" means, as of any date, the aggregate unpaid principal amount (including accretion of discount) of the Secured Notes held in the Pass Through Trust on such date, plus any amounts in respect of principal on such Secured Notes held by the Pass Through Trustee and not yet distributed. The Pool Balance as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in the Pass Through Trust and the distribution thereof to be made on that date and any accretion of discount to such date.

  "Pool Factor" means, as of any date, the quotient (rounded to the tenth decimal place, with .00000000005 being rounded upwards) computed by dividing
(i) the Pool Balance by (ii) the original aggregate principal amount of the Pass Through Certificates (including all accretion of discount). The Pool Factor as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in the Pass Through Trust and distribution thereof to be made on that date and any accretion of discount to such date.

  "Premium Termination Date" means        .

  "Rating Agencies" means Standard & Poor's Rating Group and Moody's Investors Service, Inc.

  "Regular Distribution Date" means July 2, 2000 and, thereafter, January 2 and July 2 of each year, until the final distribution date for the Pass Through Trust.

  "Scheduled Payment" means each payment of principal of or interest on a Secured Note scheduled to be received by the Pass Through Trustee on a Regular Distribution Date.

  "Secured Note" means a secured note issued on a nonrecourse basis by an Owner Trust pursuant to the related Indenture.

  "Special Distribution Date" means any date on which a Special Payment will be distributed by the Pass Through Trustee to the Certificateholders, which date shall be a Business Day.

  "Special Payment" means (i) any payment of principal, premium, if any, and interest received by the Pass Through Trustee on account of the prepayment, if any, of the Secured Notes held in the Pass Through Trust, (ii) any payment received by the Pass Through Trustee following an Indenture Event of Default in respect of the Secured Notes held in the Pass Through Trust, including payments, if any, received by the Pass Through Trustee on account of the purchase by the related Owner Trust or the Owner Participant of such Secured Notes, (iii) payments received by the Pass Through Trustee on account of the sale by it of any such Secured Notes and (iv) any Scheduled Payment which is not in fact paid within five days of the Regular Distribution Date applicable thereto.

  "Supervisory Agreement" means, with respect to each Vessel, an agreement among MOSAT, as supervisory agent, the U.K. Lessor, the related Owner Trust and the Builder pursuant to which MOSAT agrees to supervise the delivery of such Vessel under the related Construction Contract and it is agreed that any refund payments under such Construction Contract will be paid to the related Owner Trust.

  "Supplemental Charter Hire" means (i) any and all amounts, liabilities and obligations (other than Base Hire and Excess Hire) which the Charterer assumes or agrees to pay to or on behalf of the related Owner Trust, Owner Participant, Managing Trustee, Delaware Trustee, the Pass Through Trustee or the related Indenture Trustee under any Operative Document, including, without limitation, any payments of indemnification or Termination Value or Make-Whole Amount and (ii) any amounts which are expressed in the related Indenture to be payable at the Charterer's expense.

  "Termination Value" means the amount required to be received by an Owner Trust under the related Charter following certain early terminations of such Charter, which amount shall in all circumstances be at least sufficient, together with other amounts then due under such Charter, to pay in full as of the date of payment thereof the aggregate unpaid principal of the outstanding Secured Notes issued under the related Indenture, together with all unpaid interest thereon accrued and to accrue to such date of payment.

  "Trust Agreement" means, with respect to each Vessel, each Declaration and Agreement of Trust dated November 19, 1997, among the Managing Trustee, the Delaware Trustee and the Owner Participant, pursuant to which the Owner Trust related to such Vessel was created and established for the benefit of the Owner Participant.

  "Trust Estate" means, with respect to each Owner Trust, the estate created under the related Trust Agreement, including all estate, right, title and interest of such Owner Trust in and to the related Vessel Interest and all right, title and interest of such Owner Trust under the related Operative Documents and the related U.K. Documents and all money held by the Managing Trustee from time to time thereunder, including, without limitation, all amounts received under the related Charter, insurance proceeds, sales proceeds, rental proceeds, and requisition, indemnity or other payments of any kind, but specifically excluding Excepted Payments (collectively, the "Trust Estate").

  "Trust Supplement" means the supplement dated as of December 5, 1997 to the Basic Agreement, among Mobil, MEFC and the Pass Through Trustee, creating the Pass Through Trust.

  "U.K. Documents" means, with respect to each Vessel, collectively, the Head Lease, the U.K. Security Agreement, the Ship Mortgage and the U.K. Deed of Parent Guaranty by Mobil in favor of the related U.K. Lessor.

  "U.K. Lessor" means, with respect to each Vessel, a U.K. financial institution not an affiliate of Mobil.

  "Vessel" means either of the vessels designated as Hull No. 1177 and Hull No. 1178 being constructed pursuant to the related Construction Contract and, collectively, the "Vessels." Each Vessel is a double hulled, crude oil tank vessel having a capacity of approximately 105,500 dead weight tons, that is the subject of the financing described in this Prospectus Supplement. Unless the context otherwise requires, the term "Vessel" includes the rights of the purchaser under the related Construction Contract for such Vessel until the delivery date of such Vessel.

  "Vessel Interest" means all of the right, title and interest of each Owner Trust in the related Vessel, comprising, prior to delivery of such Vessel under the Construction Contract, such Owner Trust's rights under the related Supervisory Agreement and the Owner Trust's rights under the related Head Lease, together with certain ancillary rights thereto, and including the rights in such Vessel of the applicable Owner Trust under the related Charter, Trust Agreement, Participation Agreement and the related Operative Documents (other than the right to receive Excepted Payments) and certain of the related U.K. Documents.

                                   APPENDIX B

        SCHEDULE OF PRINCIPAL AND INTEREST PAYMENTS ON THE SECURED NOTES

                                   SCHEDULE 1

                                 HULL NO. 1177

                                         SCHEDULED
                             SCHEDULED   ACCRETION   SCHEDULED
DATE/REGULAR DISTRIBUTION   PAYMENTS OF      OF       PAYMENTS    OUTSTANDING
DATE                          INTEREST    DISCOUNT  OF PRINCIPAL   PRINCIPAL
-------------------------   ------------ ---------- ------------ -------------
January 2, 1998............         0.00 132,181.34         0.00 26,476,244.36
July 2, 1998...............         0.00 885,630.37         0.00 27,361,874.73
January 2, 1999............         0.00 915,254.71         0.00 28,277,129.44
July 2, 1999...............         0.00 945,869.98         0.00 29,222,999.42
January 2, 2000............         0.00 977,509.33         0.00 30,200,508.75
July 2, 2000...............   519,162.58 499,491.25   226,121.13 30,473,878.87
January 2, 2001............ 1,019,351.25       0.00   471,216.17 30,002,662.70
July 2, 2001............... 1,003,589.07       0.00   486,978.36 29,515,684.34
January 2, 2002............   987,299.64       0.00   503,267.78 29,012,416.56
July 2, 2002...............   970,465.33       0.00   520,102.09 28,492,314.47
January 2, 2003............   953,067.92       0.00   537,499.50 27,954,814.97
July 2, 2003...............   935,088.56       0.00   555,478.86 27,399,336.10
January 2, 2004............   916,507.79       0.00   574,059.63 26,825,276.47
July 2, 2004...............   897,305.50       0.00   593,261.93 26,232,014.55
January 2, 2005............   877,460.89       0.00   613,106.54 25,618,908.01
July 2, 2005...............   856,952.47       0.00   633,614.95 24,985,293.06
January 2, 2006............   835,758.05       0.00   654,809.37 24,330,483.69
July 2, 2006...............   813,854.68       0.00   676,712.74 23,653,770.95
January 2, 2007............   791,218.64       0.00   699,348.78 22,954,422.16
July 2, 2007...............   767,825.42       0.00   722,742.00 22,231,680.16
January 2, 2008............   743,649.70       0.00   746,917.72 21,484,762.44
July 2, 2008...............   718,665.30       0.00   771,902.12 20,712,860.32
January 2, 2009............   692,845.18       0.00   797,722.25 19,915,138.07
July 2, 2009...............   666,161.37       0.00   824,406.05 19,090,732.02
January 2, 2010............   638,584.99       0.00   851,982.44 18,238,749.58
July 2, 2010...............   610,086.17       0.00   880,481.25 17,358,268.33
January 2, 2011............   580,634.08       0.00   909,933.35 16,448,334.99
July 2, 2011...............   550,196,81       0.00   940,370.62 15,507,964.37
January 2, 2012............   518,741.41       0.00   971,826.02 14,536,138.35
July 2, 2012...............   486,233.83       0.00 1,004,333.60 13,531,804.76
January 2, 2013............   452,638.87       0.00 1,037,928.55 12,493,876.20
July 2, 2013...............   417,920.16       0.00 1,072,647.26 11,421,228.94
January 2, 2014............   382,040.11       0.00 1,108,527.32 10,312,701.62
July 2, 2014...............   344,959.87       0.00 1,145,607.55  9,167,094.07
January 2, 2015............   306,639.30       0.00 1,183,928.13  7,983,165.94
July 2, 2015...............   267,036.90       0.00 1,223,530.52  6,759,635.42
January 2, 2016............   226,109.80       0.00 1,264,457.62  5,495,177.80
July 2, 2016...............   183,813.70       0.00 1,306,753.73  4,188,424.08
January 2, 2017............   140,102.79       0.00 1,350,464.64  2,837,959.44
July 2, 2017...............    94,929.74       0.00 1,395,637.68  1,442,321.76
January 2, 2018............    48,245.66       0.00 1,442,321.76          0.00

                                   APPENDIX B

        SCHEDULE OF PRINCIPAL AND INTEREST PAYMENTS ON THE SECURED NOTES

                                   SCHEDULE 2

                                 HULL NO. 1178

                                         SCHEDULED
                             SCHEDULED   ACCRETION   SCHEDULED
DATE/REGULAR DISTRIBUTION   PAYMENTS OF      OF       PAYMENTS    OUTSTANDING
DATE                          INTEREST    DISCOUNT  OF PRINCIPAL   PRINCIPAL
-------------------------   ------------ ---------- ------------ -------------
January 2, 1998............         0.00 132,181.34         0.00 26,476,244.36
July 2, 1998...............         0.00 885,630.37         0.00 27,361,874.73
January 2, 1999............         0.00 915,254.71         0.00 28,277,129.44
July 2, 1999...............         0.00 945,869.98         0.00 29,222,999.42
January 2, 2000............         0.00 977,509.33         0.00 30,200,508.75
July 2, 2000...............   519,162.58 499,491.25   226,121.13 30,473,878.87
January 2, 2001............ 1,019,351.25       0.00   471,216.17 30,002,662.70
July 2, 2001............... 1,003,589.07       0.00   486,978.36 29,515,684.34
January 2, 2002............   987,299.64       0.00   503,267.78 29,012,416.56
July 2, 2002...............   970,465.33       0.00   520,102.09 28,492,314.47
January 2, 2003............   953,067.92       0.00   537,499.50 27,954,814.97
July 2, 2003...............   935,088.56       0.00   555,478.86 27,399,336.10
January 2, 2004............   916,507.79       0.00   574,059.63 26,825,276.47
July 2, 2004...............   897,305.50       0.00   593,261.93 26,232,014.55
January 2, 2005............   877,460.89       0.00   613,106.54 25,618,908.01
July 2, 2005...............   856,952.47       0.00   633,614.95 24,985,293.06
January 2, 2006............   835,758.05       0.00   654,809.37 24,330,483.69
July 2, 2006...............   813,854.68       0.00   676,712.74 23,653,770.95
January 2, 2007............   791,218.64       0.00   699,348.78 22,954,422.16
July 2, 2007...............   767,825.42       0.00   722,742.00 22,231,680.16
January 2, 2008............   743,649.70       0.00   746,917.72 21,484,762.44
July 2, 2008...............   718,665.30       0.00   771,902.12 20,712,860.32
January 2, 2009............   692,845.18       0.00   797,722.25 19,915,138.07
July 2, 2009...............   666,161.37       0.00   824,406.05 19,090,732.02
January 2, 2010............   638,584.99       0.00   851,982.44 18,238,749.58
July 2, 2010...............   610,086.17       0.00   880,481.25 17,358,268.33
January 2, 2011............   580,634.08       0.00   909,933.35 16,448,334.99
July 2, 2011...............   550,196.81       0.00   940,370.62 15,507,964.37
January 2, 2012............   518,741.41       0.00   971,826.02 14,536,138.35
July 2, 2012...............   486,233.83       0.00 1,004,333.60 13,531,804.76
January 2, 2013............   452,638.87       0.00 1,037,928.55 12,493,876.20
July 2, 2013...............   417,920.16       0.00 1,072,647.26 11,421,228.94
January 2, 2014............   382,040.11       0.00 1,108,527.32 10,312,701.62
July 2, 2014...............   344,959.87       0.00 1,145,607.55  9,167,094.07
January 2, 2015............   306,639.30       0.00 1,183,928.13  7,983,165.94
July 2, 2015...............   267,036.90       0.00 1,223,530.52  6,759,635.42
January 2, 2016............   226,109.80       0.00 1,264,457.62  5,495,177.80
July 2, 2016...............   183,813.70       0.00 1,306,753.73  4,188,424.08
January 2, 2017............   140,102.79       0.00 1,350,464.64  2,837,959.44
July 2, 2017...............    94,929.74       0.00 1,395,637.68  1,442,321.76
January 2, 2018............    48,245.66       0.00 1,442,321.76          0.00

PROSPECTUS

$650,000,000

PASS THROUGH CERTIFICATES

MOBIL MARINE FINANCE COMPANY I INC.
MOBIL MARINE FINANCE COMPANY II INC.
MOBIL LEASE FINANCE COMPANY INC.
MOBIL CHEMICAL FINANCE (TEXAS) INC.
MOBIL CHEMICAL FINANCE (LOUISIANA) INC.
MOBIL PETRORAIL FINANCE INC.
MOBIL TRANSPORT FINANCE COMPANY INC.
MOBIL EQUIPMENT FINANCE COMPANY INC.

APPLICABLE UNDERLYING PAYMENTS FULLY AND
UNCONDITIONALLY GUARANTEED BY

MOBIL CORPORATION

  Up to $650,000,000 aggregate public offering price of Pass Through Certificates (the "Certificates") (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies or units based on or related to currencies, including European Currency Units) may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements (as defined below). Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Certificates, a separate Mobil Pass Through Trust for each series of Certificates being offered (each, a "Pass Through Trust") will be formed pursuant to a Pass Through Trust Agreement (the "Basic Agreement"), among Mobil Marine Finance Company I Inc., Mobil Marine Finance Company II Inc., Mobil Lease Finance Company Inc., Mobil Chemical Finance (Texas) Inc., Mobil Chemical Finance (Louisiana) Inc., Mobil Petrorail Finance Inc., Mobil Transport Finance Company Inc., Mobil Equipment Finance Company Inc. (each, a "Lessee"), Mobil Corporation ("Mobil") and State Street Bank and Trust Company (the "Trustee"), as trustee under each Pass Through Trust, and a supplement thereto (each, a "Trust Supplement") relating to such Pass Through Trust to be entered into among one or more of the Lessees, Mobil and the Trustee. Each Certificate in a series will represent a fractional undivided interest in the related Pass Through Trust and will have no rights, benefits or interests in respect of any other Pass Through Trust. The property of each Pass Through Trust will consist of notes (the "Secured Notes") issued on a nonrecourse basis by one or more owner trustees (each, an "Owner Trustee") of one or more separate owner trusts (each, an "Owner Trust") in connection with one or more separate leveraged lease transactions to finance or refinance all or a portion of the cost of certain real or personal property to be specified in a Prospectus Supplement, which property may consist of title to, an estate for years or a leasehold or similar interest in equipment, manufacturing, drilling or production facilities, marine tankers, rail cars, corporate aircraft (including engines), drilling platforms, refineries, pipelines, chemical plants, and other real or personal property or undivided interests therein (each such specified property, "Leased Property"). Each Leased Property has been or will be leased or chartered to a Lessee pursuant to separate lease agreements, sublease agreements, charters or similar agreements (each, a "Lease"). Although neither the Certificates nor the Secured Notes will be obligations of, or guaranteed by, any Lessee or Mobil, the amounts unconditionally payable under the Lease or Leases related to a Pass Through Trust will be at least sufficient to pay in full when due all payments of principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes held in that Pass Through Trust. Mobil will fully and unconditionally guarantee (in each case pursuant to a "Parent Guaranty") to the holders of Certificates from time to time the full and prompt payment of amounts payable by the Lessee under a related Lease when and as the same shall become due and payable.

  The specific terms of the particular Certificates in respect of which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement") which will be delivered together with this Prospectus, and which will include, where applicable, the specific designation, form, aggregate principal amount, initial public offering price and distribution dates relating to such Certificates, the currency in which such Certificates will be payable, and the use of the net proceeds from the offering of such Certificates. The

Prospectus Supplement will also describe the Pass Through Trust or Pass Through Trusts relating to such Certificates, the Secured Notes to be purchased by such Pass Through Trust or Pass Through Trusts, each Leased Property relating to such Secured Notes, the leveraged lease transactions relating to such Secured Notes and other special terms relating to such Certificates.

  If so specified in a Prospectus Supplement related to an offering of Certificates, the Trust Property (as defined below) of a Pass Through Trust will consist of Secured Notes related to Leased Property which are subordinated in right of payment to other Secured Notes related to the same Leased Property. In respect of such offering, only Secured Notes having the same priority of payment may be held in the same Pass Through Trust. In addition, the related Prospectus Supplement may provide that the Trustees on behalf of the applicable Pass Through Trusts may enter into an intercreditor or subordination agreement establishing priorities among series of Certificates or that one or more payments of interest on the related Secured Notes of one or more series or distributions made by the Trustee of the related Pass Through Trust will be supported by a liquidity facility issued by an institution identified in the related Prospectus Supplement.

  Secured Notes may be issued in respect of one or more items of Leased Property. Secured Notes in respect of a particular item of Leased Property may be issued in one or more series, each of which may have a different interest rate and different final maturity dates. For each series of Certificates, the Trustee will purchase one or more Secured Notes issued with respect to one or more items of Leased Property such that all of the Secured Notes held in the related Pass Through Trust will have identical interest rates (in each case equal to the rate applicable to the Certificates issued by such Pass Through Trust), and such that the latest maturity date for such Secured Notes will occur on or before the final distribution date for such Certificates. Interest paid on the Secured Notes held in each Pass Through Trust will be passed through to the holders of the Certificates relating to such Pass Through Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Pass Through Trust. Principal paid on the Secured Notes held in each Pass Through Trust will be passed through to the holders of the Certificates relating to such Pass Through Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Pass Through Trust. The Secured Notes to be held in a Pass Through Trust will be secured by (i) an assignment of certain of the issuing Owner Trustee's rights as lessor or charterer under the Lease relating to the Leased Property to which such Secured Notes relate, including the right to receive rentals and certain other payments from the Lessee, (ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property and (iii) to the extent specified in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Lessee under the related Lease and other rights, if any, described in the applicable Prospectus Supplement.

  The Certificates may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Certificates in respect of which that Prospectus Supplement is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for information concerning secondary trading of the Certificates.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF CERTIFICATES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is November 12, 1996.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THESE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOBIL, ANY LESSEE OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MOBIL OR ANY LESSEE SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   4
Documents Incorporated by Reference........................................   4
Formation of the Trusts....................................................   5
Outline of the Leveraged Lease Structure...................................   5
Use of Proceeds............................................................   6
Mobil Corporation..........................................................   7
The Lessees................................................................   7
Ratio of Earnings to Fixed Charges of Mobil Corporation....................   7
Description of the Certificates............................................   8
Description of the Secured Notes...........................................  20
Federal Income Tax Consequences............................................  24
Certain Massachusetts Taxes................................................  27
ERISA Considerations.......................................................  27
Plan of Distribution.......................................................  27
Legal Opinions.............................................................  29
Experts....................................................................  29

                             AVAILABLE INFORMATION

  Mobil and the Lessees have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities and Exchange Act of 1933, as amended (the "Securities Act"), with respect to Certificates offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Mobil, the Lessees or the Certificates offered hereby, reference is made to the Registration Statement, exhibits, financial statements, notes and schedules filed as part thereof, which may be inspected at the public reference facilities of the Commission at the addresses set forth below. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement made herein with respect to such contract, agreement or document shall be deemed qualified in its entirety by such reference.

  Mobil is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by Mobil pursuant to the Exchange Act, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by Mobil. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the common stock of Mobil is traded.

  No separate financial statements of any of the Lessees have been included or incorporated by reference herein. Mobil and the Lessees do not consider that such financial statements would be material to holders of the Certificates because (i) all of the voting securities of each Lessee will be owned, directly or indirectly, by Mobil, a reporting company under the Exchange Act,
(ii) each of the Lessees is a newly-formed special purpose entity, has no independent operations and will not engage in any activity other than leasing Leased Property and (iii) the obligations of each of the Lessees are fully and unconditionally guaranteed by Mobil as and to the extent described herein. See "The Lessees," "Description of the Certificates," and "Parent Guaranties."

                      DOCUMENTS INCORPORATED BY REFERENCE

  Mobil's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and its Current Reports on Form 8-K filed on January 22, 1996, February 14, 1996, February 29, 1996, April 23, 1996, May
13, 1996, May 17, 1996, July 22, 1996, August 7, 1996, September 3, 1996 and
October 21, 1996 heretofore filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference.

  All documents filed by Mobil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Mobil will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless specifically incorporated therein). Requests for such documents should be directed to Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001, Attention: Secretary (telephone (703) 846-3000).

                            FORMATION OF THE TRUSTS

  In respect of each offering of Certificates, a separate Pass Through Trust for each series of Certificates being offered will be formed pursuant to the Basic Agreement and a Trust Supplement to be entered into among Mobil, the Trustee and one or more Lessees (each Lessee that is liable under one or more related Leases, an "Applicable Lessee"). Following the execution and delivery of a Trust Supplement, the Trustee, on behalf of the related Pass Through Trust, will purchase the Secured Notes to be held in such Pass Through Trust having an interest rate (or, in the case of Secured Notes with a zero coupon, accrual rate) equal to the interest rate (or accrual rate) applicable to the Certificates evidencing interests in such Pass Through Trust. The maturity date of the Secured Notes acquired by a Pass Through Trust will occur not later than the final scheduled distribution date applicable to the Certificates evidencing an interest in such Pass Through Trust. The Trustee will distribute all payments of principal, premium, if any, and interest received by it as holder of such Secured Notes to the holders of Certificates evidencing an interest in the Pass Through Trust in which such Secured Notes are held. See "Description of the Certificates."

                   OUTLINE OF THE LEVERAGED LEASE STRUCTURE

  Unless otherwise specified in the applicable Prospectus Supplement, the Certificates offered pursuant to any Prospectus Supplement will be issued to facilitate the acquisition by one or more Owner Trustees, each acting not in its individual capacity (except as expressly set forth in such Prospectus Supplement) but solely as trustee under a separate trust agreement (each, an "Owner Trust Agreement") for one or more equity investors (each, an "Owner Participant"), of certain items of Leased Property. Owner Participants may include affiliates of Mobil. Not later than the delivery date of the applicable Leased Property to an Owner Trustee, such Owner Trustee will lease or charter such Leased Property to a Lessee pursuant to a separate Lease. Such Lessee may initially sublease or subcharter such Leased Property to an affiliate of Mobil.

  The Owner Trustees will obtain a portion of the funding for the Leased Property from the equity investments of the related Owner Participants, which will be the beneficiaries of the related Owner Trusts, and will obtain the remainder of the funding from the issuance on a non-recourse basis of the Secured Notes to be held in the related Pass Through Trusts and, to the extent set forth in the applicable Prospectus Supplement, additional debt secured by such Leased Property or other sources. The Secured Notes to be held in the Pass Through Trusts will be acquired by the Trustee with the proceeds from the sale of Certificates.

  Secured Notes relating to a particular Leased Property will be issued under a separate indenture and security agreement or a similar agreement (each, an "Indenture") with respect to such Leased Property. Each Indenture will be entered into by and among a financial institution (the "Corporate Indenture Trustee") and, where required by applicable law, an individual who may be an officer or employee of the Corporate Indenture Trustee (the "Individual Indenture Trustee"), as trustees thereunder (the Corporate Indenture Trustee and the Individual Indenture Trustee, in such capacities, the "Indenture Trustees"), and the issuing Owner Trustee. No Owner Trustee or Owner Participant will be personally liable for any amount payable under the related Indenture or the Secured Notes issued thereunder.

  The Secured Notes issued under each Indenture and held in each Pass Through Trust will be secured by (i) an assignment of certain of the related Owner Trustee's rights as lessor or charterer under the Lease with respect to the applicable Leased Property, including the right to receive certain rentals and other payments from the Applicable Lessee, (ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property, and (iii) to the extent specified in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property, or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Applicable Lessee under the related Lease and other rights, if any, described in the applicable Prospectus Supplement. (Such security with respect to each Indenture shall be referred to as the "Indenture Estate.") Unless otherwise set forth in the applicable Prospectus Supplement, the Secured Notes issued under an Indenture will not be secured by any of the Leased Properties securing the Secured Notes issued under any other Indenture (including any other Leased Properties acquired by the related Owner Trustee) and will not be cross-defaulted with Secured Notes issued under any other Indenture (including any other Indenture entered into by such Owner Trustee).

  The rents and other amounts payable by the Applicable Lessee under the related Lease will be sufficient to pay in full when due all payments of principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes issued under the Indenture. The Secured Notes will not be recourse obligations of any Owner Participant or issuing Owner Trustee, but will be payable solely from the rents or charter hire and other amounts payable under the Lease of the Leased Property securing such Secured Notes and amounts realized from the exercise of the Indenture Trustee's remedies under the Indenture against the related Indenture Estate. Pursuant to a Parent Guaranty, Mobil will fully and unconditionally guarantee the full and prompt payments payable by the Applicable Lessee under the related Lease when and as the same shall become due and payable. See "Description of the Secured Notes."

                                USE OF PROCEEDS

  The Certificates offered pursuant to this Prospectus and a related Prospectus Supplement will be issued in order to facilitate the financing or refinancing of all or a portion of the cost of certain Leased Property specified in such Prospectus Supplement. The proceeds from the sale of Certificates in respect of such Leased Property is not expected to exceed 90% of the value of such Leased Property at the time of financing or refinancing, which may be established by appraisal or by reference to its original cost. Except as set forth in a Prospectus Supplement for a specific offering of Certificates, the proceeds from the sale of the Certificates will be used by the Trustee or Trustees on behalf of the applicable Pass Through Trust or Pass Through Trusts to purchase Secured Notes. See "Description of the Certificates" and "Description of the Secured Notes." In the event that, at the time Certificates are issued, the Secured Notes to be purchased by the applicable Pass Through Trust or Pass Through Trusts are not available for purchase, the proceeds of the sale of such Certificates may be used by the Trustee to purchase certain limited investments on an interim basis, as described in the applicable Prospectus Supplement. In such event, any portion of the proceeds of the sale of such Certificates not used for the purchase of Secured Notes on or prior to the date set forth in such Prospectus Supplement will be distributed on a Special Distribution Date (as defined below) to the applicable Certificateholders, together with interest, but without premium. See "Description of the Certificates--Delayed Purchase."

                               MOBIL CORPORATION

  Mobil was incorporated in the State of Delaware in March 1976 and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly-owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, had business interests in over 125 countries as at December 31, 1995. The principal executive offices of Mobil are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                                  THE LESSEES

  Each Lessee is a wholly-owned special purpose finance subsidiary of Mobil. Each Lessee has no business activities other than leasing and subleasing Leased Property as permitted by the Applicable Lease. Each Lessee's offices are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is (703) 846-3000.

            RATIO OF EARNINGS TO FIXED CHARGES OF MOBIL CORPORATION

  The following table sets forth the consolidated ratio of earnings to fixed charges for Mobil for the periods indicated.

                                                                    NINE MONTHS
                                         YEAR ENDED DECEMBER 31,       ENDED
                                        -------------------------- SEPTEMBER 30,
                                        1991 1992 1993   1994 1995     1996
                                        ---- ---- -----  ---- ---- -------------
Ratio of Earnings to Fixed Charges..... 4.6  3.9  5.7(a) 5.3  5.9       8.1

--------
(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

  For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent income before change in accounting principle(s) decreased or increased by the excess or short-fall of earnings over dividends from equity affiliates plus income taxes and fixed charges, excluding capitalized interest. Fixed charges represent interest and amortization of debt discount expense (including capitalized interest) and the portion of rents deemed representative of the interest factor.

                        DESCRIPTION OF THE CERTIFICATES

  In connection with each offering of Certificates, one or more separate Pass Through Trusts will be formed and one or more series of Certificates will be issued pursuant to the Basic Agreement and one or more separate Trust Supplements to be entered into among Mobil, the Applicable Lessee or Applicable Lessees and the Trustee on behalf of the related Pass Through Trust. The statements made under this caption are summaries and do not purport to be complete. Reference is made to, and the summaries are qualified in their entirety by reference to, the detailed provisions of the Basic Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The summaries relate to the Basic Agreement to be entered into and each of the Trust Supplements, the Pass Through Trusts to be formed thereby and the Certificates to be issued by each Pass Through Trust except to the extent, if any, described in the applicable Prospectus Supplement. Reference is also made to, and the summaries are qualified in their entirety by reference to, the detailed provisions of the form of Parent Guaranty, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Supplement relating to each series of Certificates and the forms of the related Indenture, Lease, Participation Agreement or similar agreements will be filed as exhibits to a post-effective amendment to the Registration Statement of which this Prospectus is a part, a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, to be filed by Mobil with the Commission.

  The Certificates offered pursuant to this Prospectus will be limited to $650,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies or units based on or related to currencies, including European Currency Units).

  Certain provisions of the description of the Certificates in this Prospectus do not necessarily apply to one Certificate of each Pass Through Trust which may be issued in a denomination of less than $1,000.

  To the extent that any provision in any Prospectus Supplement is inconsistent with any provision in this summary, the provision of such Prospectus Supplement will control.

GENERAL

  Each Certificate will represent a fractional undivided interest in the Pass Through Trust created by the Trust Supplement pursuant to which such Certificate was issued and all payments and distributions shall be made only from the related Trust Property (as defined below). The property of each Pass Through Trust (the "Trust Property") will include the Secured Notes held in such Pass Through Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in accounts relating to such Pass Through Trust. Each Certificate will represent a pro rata share of the outstanding principal amount of the Secured Notes held in the related Pass Through Trust and, unless otherwise specified in the applicable Prospectus Supplement, will be issued in minimum denominations of $1,000 or any integral multiple thereof. The Certificates do not represent an interest in or obligation of Mobil, any Lessee, the Trustee, any of the Indenture Trustees or Owner Trustees in their individual capacities, any Owner Participant, or any of their respective affiliates. Each Certificateholder by its acceptance of a Certificate agrees to look solely to the income and proceeds from the Trust Property as provided in the Basic Agreement and the applicable Trust Supplement.

  No holder of a Certificate issued with respect to a Pass Through Trust will have any rights, benefits or interests in respect of any other Pass Through Trust or in the property held by any other

Pass Through Trust. All payments and distributions on the Certificates will be made only from the related Trust Property, or pursuant to intercreditor, subordination or similar agreements to which the related Trustee may be a party.

  Secured Notes issued under an Indenture may be held in more than one Pass Through Trust and one Pass Through Trust may hold Secured Notes issued under more than one Indenture.

  Interest will be passed through to Certificateholders of each Pass Through Trust at the rate per annum payable on the Secured Notes held in such Pass Through Trust, as set forth for such Pass Through Trust on the cover page of the applicable Prospectus Supplement.

  None of the Basic Agreement, the Indentures nor the Leases will include financial covenants or "event risk" provisions that would afford Certificateholders protection in the event of a highly leveraged or other transaction involving Mobil or the Lessees. The Certificateholders will have the benefit of a lien on the Leased Property and the other property in each Indenture Estate securing the Secured Notes held in the related Pass Through Trust, as discussed under "Description of the Secured Notes--Security."

  Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific series of Certificates being offered thereby, including: (1) the specific designation and title of such Certificates; (2) the Regular Distribution Dates (as defined below) and Special Distribution Dates (as defined below) applicable to such Certificates;
(3) the currency or currencies (including currency units) in which such Certificates may be denominated; (4) the specific form of such Certificates, including whether or not such Certificates are to be issued in accordance with a book-entry system; (5) a description of the Secured Notes to be purchased by the related Pass Through Trust, including the period or periods within which, the price or prices at which, and the terms and conditions upon which such Secured Notes may or must be redeemed, purchased or defeased in whole or in part, by the Applicable Lessee or the related Owner Trustee or Owner Participant, (6) a description of the related Leased Property and the rights and interests of the related Owner Trustee, the Applicable Lessee and others therein; (7) a description of the related Indenture, including a description of the events of default under the related Indenture, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Secured Notes; (8) a description of the related Lease, Owner Trust Agreement and Participation Agreement, including (a) the names of the related Owner Trustees, (b) a description of the events of default under the related Leases, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect thereto, and (c) the rights of the related Owner Trustee, if any, and/or Owner Participant, if any, to cure failures of the Applicable Lessee to pay rent under the related Lease; (9) the extent, if any, to which the provisions of the operative documents applicable to such Secured Notes may be amended by the parties thereto without the consent of the holders of, or only upon the consent of the holders of a specified percentage of aggregate principal amount of, such Secured Notes;
(10) the terms of the related Parent Guaranty; (11) the terms of any intercreditor, subordination or similar agreement relating to the Certificates or Secured Notes or of any liquidity or credit facility and (12) any other special terms pertaining to such Certificates or Secured Notes, including any modification of the terms set forth herein.

  If any Certificates are denominated in one or more foreign currencies or currency units, the restrictions, certain United States federal income tax considerations, specific terms and other information with respect to such Certificates and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  If any Certificates relate to Secured Notes that were sold at a substantial discount below the stated principal amount of such Secured Notes, certain United States federal income tax considerations, specific terms and other information with respect to such Certificates will be set forth in the applicable Prospectus Supplement.

BOOK-ENTRY REGISTRATION

 General

  If specified in the applicable Prospectus Supplement, the Certificates issued thereunder will be subject to the provisions described below and under the caption "--Definitive Certificates." Upon issuance, each series of Certificates will be represented by one fully registered global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), or its nominee. No person acquiring an interest in such Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates, except as set forth below under "--Definitive Certificates." Unless and until Definitive Certificates (as defined below) are issued under the limited circumstances described herein and in the applicable Prospectus Supplement, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC holds securities for its participants ("DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic computerized book-entries in DTC Participants' accounts, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

  Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the Certificates in amounts proportionate to the principal amount of each such DTC Participant's respective holdings of beneficial interests in the Certificates. DTC Participants will thereafter forward payments to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. Unless and until the Definitive Certificates are issued under the limited circumstances described herein, the only "Certificateholder" will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Basic Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit to DTC Participants distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although Certificate Owners will not possess the Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

  Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge the Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

  DTC will take any action permitted to be taken by a Certificateholder under the Basic Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, in the event any action requires approval by Certificateholders of a certain percentage of beneficial interest in each Pass Through Trust, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.

  None of Mobil, the Lessees or the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The applicable Prospectus Supplement will specify any additional book-entry registration procedures applicable to Certificates denominated in a currency other than United States dollars.

  The information in this section concerning DTC and DTC's book-entry system has been attained from sources that Mobil believes to be reliable, but neither Mobil nor any Lessee has independently verified such information or takes responsibility for its accuracy.

 Definitive Certificates

  Certificates will be issued in fully registered certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) the Applicable Lessee advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such Certificates and the Trustee or such Lessee is unable to locate a qualified successor, (ii) the Applicable Lessee, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of certain events of default or other events specified in the related Prospectus Supplement, Certificate Owners of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in the related Pass Through Trust advise the Trustee, the Applicable Lessee and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest.

  Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the global certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners.

  Distributions of principal, premium, if any, and interest with respect to Certificates will thereafter be made by the Trustee directly in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, to holders in whose names the Definitive Certificates were registered at the close of business on the applicable record date. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Trustee. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

  Definitive Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required.

PAYMENTS AND DISTRIBUTIONS

  Payments of principal, premium, if any, and interest with respect to the Secured Notes held in each Pass Through Trust will be distributed by the Trustee, upon receipt, to Certificateholders of such Pass Through Trust on the dates and in the currency specified in the applicable Prospectus Supplement, except in certain cases when some or all of such Secured Notes are in default as described in the applicable Prospectus Supplement. Payments of principal of, and interest on, the Secured Notes held in each Pass Through Trust will be scheduled to be received by the Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of interest and principal on the Secured Notes to the Trustee are herein referred to as "Scheduled Payments," and the dates specified in the applicable Prospectus Supplement for distribution of Scheduled Payments by the Trustee are herein referred to as "Regular Distribution Dates"). Each Certificateholder of each Pass Through Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Secured Notes held in such Pass Through Trust. The Regular Distribution Dates on which, and the amounts in which, Scheduled Payments of principal on the Secured Notes held in each Pass Through Trust are payable will be set forth in the accompanying Prospectus Supplement.

  Payments of principal, premium, if any, and interest received by the Trustee on account of the redemption or purchase, if any, of any of the Secured Notes held in a Pass Through Trust, and payments received by the Trustee following an Event of Default (as defined below) in respect of any of the Secured Notes held in a Pass Through Trust (including payments received by the Trustee on account of the purchase by the related Owner Trustees or Owner Participants of such Secured Notes or payments received on account of the sale of such Secured Notes by the Trustee) ("Special Payments") will be distributed on a date or dates described in the accompanying Prospectus Supplement (each, a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders of record of the related Pass Through Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee in the event the Secured Notes are to be redeemed or purchased prior to their maturity and, in all other instances, as soon as practicable after the Trustee has received the Special Payment. The notice will specify the anticipated Special Distribution Date, the amount of such anticipated Special Payment, the reason for the Special Payment and the total amount to be distributed if such Special Distribution Date is the same date as a Regular Distribution Date. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for a Pass Through Trust will be made by the Trustee to the Certificateholders of such Pass Through Trust on the record date prior to such Special Distribution Date.

  The Basic Agreement requires that the Trustee establish and maintain, for the benefit of the Certificateholders of each Pass Through Trust, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Secured Notes held in the related Pass Through Trust. The Basic Agreement also requires that the Trustee establish and maintain, for the benefit of the Certificateholders of each Pass Through Trust, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Special Payments Account") for the deposit of payments representing Special Payments. Pursuant to the terms of the Basic Agreement, the Trustee is required to deposit any Scheduled Payments on the Secured Notes held in the applicable Pass Through Trust received by it in the Certificate Account for such Pass Through Trust and to deposit any Special Payments so received by it in the Special Payments Account for such Pass Through Trust. All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as the case may be, to the Certificateholders of such Pass Through Trust.

  If any Regular Distribution Date or Special Distribution Date is not a business day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding business day without interest.

POOL FACTORS

  Unless there has been an early redemption, or a purchase of one or more of the Secured Notes held in a Pass Through Trust by the related Owner Trustee or Owner Participant after an Indenture Event of Default (as defined below), a default in the payment of principal in respect of one or more issues of the Secured Notes held in a Pass Through Trust or certain actions have been taken following a default thereon, as described in the applicable Prospectus Supplement, the Pool Factor (as defined below) for each Pass Through Trust will decline in proportion to the scheduled repayments of principal on the Secured Notes held in such Pass Through Trust as described in the applicable Prospectus Supplement. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance (as defined below) of each Pass Through Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.

  Unless otherwise described in the applicable Prospectus Supplement, the "Pool Balance" for each Pass Through Trust indicates, as of any Regular Distribution Date or Special Distribution Date, the aggregate unpaid principal amount of the Secured Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Secured Notes held by the Trustee and not yet distributed. The Pool Balance for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in such Pass Through Trust and the distribution thereof to be made on that date.

  Unless otherwise described in the applicable Prospectus Supplement, the "Pool Factor" for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the then outstanding Pool Balance by (ii) the aggregate original principal amount of the Certificates issued by such Pass Through Trust. The Pool Factor for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in such Pass Through Trust and distribution thereof to be made on that date. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline as described above to reflect reductions in the Pool Balance of such Pass Through Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Pass Through Trust can be determined by multiplying the original denomination of the holder's Certificate of such Pass Through Trust by the Pool Factor for such Pass Through Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Pass Through Trust will be mailed to Certificateholders of such Pass Through Trust on each Regular Distribution Date and Special Distribution Date.

REPORTS TO CERTIFICATEHOLDERS

  On each Regular Distribution Date and Special Distribution Date, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of the related Pass Through Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, as the case may be, setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Pass Through Trust, as to (i) and (ii) below):

    (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

    (ii) the amount of such distribution allocable to interest; and

    (iii) the Pool Balance and the Pool Factor for such Pass Through Trust.

  So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the record date prior to each Regular Distribution Date and Special Distribution Date, the Trustee will request from DTC a Securities Position Listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Regular Distribution Date and Special Distribution Date, the Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners.

  In addition, after the end of each calendar year, the Trustee will prepare for each Certificateholder of each Pass Through Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Pass Through Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

  At such time, if any, as the Certificates are issued in the form of Definitive Certificates, the Trustee will prepare and deliver the information described above to each Certificateholder of record of each Pass Through Trust as the name and period of beneficial ownership of such Certificateholder appears on the records of the registrar of the Certificates.

VOTING OF SECURED NOTES

  The Trustee, as holder of the Secured Notes held in a Pass Through Trust, will have the right to vote and give consents and waivers with respect to such Secured Notes under the related Indenture. The Basic Agreement and related Trust Supplement will set forth (i) the circumstances in which a Trustee may direct any action or cast any vote, as the holder of the Secured Notes held in the applicable Pass Through Trust, in its own discretion, (ii) the circumstances in which such Trustee shall seek instructions from the Certificateholders of such Pass Through Trust and (iii) the percentage of Certificateholders required to direct such Trustee to take any such action.

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

  The Basic Agreement defines an event of default with respect to a Trust (an "Event of Default") as the occurrence and continuance of an event of default under one or more of the related Indentures

(an "Indenture Event of Default"). The Prospectus Supplement for a series of Certificates will specify the Indenture Events of Default under the related Indentures. Certain of the Indenture Events of Default will arise with reference to events of default under the relevant Lease (a "Lease Event of Default"). Since the Secured Notes issued under an Indenture may be held in more than one Pass Through Trust, a continuing Indenture Event of Default under such Indenture would result in an Event of Default under each Pass Through Trust holding such Secured Notes. Unless otherwise provided in a Prospectus Supplement, all of the Secured Notes issued under the same Indenture will relate only to specified Leased Property, there will be no cross-collateralization or cross-default provisions in the Indentures, and events resulting in an Indenture Event of Default under any particular Indenture will not necessarily result in an Indenture Event of Default occurring under any other Indentures. If an Indenture Event of Default occurs in fewer than all of the Indentures related to a Pass Through Trust, notwithstanding the treatment of Secured Notes issued under any related Indenture under which an Indenture Event of Default has occurred, payments of principal and interest on the Secured Notes issued pursuant to any related Indenture with respect to which an Indenture Event of Default has not occurred will continue to be made as originally scheduled.

  The ability of the applicable Owner Trustee or Owner Participant under the related Indenture to cure Indenture Events of Default, including Indenture Events of Default that result from the occurrence of a Lease Event of Default under the related Lease, will be described in the applicable Prospectus Supplement.

  The ability of the Certificateholders with respect to any one Pass Through Trust to cause the Indenture Trustee with respect to any Secured Notes held in such Pass Through Trust to accelerate the Secured Notes under the related Indenture or to direct the exercise of remedies by the Indenture Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Secured Notes outstanding under such Indenture and held in such Pass Through Trust and the aggregate principal amount of all Secured Notes outstanding under such Indenture. If Secured Notes outstanding under an Indenture are held by more than one Pass Through Trust, then each Pass Through Trust will hold Secured Notes with different terms from the Secured Notes held in the other Pass Through Trusts and therefore the Certificateholders of a Pass Through Trust may have divergent or conflicting interests from those of the Certificateholders of the other Pass Through Trusts holding Secured Notes relating to the same Indenture. In addition, so long as the same institution acts as Trustee of each Pass Through Trust, in the absence of instructions from the Certificateholders of any such Pass Through Trust, the Trustee for such Pass Through Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Event of Default. In such event, the Basic Agreement will provide that the Trustee will resign as trustee of one or all such Pass Through Trusts, and a successor trustee will be appointed in accordance with the terms of the Basic Agreement.

  As an additional remedy, if an Indenture Event of Default under an Indenture shall have occurred and be continuing, the Basic Agreement provides that the Trustee of a Pass Through Trust holding Secured Notes issued under such Indenture may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust shall, sell all or part of such Secured Notes for cash to any person. Any proceeds received by the Trustee upon any such sale shall be deposited in the Special Payments Account for the Certificateholders of such series and shall be distributed to the Certificateholders of the related Pass Through Trust on a Special Distribution Date. The market for Secured Notes in default may be very limited, and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as Trustee of multiple Pass Through Trusts, it may be faced with a conflict in deciding from which Pass Through Trust to sell Secured Notes to available buyers. If the Trustee sells any such Secured Notes with respect to which an Indenture Event of Default exists for less than their outstanding principal amount, the Certificateholders of such Pass

Through Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Mobil, any Lessee, any Owner Trustee, any Owner Participant or the Trustee. Furthermore, neither the Trustee nor the Certificateholders of such Pass Through Trust could take any action with respect to any remaining Secured Notes held in such Pass Through Trust so long as no Indenture Events of Default exist with respect thereto.

  Any amount, other than Scheduled Payments received on a Regular Distribution Date, distributed to the Trustee of any Pass Through Trust by the Indenture Trustee under any Indenture on account of the Secured Notes held in such Pass Through Trust following an Indenture Event of Default under such Indenture shall be deposited in the Special Payments Account for such Pass Through Trust and shall be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. In addition, if a Prospectus Supplement provides that the applicable Owner Trustee or Owner Participant may, under circumstances specified therein, redeem or purchase the outstanding Secured Notes issued under the related Indenture, the price paid by such Owner Trustee or Owner Participant to the Trustee of any Pass Through Trust for the Secured Notes issued under such Indenture and held in such Pass Through Trust shall be deposited in the Special Payments Account for such Pass Through Trust and shall be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date.

  Any funds representing payments received with respect to any Secured Notes in default held in a Pass Through Trust, or the proceeds from the sale by the Trustee of any such Secured Notes, held by the Trustee in the Special Payments Account for such Pass Through Trust shall, to the extent practicable, be invested and reinvested by the Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date. "Permitted Investments" are obligations of the United States maturing in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date.

  The Basic Agreement will provide that the Trustee of a Pass Through Trust shall, within 90 days after the occurrence of a default in respect of such Pass Through Trust, give to the Certificateholders of such Pass Through Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Pass Through Trust known to it, provided that, except in the case of default in the payment of principal, premium, if any, or interest on any of the Secured Notes held in such Pass Through Trust, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. The term "default" as used in this paragraph only means the occurrence of an Event of Default with respect to a Pass Through Trust as described above, except that in determining whether any such Event of Default has occurred, any grace period or notice in connection therewith shall be disregarded.

  The Basic Agreement contains a provision entitling the Trustee of each Pass Through Trust, subject to the duty of the Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the Certificateholders of such Pass Through Trust before proceeding to exercise any right or power under the Basic Agreement at the request of such Certificateholders.

  In certain cases, the holders of Certificates of a Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust may on behalf of the holders of all Certificates of such Pass Through Trust waive any past default or Event of Default with respect to such Pass Through Trust and its consequences, except
(i) a default in payment of the principal of, premium, if any, or interest on any of the Secured Notes held in such Pass Through Trust and (ii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Pass Through Trust affected thereby. Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Secured

Notes issued thereunder and held in a related Pass Through Trust may on behalf of all such holders waive any past default or Indenture Event of Default thereunder. In the event of a waiver with respect to a Pass Through Trust as described above, the principal amount of the Secured Notes issued under the related Indenture held in such Pass Through Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Secured Notes required to waive a default or an Indenture Event of Default under such Indenture. Therefore, if the Certificateholders of a Pass Through Trust or Pass Through Trusts waive a past default or Event of Default such that the principal amount of the Secured Notes held either individually in such Pass Through Trust or in the aggregate in such Pass Through Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Event of Default under such Indenture shall be waived.

MODIFICATIONS OF THE BASIC AGREEMENT

  The Basic Agreement contains provisions permitting Mobil, the Applicable Lessee or Applicable Lessees and the Trustee of each Pass Through Trust to enter into a supplemental trust agreement, without the consent of the holders of any of the Certificates of such Pass Through Trust, (i) to provide for the formation of such Pass Through Trust and the issuance of a series of Certificates, (ii) to evidence the succession of another corporation to Mobil or a Lessee and the assumption by such corporation of Mobil's or such Lessee's obligations with respect to one or more series of Certificates under the Basic Agreement and the applicable Trust Supplement, (iii) to add to the covenants of Mobil or a Lessee for the benefit of holders of such Certificates, or to surrender any right or power in the Basic Agreement conferred upon Mobil or a Lessee, (iv) to cure any ambiguity or correct or supplement any defective or inconsistent provision of the Basic Agreement or the applicable Trust Supplement or to make any other provisions with respect to matters or questions arising under the Basic Agreement as may be necessary or desirable, provided such action shall not adversely affect the interests of the holders of such Certificates, or to correct any mistake, (v) to modify, eliminate or add to the provisions of the Basic Agreement or the applicable Trust Supplement to the extent as shall be necessary to continue the qualification of the Basic Agreement (including any supplemental agreement) under the Trust Indenture Act and to add to the Basic Agreement such other provisions as may be expressly permitted by the Trust Indenture Act, (vi) to provide for a successor Trustee or to add to or change any provision of the Basic Agreement or the applicable Trust Supplement as shall be necessary to facilitate the administration of the Pass Through Trusts thereunder by more than one Trustee,
(vii) to correct or supplement the description of any property constituting property of such Pass Through Trust and (viii) to make any other amendments or modifications to the Basic Agreement or applicable Trust Supplement, provided such amendments or modifications shall only apply to Certificates issued thereafter.

  The Basic Agreement also contains provisions permitting Mobil, the Applicable Lessee or Applicable Lessees and the Trustee of a related Pass Through Trust, with the consent of the Certificateholders of such Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust, and, with respect to any Leased Property, with the consent of the applicable Owner Trustee (such consent not to be unreasonably withheld), to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Pass Through Trust and the applicable Trust Supplement, or modifying the rights of the Certificateholders, except that no such supplemental trust agreement may, without the consent of each Certificateholder so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments on the Secured Notes held in such Pass Through Trust or distributions in respect of any Certificate related to such Pass Through Trust, or change the date or place of any payment in respect of any such Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Pass Through

Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Secured Note held in such Pass Through Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or otherwise deprive any Certificateholder of the benefit of the ownership of the applicable Secured Notes, (c) reduce the percentage of the aggregate fractional undivided interests of such Pass Through Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement, or (d) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment except to increase the percentage of the aggregate fractional undivided interests of such Pass Through Trust required for such a waiver.

MODIFICATION OF INDENTURE AND RELATED AGREEMENTS

  In the event that the Trustee, as the holder of any Secured Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification or waiver under the Lease or other document relating to such Secured Notes, the Trustee shall mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Pass Through Trust as of the date of such notice. The Trustee shall request instructions from the Certificateholders of such Pass Through Trust as to whether or not to consent to such amendment, modification or waiver. The Trustee shall vote or consent with respect to such Secured Notes in such Past Through Trust in the same proportion as the Certificates of such Pass Through Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Pass Through Trust shall have occurred and be continuing, the Trustee may in its own discretion consent to such amendment, modification or waiver, and may so notify the Indenture Trustee to which such consent relates.

TERMINATION OF THE PASS THROUGH TRUSTS

  The obligations of Mobil, the Applicable Lessee and the Trustee with respect to a Pass Through Trust will terminate upon the distribution to the Certificateholders of such Pass Through Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Pass Through Trust. The Trustee will send to each Certificateholder of record of such Pass Through Trust notice of the termination of such Pass Through Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Pass Through Trust. The final distribution to any Certificateholder of such Pass Through Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the Trustee specified in such notice of termination.

DELAYED PURCHASE

  A Prospectus Supplement may specify that, pending availability of some or all of the Secured Notes intended to be purchased with the proceeds of an issuance of Certificates, such proceeds may, as more fully described in such Prospectus Supplement, be (a) invested by the Trustee in United States government obligations or certain other limited investments described in such Prospectus Supplement ("Specified Investments"), in which event Mobil or the Applicable Lessee would be responsible for paying to the Trustee amounts equal to any loss on such investments and any deficiency in the earnings of such investments under the amount scheduled to be distributed on such Certificates in respect of interest and would be entitled to receive any earnings on such investments in excess of the amount so needed for distribution on the Certificates, or (b) used by the Trustee to acquire debt instruments issued on an interim basis by Mobil or by one or more of the Applicable Lessees and guaranteed by Mobil, in each case having an interest rate and payment provisions corresponding to the interest rate and payment provisions of the Secured Notes intended to be purchased with such proceeds and requiring repayment to the Trustee at the time the Trustee is to purchase such Secured Notes. Any such debt instruments will be secured by a collateral account that may be invested in Specified Investments or by other security described in the applicable Prospectus Supplement.

  To the extent that the full amount of the proceeds from the sale of any Certificates is not used to purchase Secured Notes on or prior to the date set forth in the applicable Prospectus Supplement, an amount equal to the unused proceeds will be distributed by the Trustee to the holders of record of such Certificates on a pro rata basis on a Special Distribution Date, together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium.

THE TRUSTEE

  Except as otherwise provided in the Prospectus Supplement, State Street Bank and Trust Company will be the Trustee for each of the Pass Through Trusts. With certain exceptions, the Trustee will make no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Certificates, the Secured Notes, the Indentures, the Leases or other related documents. The Trustee shall not be liable with respect to any series of Certificates for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in principal amount of outstanding Certificates of such series. Subject to such provisions, such Trustee shall be under no obligation to exercise any of its rights or powers under the Basic Agreement at the request of any holders of Certificates issued thereunder unless they shall have offered to the Trustee indemnity satisfactory to it. The Basic Agreement provides that the Trustee in its individual or any other capacity may acquire and hold Certificates issued thereunder and, subject to certain conditions, may otherwise deal with Mobil and the Lessees and, with respect to the Leased Property, with any Owner Trustee and Owner Participant with the same rights it would have if it were not the Trustee.

  The Trustee may resign with respect to any or all of the Pass Through Trusts at any time, in which event Mobil and the Applicable Lessee will be obligated to appoint a successor trustee. If the Trustee ceases to be eligible to continue as Trustee with respect to a Pass Through Trust or becomes incapable of acting as Trustee or becomes insolvent, Mobil and the Applicable Lessee may remove such Trustee, or any Certificateholder of such Pass Through Trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. Any resignation or removal of the Trustee with respect to a Pass Through Trust and appointment of a successor trustee for such Pass Through Trust does not become effective until acceptance of the appointment by the successor trustee. Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Pass Through Trust related to a single offering of Certificates. All references in this Prospectus to the Trustee should be read to take into account the possibility that the Pass Through Trusts could have different successor trustees in the event of such a resignation or removal.

  The Basic Agreement provides that Mobil or the Applicable Lessee will pay the Trustee's fees and expenses and indemnify the Trustee against certain liabilities.

                       DESCRIPTION OF THE SECURED NOTES

  The statements made under this caption are summaries and do not purport to be complete. Such statements are qualified in their entirety by, and reference is made to, the entire Prospectus and detailed information appearing in the applicable Prospectus Supplement.

  To the extent that any provision in any Prospectus Supplement is inconsistent with any provision in this summary, the provision of such Prospectus Supplement will control.

GENERAL

  All Secured Notes related to a Leased Property and held in a Pass Through Trust will be issued under a separate Indenture between the related Owner Trustee of an Owner Trust for the benefit of the related Owner Participant, and the related Indenture Trustee. Such Secured Notes will be nonrecourse obligations of the applicable Owner Trust. Each such Secured Note will be authenticated under an Indenture by the Indenture Trustee.

  With respect to each Leased Property, the related Owner Trustee has acquired or will acquire such Leased Property and, unless otherwise provided in the Prospectus Supplement, has granted or will grant a lien on and a security interest in such Leased Property to the related Indenture Trustee as security for the payments of the related Secured Notes, and has leased or will lease such Leased Property to the Applicable Lessee pursuant to the related Lease which has been or will be assigned to the related Indenture Trustee. Pursuant to each such Lease, the Applicable Lessee will be obligated to make or cause to be made rental and other payments to the related Indenture Trustee on behalf of the related Owner Trustee in amounts that will be sufficient to make payments of the principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of such Secured Notes when and as due and payable.

PRINCIPAL AND INTEREST PAYMENTS

  Interest received by the Trustee on the Secured Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution date for such Pass Through Trust. Principal received by the Trustee on the Secured Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Pass Through Trust.

  If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Secured Notes is not a business day, such payment will be made on the next succeeding business day without any additional interest.

REDEMPTION

  The applicable Prospectus Supplement will describe the circumstances, whether voluntary or involuntary, under which the Secured Notes may be redeemed or purchased prior to the stated maturity date thereof, in whole or in part, the premium, if any, applicable upon certain redemptions or purchases and other terms applying to the redemptions or purchases of such Secured Notes.

SECURITY

  The Secured Notes to be held in the Pass Through Trusts will be secured by
(i) an assignment by the related Owner Trustee to the related Indenture Trustee of such Owner Trustee's rights (except for certain rights, including those described below) under the Lease or Leases with respect to the related Leased Property including the right to receive payments of rent thereunder, (ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property, and (iii) to the extent provided in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Lessee under the Lease related thereto and other rights, if any, described in the applicable Prospectus Supplement.

  Under the terms of each Lease, the Applicable Lessee's obligations in respect of the related Leased Property will be those of a lessee under a "net lease." Accordingly, such Lessee will be obligated, among other things, to pay all costs and expenses of operating and maintaining the Leased Property. With respect to the Leased Property, the assignment by the related Owner Trustee to the related Indenture Trustee of its rights under the related Lease will exclude, among other things, rights of such Owner Trustee and the related Owner Participant relating to indemnification by such Lessee for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity and to such Owner Participant under liability insurance maintained by such Lessee pursuant to such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant pursuant to such Lease and any rights of such Owner Participant or such Owner Trustee to enforce payment of the foregoing amounts and their respective rights to the proceeds of the foregoing. Such rights excluded from the assignment shall be referred to as "Excepted Payments."

  The applicable Prospectus Supplement will specify the required insurance coverage, if any, with respect to the Leased Property.

  Unless otherwise specified in the applicable Prospectus Supplement, the Secured Notes will not be cross-collateralized and consequently the Secured Notes issued in respect of any Leased Property will not be secured by any other Leased Property or the Lease related thereto. Unless and until an Indenture Event of Default with respect to a Leased Property has occurred and is continuing, the related Indenture Trustee may exercise only limited rights of the related Owner Trustee under the related Lease.

  Funds, if any, held from time to time by the Indenture Trustee with respect to any Leased Property, prior to the distribution thereof, will be invested and reinvested by such Indenture Trustee. Such investment and reinvestment will be at the direction of the Applicable Lessee, as agent for the related Owner Trustee (except in the case of a related Lease Event of Default under the applicable Lease) in certain investments described in the related Indenture. The net amount of any loss resulting from any such investments will be paid by such Lessee, as agent for such Owner Trustee.

ADDITIONAL NOTES

  Under certain circumstances and conditions as described in the applicable Prospectus Supplement, for the purpose of providing funds to finance the cost of certain modifications, alterations, additions, improvements or replacement parts to any particular item of Leased Property, a Lessee may cause the financing of such additional costs through the issuance and sale by the Owner Trustee of additional Secured Notes (the "Additional Notes").

  The terms, conditions and designations of such Additional Notes will be set forth in a supplement to the related Indenture. All rent and other amounts payable by the Applicable Lessee under the related Lease will be adjusted to the extent necessary to provide for rent and other amounts sufficient to provide for the payment, when due, of all scheduled payments of principal of, premium (except for those instances where such Lessee shall not be responsible for such premium), if any, and interest on the Secured Notes, including the Additional Notes so issued.

PAYMENTS AND LIMITATION OF LIABILITY

  Each Leased Property will be leased by the applicable Owner Trustee to the Applicable Lessee pursuant to a Lease for a term commencing not later than the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the related Secured Notes, unless previously terminated as permitted by the terms of such Lease. The basic rent or hire and other payments under each such Lease will be payable by the Applicable Lessee in accordance with the terms specified in such Lease and will be described in the applicable Prospectus Supplement, and (other than Excepted Payments) will be assigned by the applicable Owner Trustee under the applicable Indenture to an Indenture Trustee to provide the funds necessary to pay principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes issued under such Indenture. In certain cases, the basic rent payments under a Lease may be adjusted, but each Lease will provide that under no circumstances will the rental payments which the Applicable Lessee is obligated to make or cause to be made be less than the scheduled payments of principal and interest on the related Secured Notes. The balance of any basic rent payment under each Lease, after payment of amounts due on the Secured Notes issued under the Indenture corresponding to such Lease, will be paid over to the applicable Owner Trustee. The Applicable Lessee's obligation to pay rent and to cause other payments to be made under each Lease will be general obligations of such Lessee.

  Except in certain circumstances involving a Lessee's purchase of Leased Property and the assumption of the Secured Notes related thereto, the Secured Notes will not be obligations of, or guaranteed by, any Lessee or Mobil. None of the Owner Trustees, the Owner Participants or the Indenture Trustees shall be personally liable to any holder of such Secured Notes for amounts payable under such Secured Notes, or, except as provided in the Indentures relating thereto in the case of the Owner Trustees and the Indenture Trustees, for any liability under such Indentures. Except in the circumstances referred to above, all amounts payable under any Secured Notes (other than payments made in connection with an optional redemption or purchase by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the related Indenture with respect to such Leased Property or the income and proceeds received by the related Indenture Trustee therefrom (including rent payable by the Applicable Lessee under the related Lease).

  Except as otherwise provided in the related Indentures, no Owner Trustee shall be personally liable for any amount payable or for any statements, representations, warranties, agreements or obligations under such Indentures or under the Secured Notes except for its own willful misconduct or gross negligence. None of the Owner Participants shall have any duty or responsibility under the Indentures or under such Secured Notes to the related Indenture Trustee or to any holder of any such Secured Note.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  Each Lessee and Mobil is prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets to another corporation unless such Lessee or Mobil, as the case may be, is the continuing corporation or, among other things, (a) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia or, in the case of Mobil, any other jurisdiction, and (b) the successor corporation shall expressly assume the due and punctual performance and observance of all the covenants and conditions of the operative documents to which such Lessee or Mobil, as the case may be, is a party and which are to be performed thereby.

DEFEASANCE OF THE INDENTURES AND THE SECURED NOTES IN CERTAIN CIRCUMSTANCES

  Unless otherwise specified in the applicable Prospectus Supplement, the applicable Indenture will provide that the obligations of the related Indenture Trustee and the related Owner Trustee in respect of any series of Secured Notes issued in accordance with the terms of such Indenture shall be deemed to have been discharged and paid in full (except for certain obligations, including the obligations to register the transfer or exchange of Secured Notes, to replace stolen, lost, destroyed or mutilated Secured Notes and to maintain paying agencies and hold money for payment in trust) upon the irrevocable deposit with the related Indenture Trustee of money or certain obligations of the United States or any agency or instrumentality thereof the payment of which is backed by the full faith and credit of the United States which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an aggregate amount sufficient to pay when due (including as a consequence of redemption in respect of which notice is given on or prior to the date of such deposit) principal of, premium, if any, and interest on such Secured Notes. Such discharge may occur only if, among other things, there has been published by the Internal Revenue Service a ruling to the effect that holders of such Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred.

  Upon such defeasance, or upon payment in full of the principal of, premium, if any, and interest on all Secured Notes issued under any Indenture on the maturity date therefor or deposit with the applicable Indenture Trustee of money sufficient therefor no earlier than one year prior to the date of such maturity, the holders of such Secured Notes will have no beneficial interest in or other rights with respect to the related Leased Property or other assets subject to the lien of such Indenture (other than amounts or obligations deposited to effect such discharge) and such lien shall terminate.

ASSUMPTION OF OBLIGATIONS BY LESSEE

  A Prospectus Supplement may specify that, with respect to any Leased Property and subject to the satisfaction of the conditions described in such Prospectus Supplement, the Applicable Lessee may, upon the exercise of any purchase and certain other termination options it may have under the related Lease, assume on a full recourse basis all of the obligations of the related Owner Trustee under the Indenture with respect to such Leased Property, including the obligations to make payments in respect of the related Secured Notes. In such event, such Lessee shall execute a supplemental indenture to the related Indenture (such supplemental indenture, together with the related Indenture, a "Company Indenture"). The Parent Guaranty will continue to apply to such Lessee's obligations. Unless otherwise specified in the applicable Prospectus Supplement, the Leased Property will continue to be subject to the lien of the Company Indenture, and the Company Indenture will incorporate certain relevant provisions of the Lease so terminated, including (among others) provisions relating to maintenance, possession and use of the related Leased Property, liens, insurance, possession and events of default.

THE PARENT GUARANTIES

  As described in the applicable Prospectus Supplement, Mobil will unconditionally guarantee the full and prompt payment of all amounts payable by the Applicable Lessee under the related Lease when and as the same shall become due and payable. Each Parent Guaranty will be enforceable without any need first to enforce any Lease against the Applicable Lessee. Each Parent Guaranty will be an unsecured obligation of Mobil.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Certificates by a Certificate Owner purchasing Certificates in the initial offering thereof and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change by legislative, administrative or judicial action. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies or foreign investors) may be subject to special rules. The Pass Through Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificate Owners of a Pass Through Trust. In connection with each offering of Certificates, Mobil and the Applicable Lessee will receive an opinion from Debevoise & Plimpton, or other counsel specified in the applicable Prospectus Supplement, that, based upon the applicable law then in effect, the following discussion, as amended or supplemented by the applicable Prospectus Supplement, properly describes in general the anticipated principal United States federal income tax consequences of acquiring, holding and disposing of the Certificates.

  INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW, IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GENERAL

  Based upon an interpretation of analogous authorities under currently applicable law, each Pass Through Trust will be classified as a grantor trust (and not as an association taxable as a corporation) and each Certificate Owner will be treated as the owner of a pro rata undivided interest in the Secured Notes or any other property held in the applicable Pass Through Trust. Each Certificate Owner will be required to report on its federal income tax return its pro rata share of the entire income from the Secured Notes and any other property in the applicable Pass Through Trust, in accordance with such Certificate Owner's method of accounting. Thus, a Certificate Owner using the cash method of accounting will take into account its pro rata share of income as and when received by the Trustee in respect of the applicable Pass Through Trust, and a Certificate Owner using an accrual method of accounting will take into account its pro rata share of income as it accrues or is received by the Trustee in respect of the applicable Pass Through Trust, whichever is earlier.

  If a Pass Through Trust will hold more than one Secured Note, a purchaser of a Certificate will be treated as purchasing an interest in each Secured Note and any other property in the related Pass Through Trust at a price determined by allocating the purchase price paid for the Certificate among such Secured Notes and other property in proportion to their fair market values at the time of purchase of the Certificate.

SALES OF CERTIFICATES

  A Certificate Owner that sells a Certificate will recognize gain or loss (in the aggregate) equal to the difference between the amount realized on the sale (except to the extent attributable to accrued interest, which will be taxable as interest income) and the Certificate Owner's adjusted tax basis in the Certificate. Subject to the market discount provisions of the Internal Revenue Code of 1986, as amended (the "Code") (described below), any such gain or loss will be capital gain or loss if the

Certificate was held as a capital asset and, if the Certificate was held for more than one year, will be long-term capital gain or loss. Any long-term capital gains realized will be taxable to corporate taxpayers at the rates applicable to ordinary income and to individual taxpayers at a maximum marginal rate of 28%. Any capital losses realized will be deductible by a corporate taxpayer only to the extent of capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

MARKET DISCOUNT

  A purchaser of a Certificate (other than an original purchaser of a Certificate at the offering price set forth in the applicable Prospectus Supplement) will be considered to have acquired an interest in a Secured Note held in the applicable Pass Through Trust at a "market discount" to the extent the remaining principal amount of such Secured Note allocable to such Certificate exceeds the purchaser's tax basis allocable to such Secured Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificate Owner will be subject to the market discount rules with regard to its interest in the Secured Note.

  In the case of a sale or other disposition of indebtedness subject to the market discount rules, gain, if any, from such sale or disposition must be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which the indebtedness was held. If such indebtedness is disposed of in a nontaxable transaction, the accrued market discount (subject to certain exceptions) will be includible in ordinary income as if the Certificate Owner had sold the Certificate at its then market value.

  In the case of a partial principal payment on indebtedness subject to the market discount rules, such payment must be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition or subsequent partial principal payment will be reduced by the amount of accrued market discount previously included in income.

  Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, under a constant interest method. However, in the case of amortizing obligations, until Treasury regulations are issued, the explanatory Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of amortizing obligations with market discount (that do not also have original issue discount) may elect to accrue market discount either on the basis of a constant interest rate or as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of remaining market discount that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the amortizing obligation as of the beginning of such period.

  If in any taxable year interest paid or accrued on a loan incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includible in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

  A taxpayer may elect to include market discount in its gross income currently. If such election is made, the rules described above regarding the treatment of certain gain as ordinary income and the deferral of interest expense will not apply to the taxpayer.

PREMIUM

  A Certificate Owner generally will be considered to have acquired an interest in a Secured Note held in the applicable Pass Through Trust at a premium to the extent the Certificate Owner's tax basis allocable to such Secured Note exceeds the remaining principal amount of the Secured Note allocable to such Certificate Owner's Certificate. In that event, a Certificate Owner who holds such Certificate as a capital asset may elect to amortize that premium as an offset to interest income with corresponding reductions in the Certificate Owner's tax basis in its interest in the Secured Note. This election is made by claiming the bond premium on the Certificate Owner's tax return. Generally, if the foregoing election is made such amortization is taken on a constant yield basis. However, in the case of amortizing obligations, the Conference Report indicates a Congressional intent that amortization should be in accordance with the same rules that apply to the accrual of market discount on amortizing obligations. See "Market Discount."

  Under current Treasury regulations, in the case of Secured Notes that may be called at a premium prior to maturity, amortizable bond premium may be determined by reference to an early call date. Under proposed Treasury regulations issued in June 1996, a holder of an obligation that may be called at a premium prior to maturity generally would not be entitled to determine the amount of amortizable bond premium by reference to an early call date, but may be allowed, if an early call occurred, to deduct all or part of any unamortized bond premium in the year of such call. The proposed regulations provide that they will apply with respect to debt instruments issued on or after 60 days following the date final regulations are published in the Federal Register. Any Prospectus Supplement to which such final regulations may apply will so indicate.

  Due to the complexities of the amortizable premium rules, particularly if there is more than one possible call date and the amount of any premium is uncertain, Certificate Owners are urged to consult their own tax advisors as to the amount of any such amortizable premium and the advisability of making an amortization election.

ORIGINAL ISSUE DISCOUNT

  Unless otherwise specified in the applicable Prospectus Supplement, subject to the aggregation rules discussed below, the Secured Notes will not be issued with original issue discount. Under the aggregation rules set forth in the current Treasury Regulations, if one investor purchases Certificates issued by more than one Pass Through Trust, certain of that investor's interests in the Secured Notes in those Trusts must in certain circumstances be treated together as a single debt instrument, which, for purposes of calculating and amortizing any original issue discount, has a single issue price, maturity date, stated redemption price at maturity, and yield to maturity. If such aggregation rules were applicable to an investor, such Secured Notes could be treated with respect to such investor as having been issued with original issue discount. Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include such original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, under a method that takes into account the compounding of interest. Certificate Owners are urged to consult their own tax advisors regarding the application of the aggregation rules.

BACKUP WITHHOLDING

  Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is exempt from such requirements. Any such withheld amounts are allowed as a credit against the Certificate Owner's federal income tax and may entitle such Certificate Owner to a refund, provided the required information is furnished to the Internal Revenue Service ("the IRS"). Furthermore, certain penalties may be imposed by the IRS on a Certificate Owner who is required to supply information but who does not do so in the proper manner.

                          CERTAIN MASSACHUSETTS TAXES

  The Trustee is a Massachusetts trust company with its corporate trust office at Two International Place, Boston, Massachusetts 02110. Bingham, Dana & Gould LLP, counsel to the Trustee, has advised Mobil that, in its opinion, under currently applicable law, assuming that each Pass Through Trust will not be taxable as a corporation, but, rather, will be classified as a grantor trust for federal income tax purposes, (i) the Pass Through Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the Commonwealth of Massachusetts or any political subdivision thereof, and (ii) Certificate Owners who are not residents of or otherwise subject to tax in Massachusetts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital franchise or doing business tax), fee or other governmental charge under the laws of the Commonwealth of Massachusetts or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Pass Through Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on any Pass Through Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Pass Through Trust. In general, should a Certificate Owner or a Pass Through Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new trustee in such other jurisdiction will be appointed.

                             ERISA CONSIDERATIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Certificates may, subject to certain legal restrictions, be purchased and held by an employee benefit plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an individual retirement account or an employee benefit plan subject to section 4975 of the Code. A fiduciary of a Plan must determine that the purchase and holding of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in section 3(33) of ERISA) are not subject to Title I of ERISA or section 4975 of the Code. The Certificates may, subject to certain legal restrictions, be purchased and held by such plans.

                             PLAN OF DISTRIBUTION

  Certificates may be sold to one or more underwriters for public offering and sale by them or to investors or other persons directly or through one or more dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Certificates will be named in the applicable Prospectus Supplement.

  The Certificates may be sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Dealer trading may take place in certain of the Certificates, including Certificates not listed on any securities exchange. Neither Mobil nor the Lessees intend to apply for listing of the Certificates on a national securities exchange. Mobil and the Lessees also may, from time to time, authorize underwriters acting as their agents to offer and sell the Certificates upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Certificates, underwriters may be deemed to have received compensation from Mobil and the Applicable Lessee in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Certificates for whom they may act as agent. Underwriters may sell Certificates to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  If a dealer is used directly by Mobil or a Lessee in the sale of Certificates in respect of which this Prospectus is delivered, such Certificates will be sold to the dealer, as principal. The dealer may then resell such Certificates to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

  Certificates may be offered and sold through agents designated by Mobil and the Applicable Lessee from time to time. Any such agent involved in the offer or sale of the Certificates in respect of which this Prospectus is delivered will be named in, and any commissions payable by Mobil and such Lessee to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offers to purchase Certificates may be solicited directly by Mobil and the Applicable Lessees and sales thereof may be made by Mobil and the Applicable Lessees directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of Mobil or the Lessees will solicit or receive a commission in connection with direct sales by Mobil or the Lessees of the Certificates, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

  Any underwriting compensation paid by Mobil and the Applicable Lessee to underwriters, dealers or agents in connection with the offering of Certificates, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Certificates may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Certificates may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Mobil and the Applicable Lessee, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Mobil and such Lessee for certain expenses.

  Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, Mobil and its subsidiaries from time to time.

  If so indicated in an applicable Prospectus Supplement and subject to existing market conditions, Mobil and the Applicable Lessee will authorize dealers acting as Mobil's and such Lessee's agents to solicit offers by certain institutions to purchase Certificates at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Certificates sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Mobil and the Applicable Lessee. Contracts will not be subject to any conditions except the purchase by an institution of the Certificates covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the applicable Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Certificates pursuant to Contracts accepted by Mobil and the Applicable Lessee. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  If an underwriter or underwriters are utilized in the sale of any Certificates, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Certificates. No assurances can be given that there will be a market for the Certificates.

  The place and time of delivery for the Certificates in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

                                LEGAL OPINIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Certificates and the Parent Guaranties will be passed upon for Mobil and the Lessees by Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil and by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, and for any agents or underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Unless otherwise indicated in the applicable Prospectus Supplement, Mr. Johanson, Debevoise & Plimpton and Shearman & Sterling will rely on the opinion of counsel for the Trustee as to certain matters relating to the authorization, execution and delivery of such Certificates by, and the valid and binding effect thereof on, such Trustee.

                                    EXPERTS

  The consolidated financial statements of Mobil incorporated by reference in Mobil's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE HEREBY OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOBIL, MEFC OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMA-TION SET FORTH OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF MOBIL OR MEFC SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT
Summary...................................................................  S-3
Mobil Corporation......................................................... S-10
Mobil Equipment Finance Company Inc. ..................................... S-10
Capitalization of Mobil Corporation....................................... S-10
Ratio of Earnings to Fixed Charges of
 Mobil Corporation........................................................ S-10
Selected Consolidated Financial Information of Mobil Corporation.......... S-11
Use of Proceeds and Outline of the Transaction............................ S-12
Diagram of Payments....................................................... S-14
Description of the Pass Through Certificates.............................. S-15
Description of the Secured Notes.......................................... S-19
Description of the Charters............................................... S-31
The Parent Guaranties..................................................... S-37
The Participation Agreements.............................................. S-37
The U.K. Financing........................................................ S-38
Federal Income Tax Consequences........................................... S-41
ERISA Considerations...................................................... S-44
Underwriting.............................................................. S-45
Legal Matters............................................................. S-46
Documents Incorporated by Reference....................................... S-46
Appendix A--Glossary of Certain Terms.....................................  A-1
Appendix B--Schedule of Principal and Interest Payments on the Secured
 Notes....................................................................  B-1
                                   PROSPECTUS
Table of Contents.........................................................    3
Available Information.....................................................    4
Documents Incorporated by Reference.......................................    4
Formation of the Trusts...................................................    5
Outline of the Leveraged Lease Structure..................................    5
Use of Proceeds...........................................................    6
Mobil Corporation.........................................................    7
The Lessees...............................................................    7
Ratio of Earnings to Fixed Charges of Mobil Corporation...................    7
Description of the Certificates...........................................    8
Description of the Secured Notes..........................................   20
Federal Income Tax Consequences...........................................   24
Certain Massachusetts Taxes...............................................   27
ERISA Considerations......................................................   27
Plan of Distribution......................................................   27
Legal Opinions............................................................   29
Experts...................................................................   29

$61,400,000

MOBIL CORPORATION

1997-C PASS THROUGH TRUST
6.69% PASS THROUGH CERTIFICATES,
SERIES 1997-C


                                      LOGO


                                             SALOMON SMITH BARNEY

                                             PROSPECTUS SUPPLEMENT

                                             DATED DECEMBER 2, 1997